Execution Version

CREDIT AGREEMENT
dated as of November 7, 2022,
among
AIRSCULPT TECHNOLOGIES, INC.,
as Holdings,
EBS INTERMEDIATE PARENT LLC,
as Intermediate Holdings,
EBS ENTERPRISES LLC,
as the Borrower,
THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,
and
SILICON VALLEY BANK,
as Administrative Agent, Issuing Lender and Swingline Lender
____________________________________________________________

SILICON VALLEY BANK, as Lead Arranger

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2.7    Procedure for Swingline Borrowing; Refunding of Swingline Loans.....................................46 2.8    [Reserved] ................................................................................................................................47

-i-

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(continued)

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(continued)

7.20    Amendments to Organizational Agreements and Material Contracts....................................109 7.21    Use of Proceeds......................................................................................................................109

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(continued)

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SCHEDULES
Schedule 1.1:    Commitments
Schedule 4.4:    Governmental Approvals, Consents, Authorizations, Filings and Notices Schedule 4.13:    ERISA Plans
Schedule 4.15:    Subsidiaries
Schedule 4.17:    Environmental Matters
Schedule 4.19(a):    Financing Statements and Other Filings
Schedule 4.27:    Capitalization
Schedule 5.3:    Post-Closing
Schedule 6.10:    Controlled Accounts
Schedule 7.2(d):    Existing Indebtedness
Schedule 7.3(f):    Existing Liens

EXHIBITS
Exhibit A:    Form of Guarantee and Collateral Agreement
Exhibit B:    Form of Compliance Certificate
Exhibit C:    Form of Secretary’s Certificate
Exhibit D:    Form of Solvency Certificate
Exhibit E:    Form of Assignment and Assumption
Exhibit F-1 – F-4:     Forms of U.S. Tax Compliance Certificate Exhibit G:    [Reserved]
Exhibit H-1:    Form of Revolving Loan Note Exhibit H-2:    Form of Swingline Loan Note Exhibit H-3:    Form of Term Loan Note
Exhibit I:    [Reserved]
Exhibit J:    Form of Collateral Information Certificate Exhibit K:    Form of Notice of Borrowing
Exhibit L:    Form of Notice of Conversion/Continuation Exhibit M:    Form of Flow of Funds Agreement

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), dated as of November 7, 2022, is entered into by and among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), and SILICON VALLEY BANK (“SVB”) as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”), Issuing Lender and Swingline Lender.
RECITALS:
WHEREAS, on the Closing Date, the Borrower intends to (x) refinance existing indebtedness (the
“Refinancing”) under the Existing Credit Facility and (y) pay fees, commissions and expenses in connection with the Refinancing (collectively, the “Transactions”);
WHEREAS, to fund the Transactions, the Borrower has requested that the Lenders extend credit under this Agreement in the form of (x) a term loan facility in an aggregate principal amount of $85,000,000 and (y) a revolving loan facility in an aggregate principal amount of up to $5,000,000; and
WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1
DEFINITIONS
1.1    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Term SOFR for a one-month tenor in effect on such day (taking into account the Floor set forth in the definition of “Term SOFR”) plus 1.0%. Any change in the ABR due to a change in any of the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, as the case may be, shall be effective as of the opening of business on the effective day of the change in such rates.
“ABR Loans” means Loans that bear interest based upon the ABR.
“ABR Term SOFR Determination Day” has the meaning specified within the definition of “Term
SOFR”.
“Account Debtor” means any Person who may become obligated to any other Person under, with respect to, or on account of, an Account, chattel paper or general intangible (including a payment intangible) of such other Person. Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of the Borrower.
“Accounts” means all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form

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(whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Borrower.
“Administrative Agent” has the meaning set forth in the preamble hereto.
“Affected Lender” has the meaning set forth in Section 2.23.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties as a result of the exercise of their rights and remedies under the Loan Documents.
“Agent Parties” has the meaning set forth in Section 10.2(c)(ii).
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment of such Lender).
“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement” has the meaning set forth in the preamble hereto.
“Applicable Margin” means the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(b).
TERM LOANS

Consolidated Leverage Ratio	Term SOFR Loans	ABR Loans
< 1.00:1.00	2.00%	1.00%
≥ 1.00:1.00 but < 2.00:1.00	2.50%	1.50%
≥ 2.00:1.00	3.00%	2.00%

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REVOLVING LOANS

Consolidated Leverage Ratio	Term SOFR Loans	ABR Loans
< 1.00:1.00	2.00%	1.00%
≥ 1.00:1.00 but < 2.00:1.00	2.50%	1.50%
≥ 2.00:1.00	3.00%	2.00%

SWINGLINE LOANS
Consolidated Leverage Ratio    Swingline Loans
< 1.00:1.00    1.00%
≥ 1.00:1.00 but
< 2.00:1.00    1.50%
≥ 2.00:1.00     2.00%
LETTERS OF CREDIT
Consolidated Leverage Ratio    Letters of Credit
< 1.00:1.00    2.00%
≥ 1.00:1.00 but
< 2.00:1.00    2.50%
≥ 2.00:1.00     3.00%
Notwithstanding the foregoing, (a) until the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1(b) in respect of the Fiscal Quarter of the Borrower ending March 31, 2023, the Applicable Margin shall be the rates corresponding to a Consolidated Leverage Ratio of 1.75:1.00 in the foregoing table, (b) if the financial statements required by Section 6.1(b) and the related Compliance Certificate required by Section 6.2(b) are not delivered by the respective date required thereunder after the end of any related Fiscal Quarter of the Borrower, the Applicable Margin shall be the rates corresponding to the Consolidated Leverage Ratio of 2.00:1.00 in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.
If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent reasonable determines that (x) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower.

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“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (p) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Authorization” has the meaning set forth in Section 4.26(b).
“Available Revolving Commitment” means at any time, an amount equal to (a) the Total Revolving
Commitments in effect at such time minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time; provided that for purposes of calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.9(b), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period (if applicable) pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” (if applicable) pursuant to Section 2.17(b)(iv).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”
“Benchmark” means Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement
Adjustment; or

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(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication,

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there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(b).
“Benefitted Lender” has the meaning set forth in Section 10.7(a).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Blocked Person” has the meaning set forth in Section 7.23.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Loan, having the same Interest Period made by the Lenders.
“Borrowing Date” means any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Business” has the meaning set forth in Section 4.17(b).
“Business Associate Agreement” means each business associate agreement between a Loan Party and a PC Entity, in form and substance reasonably acceptable to the Administrative Agent, as the same may

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be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), all voting and management rights and rights to become a partner, member or holder thereof, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Lenders, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or

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(h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Cash Management Agreement” has the meaning specified within the definition of “Cash Management Services”.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
“Cash Management Services” means cash management and other services provided to one or more of the Loan Parties by a Cash Management Bank which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in such Cash Management Bank’s various cash management services or other similar agreements (each, a “Cash Management Agreement”).
“Casualty Event” means any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.
“Certificated Securities” has the meaning set forth in Section 4.19(a).
“Change of Control” means (a) at any time, any “person” or “group” (as such terms are used in
Sections 13(d) and 14(d) of the Exchange Act) beneficially and of record shall own and control, directly or indirectly, 35.0% or more on a fully diluted basis of the aggregate outstanding voting or economic rights of the outstanding Capital Stock of Holdings, (b) Holdings shall cease to directly own and control 100% of the voting and economic rights associated with all classes of Capital Stock of Intermediate Holdings, free and clear of all Liens (except as expressly permitted by Section 7.3), (c) Intermediate Holdings shall cease to directly own and control 100% of the voting and economic rights associated with all classes of Capital Stock of the Borrower, free and clear of all Liens (except as expressly permitted by Section 7.3), (d) the Borrower shall cease to own and control 100% of the voting and economic rights associated with all classes of Capital Stock of each of its Subsidiaries which are Loan Parties, free and clear of all Liens (except as expressly permitted by Section 7.3), (e) the sale, transfer or other disposition of all or substantially all of the assets of any Loan Party (other than pursuant to a transaction expressly permitted under this Agreement), or (f) a “change of control” shall occur in any other document governing Indebtedness (including any Subordinated Debt Document) of a Group Member.
“Closing Date” means the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”
“Collateral Assignment of PC Documents” means a collateral assignment of the PC Documents in respect of the PC Documents of a given PC Entity, in form and substance reasonably satisfactory to the Administrative Agent, which Collateral Assignment of PC Documents shall be made by a Loan Party in favor of the Administrative Agent, and acknowledged by the applicable PC Entity.

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“Collateral Information Certificate” means the Collateral Information Certificate to be executed and delivered by the Borrower and each other Loan Party pursuant to Section 5.1, substantially in the form of Exhibit J.
“Collateral-Related Expenses” means all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other reasonable and documented out-of-pocket costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.
“Commitment” means, as to any Lender, the sum of its Term Commitment and its Revolving Commitment.
“Commitment Fee Rate” means initially, 0.30% per annum; provided that commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of Holdings and its Subsidiaries in respect of the Fiscal Quarter of the Borrower ending March 31, 2023, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), “Commitment Fee Rate” shall mean the rate per annum set forth under the relevant column heading below:
Consolidated Leverage Ratio    Commitment Fee Rate
< 1.00:1.00    0.25%
≥ 1.00:1.00 but < 2.00:1.00    0.30%
≥ 2.00:1.00     0.35%
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning set forth in Section 10.2(c)(ii).
“Competitor” means any Person engaged in (a) the practice of body fat removal or transfer procedures or (b) the manufacturing or development of products involved in the removal or transfer of body fat.
“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Confidential Healthcare Information” has the meaning assigned to it in Section 2.17.
“Conforming Changes” means, with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” (if applicable) or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.21 and other technical, administrative or operational matters) that the

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Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” means, for any period, with respect to Holdings and its Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of Holdings) by such Group Members during such period for the acquisition or leasing (pursuant to a finance lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings; provided that “Consolidated Capital Expenditures” shall not include (a) expenditures in respect of normal replacements and maintenance which are properly charged to current operations, (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (c) expenditures made as a tenant as leasehold improvements during such period to the extent actually reimbursed by the landlord during such period.
“Consolidated EBITDA” means, with respect to Holdings and its Subsidiaries for any period,
(a) the sum, without duplication, of the amounts for such period of
(i) Consolidated Net Income, plus
(ii) Consolidated Interest Expense, plus
(iii) provisions for taxes based on income, plus
(iv) total depreciation expense, plus
(v) total amortization expense, plus
(vi) costs and expenses relating to the Transactions incurred on or prior to the Closing Date, plus
(vii) restructuring and integration expenses, plus
(viii) non-cash extraordinary or nonrecurring losses or charges, plus
(ix) non-cash charges for employee compensation plans, plus
(x) reported operating losses or expenses incurred with respect to de novo treatment facilities during the six-month period immediately prior to the opening thereof; provided, that (A) the

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amount added back to Consolidated Net Income pursuant to this clause (x) shall not exceed, in the case of any individual de novo treatment facility, an amount in excess of $250,000 in the aggregate during the term of this Agreement, and (B) the aggregate amount added back to Consolidated Net Income pursuant to this clause (x) for any Test Period shall not exceed 5.0% of Consolidated EBITDA (as calculated without giving effect to any addbacks under clauses (vi), (vii), (x) and (xi) hereof) for such period, plus
(xi) the amount of (A) any net-after tax unusual or non-recurring costs, expenses or charges actually and directly incurred in cash by the Loan Parties and (B) any pro forma “run rate” cost savings, operating expense reductions, cost synergies and other adjustments (including the amount of any synergies, business optimization expenses, restructuring charges or integration charges directly attributable to the undertaking or implementation of any strategic initiatives, severance, recruiting, relocation, closing and consolidation of facilities, reserves, consulting, cost-savings initiatives and contract termination costs), in each case, that are projected by the Loan Parties in good faith to be realized within 12 months after the consummation of a Permitted Acquisition, a permitted Disposition or any other non-ordinary course transaction permitted under the Loan Documents giving rise to such adjustments from actions taken or committed to be taken within such period (calculated on a Pro Forma Basis as though such cost savings, operational expense reductions, cost synergies and other adjustments were realized on the first day of such period for which the Consolidated EBITDA is being determined as if such cost savings, operational expense reductions, cost synergies and other adjustments were realized during the entirety of the period), net of the amount of actual benefits realized during such period from such actions; provided that any such amounts added back under this clause (xi) are identifiable, factually supportable, reasonably expected to have a continuing impact and directly related to such transaction; provided, further that each compliance certificate delivered by an appropriate Responsible Officer of the Borrower shall provide reasonable detail (and attach back-up documentation and calculations) evidencing the amounts to be added back under this clause (xi); provided, further that the aggregate amount of cost synergies added back pursuant to this clause (xi) for any Test Period shall not exceed 10.0% of Consolidated EBITDA (as calculated without giving effect to any addbacks under clauses (vi), (vii), (x) and (xi) hereof); provided, further that the aggregate amount added back pursuant to this clause (xi) for any Test Period (together with any amounts added back pursuant to clause (x) above) shall not exceed 20.0% of Consolidated EBITDA (as calculated without giving effect to any addbacks under clauses (vi), (vii), (x) and (xi) hereof), plus
(xii) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing as an ‘add back’ to Consolidated EBITDA, minus
(b) the sum, without duplication of the amounts for such period of
(i) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus
(ii) interest income;
provided that Consolidated EBITDA for any Test Period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions or any disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period and in accordance with Regulation S-X promulgated by the SEC.
Notwithstanding anything to the contrary, Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis shall be deemed to be $15,226,000 for the Fiscal Quarter ended on June 30, 2022,

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$9,788,000 for the Fiscal Quarter ended on March 31, 2022, $10,211,000 for the Fiscal Quarter ended on December 31, 2021 and $12,116,000 for the Fiscal Quarter ended on September 30, 2021.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to Holdings and its Subsidiaries for any period, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) the portion of taxes based on income actually paid in cash (net of any cash refunds received) during those Fiscal Quarters in which the determination date occurs, minus (ii) Consolidated Capital Expenditures and other capitalized items paid in cash and, in each case, not financed during such period, minus (iii) investments or loans to shareholders or affiliates, cash dividends, management fees, distributions, stock repurchases and other restricted payments for such period to (b) Consolidated Fixed Charges for such period; provided, that such calculation shall exclude $1,400,000 attributable to tax payments paid in connection with dividend payments that were made prior to the Closing Date.
“Consolidated Fixed Charges” means, with respect to Holdings and its Subsidiaries for any period ending on any determination date, the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) scheduled principal payments made during those Fiscal Quarters of the Borrower ending during the Fiscal Year in which the determination date occurs on account of principal of Indebtedness of Holdings and its Subsidiaries (including scheduled principal payments in respect of the Term Loans), provided that scheduled principal payments for the first four fiscal quarters ending after the Closing Date shall be annualized and calculated as follows: for the (A) first Fiscal Quarter following the Closing Date, the actual amount for such quarter times four, (B) second Fiscal Quarter following the Closing Date, the actual amount for such Fiscal Quarter plus the actual amount for the first Fiscal Quarter following the Closing Date times two, and (C) for the third Fiscal Quarter following the Closing Date, the actual amount for such Fiscal Quarter plus the actual amount for the first Fiscal Quarter following the Closing Date plus the actual amount for the second Fiscal Quarter following the Closing Date times four-thirds (4/3). For purposes of calculating Consolidated Fixed Charges for each Test Period that includes December 31, 2022, the Borrower shall be deemed to have made an amortization payment on December 31, 2022 in the amount of $531,250.
“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) (i) Consolidated Total Indebtedness on such day minus (ii) Unrestricted Cash in an amount not to exceed $20,000,000, to (b) Consolidated EBITDA for such Test Period; provided that for purposes of this definition, Consolidated EBITDA for any Test Period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions or any disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period and in accordance with Regulation S-X promulgated by the SEC.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of Holdings) in which Holdings or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar

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distributions, (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) the revenue of any PC Entity that is not a Qualified PC Entity.
“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness for borrowed money of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, including drawn Letters of Credit for which the drawing thereunder has not been reimbursed, and all purchase money Liens and Capital Lease Obligations, but excluding any contingent liabilities or liabilities referred to in clause (g) of the definition of “Indebtedness”.
“Consulting Agreements” shall mean each consulting agreement (or similar agreement) between a Loan Party and the consultant party thereto, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.
“Continuity Agreements” means each continuity agreement, membership interest transfer restriction agreement, stock transfer restriction agreement or other similar agreement between the applicable Loan Party, the applicable PC Entity and the applicable equity holder(s) of such PC Entity, in form and substance reasonably satisfactory to Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.
“Control Agreement” means any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.
“Controlled Account” means each Deposit Account and Securities Account that is subject to a Control Agreement in form and substance satisfactory to the Administrative Agent and the Issuing Lender.
“Credit Extension” means (i) the making of a Term Loan, Revolving Loan or Swingline Loan or (ii) any L/C Advance.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day a “SOFR Determination Day”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with

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respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive SOFR Rate Days; provided, further, that if the Daily Simple SOFR as so determined shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Amount” has the meaning set forth in Section 2.12(c).
“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Rate” has the meaning set forth in Section 2.15(c).
“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender

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shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.
“Deficit Funding Agreement” means each deficit funding loan agreement (or similar agreement) between a Loan Party and a PC Entity, in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement, pursuant to which security agreement such PC Entity shall grant a security interest in favor of such Loan Party to secure the payment and performance of such PC Entity’s obligations to such Loan Party.
“Deposit Account” means any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.
“Deposit Account Control Agreement” means any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Deposit Account.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Determination Date” has the meaning set forth in the definition of “Pro Forma Basis”. “Discharge of Obligations” means, subject to Section 10.8, the satisfaction of the Obligations
(including all such Obligations relating to Cash Management Services) by the payment in full, in cash (or, as applicable, cash collateralization in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Cash Management Services, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements and Cash Management Services, to the extent (a) no default or termination event shall have occurred and be continuing thereunder, (b) any such Obligations in respect of Specified Swap Agreements have, if required by any applicable Qualified Counterparties, been cash collateralized in accordance with the terms hereof, (c) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof), (d) no Obligations in respect of any Cash Management Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Cash Management Services have been cash collateralized in accordance with the terms hereof), and (e) the aggregate Commitments of the Lenders are terminated.
“Disposition” means, with respect to any property (including, without limitation, Capital Stock of Holdings or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of Holdings or any of its Subsidiaries. The term “Dispose” shall have a correlative meaning.
“Disqualified Institution” means (a) any person specifically identified by name in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, (b) any person that is periodically designated in writing to the Administrative Agent by the Borrower after the Closing Date, subject to the Administrative Agent’s consent (not to be unreasonably withheld, delayed or conditioned) and (c) any Competitor of the Loan Parties or Affiliate of such Competitor; provided, that any designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender.

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“Division” means, in reference to any Person which is an entity, the division of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act, or any analogous action taken pursuant to any other applicable Requirements of Law.
“Dollars” and “$” means dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.
“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins (which interest rate margins, if subject to a pricing grid, shall be determined based on the applicable pricing level in effect on such date of determination), (b) the applicable benchmark rate (disregarding the ABR or any rate based on a central bank rate to the extent any other benchmark rate is available for Indebtedness denominated in such currency) giving effect to any credit spread adjustments to benchmark rates and interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins, credit spread adjustments to benchmark rates and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any prepayment premium, arrangement, commitment, structuring, underwriting, ticking, unused line fees and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably; provided, however, that (A) to the extent that the Term SOFR (with an Interest Period of three months) or the ABR (in each case, without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Indebtedness in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Term SOFR (for a period of three months) or the ABR (in each case, without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).
“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“ERISA Affiliate” means each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.
“ERISA Event” means any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) [reserved]; (n) [reserved]; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (r) the establishment or amendment by any Loan Party or any Subsidiary thereof of any “welfare plan,” as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Loan Party.

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“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.15(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.15(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.15(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.15(d).
“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.
“Excluded Account” means any Deposit Account or Securities Account (a) the sole purpose of which is for funding payroll, workers’ compensation claims, 401(k) benefits, healthcare benefits, retirement benefits or other employee benefits, or which is a withholding Tax or fiduciary account or similar account, (b) the sole purpose of which is for funding escrow arrangements or holding funds owned by persons other than a Group Member in connection with a transaction permitted hereunder, (c) that constitute third party administration accounts, solely to the extent such accounts contain amounts related to the administration of payment and collections for physicians (other than management fees related to such administration), (d) the sole purpose of which is to receive Medicare funds from medical services payors for the benefit of PC Entities, (e) the sole purpose of which is to hold cash pledged as collateral to secure obligations in respect of letters of credit permitted under this Agreement and (f) that, when combined with all other accounts (other than Deposit Accounts and Securities Accounts described in clauses (a) through (e) above) over which the Administrative Agent does not have “control” (within the meanings of Section 8-106 and 9-106 of the UCC), contains less than $400,000 in aggregate at all times. For the avoidance of doubt, other than Deposit Accounts and Securities Accounts described in clause (f) above, the Excluded Accounts shall not constitute Collateral.
“Excluded Assets” has the meaning set forth in the Guarantee and Collateral Agreement.
“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Guarantee Obligation of such Guarantor, or the grant by such Guarantor of such Lien, becomes effective with respect to such Swap Obligation. If such a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or Lien is or becomes excluded in accordance with the first sentence of this definition.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Agent” means First Eagle Alternative Capital Agent, Inc., in its capacity as administrative agent and collateral agent for the lenders party to the Existing Credit Facility.
“Existing Credit Facility” means that certain credit agreement dated as of October 2, 2018 (as amended by that certain First Amendment to Credit Agreement, dated as of February 10, 2020, as further amended by that certain Second Amendment and Limited Waiver to Credit Agreement, dated as of April 3, 2020, as further amended by that certain Third Amendment to Credit Agreement, dated as of February 19, 2021, as further amended by that certain Fourth Amendment and Limited Waiver to Credit Agreement, dated as of the May 5, 2021, as further amended by that certain Fifth Amendment to Credit Agreement, dated as of October 25, 2021, as further amended by that certain Sixth Amendment to Credit Agreement, dated as of August 10, 2022, and as further amended, restated, supplemented or otherwise modified from time to time), by and among Intermediate Holdings, the Borrower, the guarantors party thereto, the lenders party thereto and the Existing Agent.
“Facility” means each of (a) the Term Facility and (b) the Revolving Facility.
“FASB” means the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Fee Letter” means the amended and restated fee letter agreement dated November 7, 2022, between Holdings and the Administrative Agent.

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“First Tier Foreign Subsidiary” means, at any date of determination with respect to a Loan Party, each Foreign Subsidiary in which such Loan Party owns directly more than 50.0%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending December 31 of each calendar year.
“Floor” means a rate of interest equal to 0.00% per annum.
“Flow of Funds Agreement” means the letter agreement between the Borrower and the
Administrative Agent regarding the disbursement of Loan proceeds on the Closing Date, the funding and the payment of the Administrative Agent’s reasonable and documented expenses and the reasonable and documented expenses of the Administrative Agent’s counsel, and such other matters as may be agreed to by the Borrower and the Administrative Agent, in substantially the form of Exhibit M.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary of Holdings that is not a Domestic Subsidiary.
“Freely Assignable” means, with respect to any PC Document, such contract or agreement if (i) it does not contain express restrictions or conditions (including, without limitation, the payment of any fee) on the assignment, sale, disposition or other transfer by the applicable Loan Party thereto (and any of its successors and assigns) of, or the granting of any Lien by the applicable Loan Party (and its successors and assigns) in, its rights, title and interest thereunder, to any other Person (including any such transfer as a result of the exercise of any such Lien therein, whether by foreclosure or otherwise), (ii) under which, without obtaining the consent of any Person, no default will occur, no penalty will accrue and no violation of breach of any terms thereof will result or arise due to (x) any such granting of a Lien in such rights, title and interest of the applicable Loan Party (or any of its successors or assigns) or upon any such assignment, sale, disposition or other transfer, or (y) any Change of Control or change in ownership of the applicable Loan Party, and (iii) otherwise, under applicable law, it is freely assignable to third parties (or Affiliates) by the applicable Loan Party (and its successors or assigns).
“Fronting Exposure” means, at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funding Office” means the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

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“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or, if applicable, the SEC, or the adoption of IFRS.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the FASB, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing.
“Group Members” means the collective reference to Holdings and its Subsidiaries, excluding any Immaterial Subsidiary.
“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which

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such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantors” means a collective reference to Holdings, Intermediate Holdings and each Subsidiary Guarantor.
“Health Care Laws” means, to the extent applicable, (i) all federal and state fraud and abuse laws, including but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) and any similar state laws), any state physician self-referral and anti-kickback prohibitions, and the regulations promulgated pursuant to such statues; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated under such acts; (iii) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended, and the rules and regulations issued by the Federal Food and Drug Administration; (iv) the Controlled Substances Act, as amended, and the rules and regulations issued thereunder by the U.S. Drug Enforcement Administration; (v) all state health care laws or regulations, including those related to the corporate practice of medicine and fee-splitting; (vi) all health care licensure, permitting or certification laws and regulations; (vii) all health care laws or regulations regulating billing for physician services and (viii) all health care licensure, permitting or certification laws, including those related to medical professional licensing, state supervision requirements and scope of practice laws; each of (i) through (viii) as may be amended from time to time.
“HIPAA” means all laws governing or regulating the privacy or security of patient, medical or individual healthcare information, including the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, all as amended from time to time, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time.
“Holdings” has the meaning set forth in the preamble hereto.
“IFRS” means international accounting standards within the meaning of IAS Regulation
1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Illegality Notice” has the meaning set forth in Section 2.19.
“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of any Loan Party designated as such by such Loan Party in writing and which as of such date (a) holds assets representing 2.5% or less the consolidated total assets of Holdings and its Subsidiaries as of such date (determined in accordance with GAAP), (b) which has generated less than 2.5% of the consolidated total revenues of Holdings and its Subsidiaries determined in accordance with GAAP for the Test Period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 5.0% or more of the consolidated total assets of Holdings and its Subsidiaries as of such date or have generated 5.0% or more of the consolidated total revenues of Holdings and its Subsidiaries for such Test Period, in each case determined in accordance with GAAP, and (c) which owns no material Intellectual Property.

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“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.
“Incremental Facilities” has the meaning assigned to such term in Section 2.26.
“Incremental Facility Amendment” means an amendment to this Agreement executed by (a) the
Borrower and (b) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.26, and acknowledged by the Administrative Agent (it being understood that failure by the Administrative Agent to acknowledge such amendment shall not affect the effectiveness thereof, except to the extent adversely affecting the rights and duties of, or any fees or other amounts payable to, such Administrative Agent).
“Incremental Lender” has the meaning assigned to such term in Section 2.26.
“Incremental Loans” has the meaning assigned to such term in Section 2.26.
“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.26.
“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving
Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.
“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.26.
“Incremental Term Facility” has the meaning assigned to such term in Section 2.26.
“Incremental Term Loans” has the meaning assigned to such term in Section 2.26.
“Incurred” has the meaning set forth in the definition of “Pro Forma Basis”.
“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such
Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and earn-outs not constituting debt in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.5(b).
“Information” has the meaning set forth in Section 10.17.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other
Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intellectual Property Security Agreement” means an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Interest Payment Date” means (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any SOFR Loan, (i) having an Interest Period of three months or less, the last Business Day of such Interest Period and the final maturity date of such Loan and (ii) having an Interest Period longer than three months, each Business Day that is three months after the first day of such Interest Period, the last Business Day of such Interest Period and the final maturity date of such Loan, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period” means, as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending on the numerically corresponding day in the month that is one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such SOFR Loan and ending on the numerically corresponding day in the month that is one, three or six months thereafter, as selected by the Borrower in a Notice of Conversion/Continuation delivered to the Administrative Agent not later than 10:00 A.M. on the date that is three U.S. Government Securities Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

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(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
(iv)    no tenor that has been removed from this definition pursuant to Section 2.17(b)     shall     be     available     for     specification     in     any     Notice     of     Borrowing     or     Notice     of Conversion/Continuation.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and (b) not for speculative purposes.
“Intermediate Holdings” has the meaning set forth in the preamble hereto.
“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Investments” has the meaning set forth in Section 7.8.
“IRS” means the Internal Revenue Service, or any successor thereto.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998”
published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lender” means, as the context may require, (a) SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.
“Issuing Lender Fees” has the meaning set forth in Section 3.3(a).
“L/C Advance” means each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

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“L/C Commitment” means, as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.
“L/C Disbursements” means a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.
“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.
“L/C Facility” means the L/C Commitments and the Credit Extensions made thereunder.
“L/C Fee Payment Date” has the meaning set forth in Section 3.3(a).
“L/C Lender” means a Lender with an L/C Commitment.
“L/C Percentage” means as to any L/C Lender at any time, the percentage of the Total L/C
Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.
“L/C-Related Documents” means, collectively, each Letter of Credit, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.
“Lead Arranger” means SVB, in its capacity as sole lead arranger and bookrunner hereunder.
“Lenders” has the meaning set forth in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender and the Swingline Lender.
“Letter of Credit” has the meaning set forth in Section 3.1(a).
“Letter of Credit Availability Period” means the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.
“Letter of Credit Fees” has the meaning set forth in Section 3.3(a).
“Letter of Credit Fronting Fees” has the meaning set forth in Section 3.3(a).
“Letter of Credit Maturity Date” means the date occurring five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

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“License Agreement” means each license agreement (or similar agreement) between a Loan Party and a PC Entity, in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.
“Licensed Personnel” has the meaning set forth in Section 4.26(e).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any finance lease having substantially the same economic effect as any of the foregoing).
“Liquidity” means, at any time, the sum of (a) the aggregate amount of Unrestricted Cash and (b) the Available Revolving Commitment at such time.
“Loan” means any loan made or maintained by any Lender pursuant to this Agreement.
“Loan Documents” means this Agreement, each Security Document, each Note, the Fee Letter,
the Collateral Assignment of PC Documents, the Flow of Funds Agreement, each Assignment and Assumption,     each     Compliance     Certificate,     each     Notice     of     Borrowing,     each     Notice     of Conversion/Continuation, the Solvency Certificate, the Collateral Information Certificate, each L/C- Related Document, and any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 3.10, or otherwise, and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties” means each Group Member that is a party to a Loan Document, as a Borrower or a Guarantor.
“Majority Revolving Lenders” means, at any time, (a) if only one Revolving Lender holds the Total Revolving Commitments at such time, such Revolving Lender, both before and after the termination of such Revolving Commitment; and (b) if more than one Revolving Lender holds the Total Revolving Commitment, at least two Revolving Lenders who hold more than 50.0% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) or, at any time after the termination of the Revolving Commitments when such Revolving Commitments were held by more than one Revolving Lender, at least two Revolving Lenders who hold more than 50.0% of the Total Revolving Extensions of Credit then outstanding (including, without duplication, any L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time)); provided that the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders; provided, further, that a Lender and its Affiliates shall be deemed one Lender.
“Majority Term Lenders” means, at any time, (a) if only one Term Lender holds the Term Loan, such Term Lender; and (b) if more than one Term Lender holds the Term Loan, at least two Term Lenders who hold more than 50.0% of the principal sum of all Term Loans outstanding; provided that the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders; provided, further, that a Lender and its Affiliates shall be deemed one Lender.

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“Management Services” means any and all non-clinical management and administrative services including, without limitation, billing and collection services, space, equipment or staffing provided by a Loan Party to a PC Entity.
“Management Services Agreements” means each management agreement (or similar agreement) between a Loan Party and a PC Entity pursuant to which the applicable Loan Party provides Management Services and such Loan Party is paid for such Management Services, in each case, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.
“Mandatory Prepayment Date” has the meaning set forth in Section 2.12(c).
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Loan Party to perform its respective obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Loan Document to which it is a party.
“Material Contracts” means, with respect to any Loan Party, each of the PC Documents.
“Material Domestic Subsidiary” means any Material Subsidiary which is also a Domestic
Subsidiary.
“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.
“Materials of Environmental Concern” means any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.
“Maturity Date” means November 7, 2027.
“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.
“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.
“Minority Lender” has the meaning set forth in Section 10.1(b).
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgaged Properties” means the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

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“Mortgages” means each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.
“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.
“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrower or any Guarantor in connection with such Asset Sale or Recovery Event in respect of the taxable year that such Asset Sale or Recovery Event is consummated (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.
“Notice of Borrowing” means a notice substantially in the form of Exhibit K.
“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit L.
“Obligations” means (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties (including guarantee obligations) to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank, and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any Cash Management Agreement), the Letters of Credit, any Specified Swap Agreement, Erroneous Payment Subrogation Rights or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented out-of-pocket fees, charges and

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disbursements of counsel to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank, to the extent that any applicable Cash Management Agreement requires the reimbursement by any applicable Group Member of any such expenses), and any Qualified Counterparty party to a Specified Swap Agreement that are required to be paid by any Loan Party pursuant any Loan Document, Cash Management Agreement or otherwise, and (b) any obligations of any other Group Member arising in connection with any Cash Managements Agreement. For the avoidance of doubt, the Obligations shall not include (i) any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender, or (ii) solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
“Operating Documents” means for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).
“Participant” has the meaning set forth in Section 10.6(d).
“Participant Register” has the meaning set forth in Section 10.6(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools
Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107- 56, signed into law October 26, 2001.
“Payment Recipient” has the meaning assigned to it in Section 9.15(a).
“Payoff Letter” means a letter, in form and substance satisfactory to the Administrative Agent, dated as of a date prior to the Closing Date and executed by each of the Existing Agent and the Borrower.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

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“PC Documents” means the Management Services Agreements, the Deficit Funding Agreements, the Continuity Agreements, the License Agreements, the Consulting Agreements and, as applicable, the Business Associate Agreements.
“PC Entity” means any Person (other than a natural person) providing professional medical services if and to the extent applicable law provides that the direct or indirect ownership of such Person shall be limited to appropriately licensed professionals (natural persons) who are duly licensed or otherwise legally authorized to render the specific professional services for which the Person was organized and which Person is party to a Management Services Agreement that is in full force and effect.
“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term
SOFR”.
“Permitted Acquisition” has the meaning set forth in Section 7.8(n).
“Permitted Earnouts” means unsecured obligations of Holdings or any Subsidiary arising from a
Permitted Acquisition which (a) are payable based on the achievement of specified financial results over time and (b) are subject to subordination terms (or a subordination agreement in favor of the Administrative Agent and Lenders) reasonably satisfactory to the Administrative Agent; provided, that (i) no Default or Event of Default shall have occurred and be continuing at the time of such payment and (ii) immediately after giving effect to such payment, (A) Holdings and its Subsidiaries shall maintain Liquidity of at least $10,000,000, (B) Holdings and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1 and (C) the Consolidated Leverage Ratio of Holdings and its Subsidiaries shall not exceed 1.60:1.00.
“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time maintained or sponsored by any Loan Party or any Subsidiary thereof or to which any Loan Party or any Subsidiary thereof has ever made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.
“Platform” means is any of Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pledged Stock” has the meaning set forth in the Guarantee and Collateral Agreement.
“Prime Rate” means the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

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“Pro Forma Basis” means, with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):
(a)    pro forma effect will be given to any Indebtedness incurred by Holdings or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;
(b)    pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;
(c)    Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period;
(d)    pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by Holdings and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of Holdings or any of its Subsidiaries following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower in accordance with Regulation S-X under the Securities Act based upon the most recent four full Fiscal Quarters for which the relevant financial information is available.
“Pro Forma Financial Statements” means balance sheets, income statements and cash flow statements prepared by Holdings and its Subsidiaries that give effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing, in each case prepared for (y) the most recently ended Fiscal Quarter as if such transactions had occurred on such date and (z) on a quarterly basis through the first full Fiscal Year after the Closing Date or subsequent Borrowing Date, as applicable, and on an annual basis for each Fiscal Year thereafter through December 31, 2026, in each case demonstrating pro forma compliance with the covenants set forth in Section 7.1.
“Projections” has the meaning set forth in Section 6.2(c).
“Properties” has the meaning set forth in Section 4.17(a).
“Qualified Cash” means any cash on the balance sheet of Holdings and its Subsidiaries as of the last day of the prior Fiscal Quarter (a) to be used for any announced or scheduled dividend payments to be made by Holdings and its Subsidiaries or (b) that was used by Holdings and its Subsidiaries to make dividend payments since the last day of the prior Fiscal Quarter.

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“Qualified Counterparty” means, with respect to any Specified Swap Agreement, any counterparty thereto that is a Lender or an Affiliate of a Lender or, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified PC Entity” shall mean a PC Entity (a) which pursuant to the PC Documents between such PC Entity and the applicable Loan Party, all of the collected revenue of such PC Entity is deposited in a Deposit Account of a Loan Party subject to a Control Agreement or a Deposit Account of such PC Entity and such collected revenue is swept and deposited into a Deposit Account of a Loan Party which is subject to a Control Agreement within one Business Day of the date on which such revenue is deposited in an account of such PC Entity, free and clear of all Liens except as permitted by Section 7.3 and Liens arising under any Deficit Funding Agreement), (b) with respect to which (i) no material breach or default shall have occurred and be continuing under the PC Documents to which such PC Entity is a party which such breach or default has not been cured within 30 days of Holdings or the Borrower obtaining knowledge of such breach or default, and (ii) no Loan Party shall have waived any provision of the Continuity Agreement (if applicable) to which such PC Entity is a party in a manner adverse to the Lenders, (c) with respect to which the Management Services Agreement to which such PC Entity is a party has not been terminated, (d) which does not have any Lien on any of its assets or property (other than any Lien imposed by law consisting of a landlord’s lien or banker’s lien in the ordinary course of business, any Lien arising under the Deficit Funding Agreement to which such PC Entity is a party and any other Liens securing obligations which do not exceed (x) $100,000 for any individual PC Entity and (y) $250,000 in the aggregate for all PC Entities), and (e) which, to the extent permitted under applicable law, is party to a Continuity Agreement (unless, based on the advice of experienced healthcare counsel, the applicable Loan Party determines after consultation with the Administrative Agent that such Continuity Agreement is not legally advisable) and a Deficit Funding Agreement with a Loan Party, in each case, that is in full force and effect.
“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the Code.
“Recipient” means the (a) Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
“Refinancing” has the meaning set forth in the recitals hereto.
“Refunded Swingline Loans” has the meaning set forth in Section 2.7(b).

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“Register” has the meaning set forth in Section 10.6(c).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board as in effect from time to time.
“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.
“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.
“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate
Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(c) as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and that the Borrower or Holdings (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.
“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.
“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event (or two hundred seventy (270) days if a Group Member enters into a legally binding commitment to reinvest such amounts within one hundred eighty (180) days after such Reinvestment Event), and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” has the meaning set forth in Section 2.23.
“Required Lenders” means, at any time, (a) if only one Lender holds the outstanding Term Loans and the Revolving Commitments, such Lender; and (b) if more than one Lender holds the outstanding Term Loans and Revolving Commitments, then at least two Lenders who hold more than 50.0% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Term Loans held by any

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Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that a Lender and its Affiliates shall be deemed one Lender.
“Requirement of Law” means, as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of such Loan Party.
“Restricted Payments” has the meaning set forth in Section 7.6.
“Revolving Commitment” means, as to any Lender, the obligation of such Lender, if any, to make
Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The original amount of the Total Revolving Commitments is $5,000,000. The L/C Commitment and the Swingline Commitment are each sublimits of the Total Revolving Commitments.
“Revolving Commitment Period” means the period from and including the Closing Date to the Maturity Date.
“Revolving Extensions of Credit” means, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
“Revolving Facility” means the Revolving Commitments and the Credit Extensions made thereunder.
“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving
Loans.
“Revolving Loan Conversion” has the meaning set forth in Section 3.5(b).
“Revolving Loan Funding Office” means the office of the Administrative Agent specified in
Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

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“Revolving Loan Note” means a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.
“Revolving Loans” has the meaning set forth in Section 2.4(a).
“Revolving Percentage” means, as to any Revolving Lender at any time, the percentage which such
Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments of all Lenders shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.
“S&P” means Standard & Poor’s Ratings Services.
“Sale Leaseback Transaction” means any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties” means the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender), any Cash Management Bank (in its or their respective capacities as providers of Cash Management Services), and any Qualified Counterparties.
“Securities Account” means any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.
“Securities Account Control Agreement” means any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.
“Securities Act” means the Securities Act of 1933, as amended from time to time and any successor statute.
“Security Documents” means the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages (if any), (c) each Intellectual Property Security Agreement, (d) any Collateral Assignment of PC Documents, (e) each Deposit Account Control Agreement, (f) each Securities Account Control Agreement, (g) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (h) all other security documents hereafter delivered to any applicable Cash Management Bank granting a Lien on any property of any Person to secure the Obligations of any Group

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Member arising under any Cash Management Agreement, and (i) all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.
“Social Security Act” means the Social Security Act of 1965.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR
Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing” means as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Determination Day” has the meaning set forth in the definition of “Daily Simple SOFR”.
“SOFR Loan” means as to any Borrowing, the Loans bearing interest at a rate based on Term
SOFR comprising such Borrowing other than pursuant to clause (c) of the definition of “ABR”.
“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.
“SOFR Tranche” means the collective reference to SOFR Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Solvency Certificate” means the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(r), which Solvency Certificate shall be in substantially the form of Exhibit D.
“Solvent” means, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

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“Specified Swap Agreement” means any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.13.
“Subordinated Debt Document” means any agreement, certificate, document or instrument executed or delivered by Holdings or any Subsidiary and evidencing Indebtedness of Holdings or any Subsidiary which is subordinated to the payment of the Obligations in a manner approved in writing by the Administrative Agent and the Required Lenders, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent and the Required Lenders.
“Subordinated Indebtedness” means Indebtedness of a Loan Party subordinated to the Obligations or the Guarantee Obligations, as applicable, pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.
“Subsidiary Guarantor” means each Material Domestic Subsidiary of the Borrower which has become a Guarantor pursuant to the requirements of Section 6.12 hereof and the Guarantee and Collateral Agreement.
“Surety Indebtedness” means, as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.
“SVB” has the meaning set forth in the preamble hereto.
“Swap Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings and its Subsidiaries shall be deemed to be a “Swap Agreement”.
“Swap Obligation” means, with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced

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in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).
“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $1,000,000.
“Swingline Lender” means SVB, in its capacity as the lender of Swingline Loans or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.7(f); provided that such Lender has agreed to be a Swingline Lender.
“Swingline Loan Note” means a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.
“Swingline Loans” has the meaning set forth in Section 2.6.
“Swingline Participation Amount” has the meaning set forth in Section 2.7(c).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1. The original aggregate amount of the Term Commitments is $85,000,000.
“Term Facility” means the Term Commitments and the Term Loans made thereunder.
“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.
“Term Loan” means the term loans made by the Lenders pursuant to Section 2.1.
“Term Loan Funding Office” means the office of the Administrative Agent specified in
Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“Term Loan Note” means a promissory note in the form of Exhibit H-3, as it may be amended, supplemented or otherwise modified from time to time.
“Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

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“Term SOFR” means:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided that if Term SOFR as so determined in clause (a) or (b) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable, have been delivered (or are required to have been delivered); provided, that at all times prior to the first delivery of financial statements pursuant to Section 6.1(a) or Section 6.1(b), Test Period shall refer to the period of four consecutive Fiscal Quarters most recently ended for which financial statements for the Borrower are available.
“Third Party Payor” means Medicare, Medicaid, TRICARE, state government insurers, private insurers (including Blue Cross and/or Blue Shield) and any other person or entity which presently or in the future maintains Third Party Payor Programs.
“Third Party Payor Programs” means all third party payor programs in which any Loan Party or any PC Entity participates or is enrolled (including, without limitation, Medicare, Medicaid, TRICARE, CHAMPUS, CHAMPVA or any other federal or state health care programs, as well as private insurers

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(including Blue Cross and/or Blue Shield), managed care plans, or any other Third Party Payor that reimburses for health care items or services).
“Threshold Amount” means $1,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving
Extensions of Credit and outstanding Term Loans of such Lender at such time.
“Total L/C Commitments” means, at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $2,000,000.
“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.
“Trade Date” has the meaning set forth in Section 10.6(b)(i)(B).
“Transactions” has the meaning set forth in the recitals hereto.
“Type” means as to any Loan, its nature as an ABR Loan or SOFR Loan.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfriendly Acquisition” means any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.
“United States” and “U.S.” means the United States of America.
“Unrestricted Cash” means the unrestricted cash and Cash Equivalents of the Loan Parties held at such time by Holdings and its Subsidiaries in Deposit Accounts or Securities Accounts subject to Control Agreements in favor of the Administrative Agent, minus any Qualified Cash.
“USCRO” means the US Copyright Office.
“USPTO” means the US Patent and Trademark Office.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.20(f).
“Voting Stock” means, as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) having ordinary voting power for the election of directors or similar governing body of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.
“Withholding Agent” means, as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible assets and Intangible Assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to Pacific time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise specified, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

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(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(e)    Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity) on the first date of its existence. In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.
1.3    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, Term SOFR Reference Rate, Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case, pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 2
AMOUNT AND TERMS OF COMMITMENTS
2.1    Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

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2.2    Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M. one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a SOFR Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 10:00 A.M. on the Closing Date each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or, if so specified in the Flow of Funds Agreement, the Administrative Agent shall wire transfer all or a portion of such aggregate amounts to the Existing Agent (for application against amounts then outstanding under the Existing Credit Facility), in accordance with the wire instructions specified for such purpose in the Flow of Funds Agreement.
2.3    Repayment of Term Loans. Beginning on March 31, 2023, the Term Loans of each Term Lender shall be repaid in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:
Installment    Principal Amount
March 31, 2023    $531,250
June 30, 2023    $531,250
September 30, 2023    $531,250
December 31, 2023    $531,250
March 31, 2024    $531,250
June 30, 2024    $531,250
September 30, 2024    $531,250
December 31, 2024    $531,250
March 31, 2025    $1,062,500
June 30, 2025    $1,062,500
September 30, 2025    $1,062,500
December 31, 2025    $1,062,500
March 31, 2026    $1,593,750
June 30, 2026    $1,593,750
September 30, 2026    $1,593,750
December 31, 2026    $1,593,750
March 31, 2027    $1,593,750
June 30, 2027    $1,593,750
September 30, 2027    $1,593,750
To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

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2.4    Revolving Commitments.
(a)    Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the aggregate outstanding amount of the Swingline Loans, the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment. In addition, such aggregate obligations shall not at any time exceed the Total Revolving Commitments at such time. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Borrowings of more than one Type may be outstanding at the same time; provided that, there shall not be more than a total of seven SOFR Borrowings outstanding at any time.
(b)    The Borrower shall repay all outstanding Revolving Loans on the Maturity Date. 2.5    Procedure for Revolving Loan Borrowing. The Borrower may borrow under the
Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M. (a) three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of SOFR Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M. on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) the respective amounts of each such Type of Loan, (iv) in the case of SOFR Loans, the respective lengths of the initial Interest Period therefor, and (v) instructions for remittance of the proceeds of the applicable Loans to be borrowed. If no Interest Period is specified with respect to any requested SOFR Loans, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a SOFR Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to in the case of ABR Loans or SOFR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding Office prior to 10:00 A.M. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent or, if so specified in the Flow of Funds Agreement, the Administrative Agent shall wire transfer all or a portion of such aggregate amounts to the Existing Agent (for application against amounts then outstanding under the Existing Credit Facility), in

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accordance with the wire instructions specified for such purpose in the Flow of Funds Agreement. No Revolving Loan will be made on the Closing Date.
2.6    Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.
2.7    Procedure for Swingline Borrowing; Refunding of Swingline Loans.
(a)    Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 10:00 A.M. on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Borrower. Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the Borrower no later than five Business Days after the advance of such Swingline Loan.
(b)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender no later than 10:00 A.M. and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Revolving Loan Funding Office in immediately available funds, not later than 10:00 A.M. one Business Day after the date of such notice. The proceeds of such Revolving Loan shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) to immediately pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.
(c)    If prior to the time that the Borrower has repaid the Swingline Loans pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described

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in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one Business Day’s notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.
(d)    Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(e)    Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(f)    The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Required Lenders and the successor Swingline Lender. After the resignation or replacement of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required or permitted to make any additional Swingline Loans.
2.8    [Reserved].
2.9    Fees.
(a)    Upfront Fee. On or prior to the Closing Date, the Borrower agrees to pay to the Administrative Agent an upfront fee in the amount specified in the Fee Letter.
(b)    Commitment Fee. As additional compensation for the Revolving Commitment, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in arrears, on the first day of each quarter prior to the Maturity Date and on the Maturity Date, a fee for the Borrower’s non-use of available funds in an amount equal to the Commitment Fee Rate per annum multiplied by the difference

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between (x) the Revolving Commitments (as they may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loans outstanding; provided, that Swingline Loans shall not be considered utilization of the Revolving Facility for purposes of this calculation.
(c)    Agency Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.
(d)    Fees Nonrefundable. All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.
2.10    Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided, further, if in connection with any such reduction or termination of the Revolving Commitments a SOFR Loan is prepaid on any day other than the Interest Payment Date therefor, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the L/C Commitments then in effect.
2.11    Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M. three U.S. Government Securities Business Days prior thereto, in the case of SOFR Loans, and no later than 10:00 A.M. one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that, if a SOFR Loan is prepaid, in whole or in part, on any day other than the Interest Payment Date therefor, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $250,000 or a whole multiple thereof.
2.12    Mandatory Prepayments.
(a)    If any Indebtedness shall be incurred by any Group Member (excluding any
Indebtedness incurred in accordance with Section 7.2 (unless such Indebtedness is incurred to replace or refinance the Facilities, in whole or in part)), an amount equal to 100% of the Net Cash Proceeds thereof

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shall be applied on the date of such incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(c).
(b)    If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered within six months after the date of such Asset Sale or Recovery Event, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on such date toward the prepayment of the Loans and other amounts as set forth in Section 2.12(c); provided that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $500,000 in any Fiscal Year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans and other amounts as set forth in Section 2.12(c); provided, further that (x) no Default or Event of Default shall have occurred and be continuing at the time of such Asset Sale or Recovery Event and on any Reinvestment Prepayment Date, in each case as certified by the Borrower in writing to the Administrative Agent and (y) pending such Reinvestment Prepayment Date, such Net Cash Proceeds are held in an account of the Borrower that is subject to a Control Agreement.
(c)    Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied to the prepayment of installments due in respect of the Term Loans on a pro rata basis (provided that any Term Lender may decline any such prepayment (the aggregate amount of all such prepayments declined in connection with any particular prepayment, collectively, the “Declined Amount”), in which case the Declined Amount shall be distributed first, to the prepayment, on a pro rata basis, of the Term Loans held by Term Lenders that have elected to accept such Declined Amounts; second, to the extent of any residual, if no Term Loans remain outstanding, to the prepayment of the Revolving Loans in accordance with Section 2.15(c) (with no corresponding permanent reduction in the Revolving Commitments); and third, to the extent of any residual, if no Term Loans or Revolving Loans remain outstanding, to the replacement of outstanding Letters of Credit and/or the deposit of an amount in cash (in an amount not to exceed 103% of the then existing L/C Exposure) in a Cash Collateral account established with the Administrative Agent for the benefit of the L/C Lenders on terms and conditions satisfactory to the Issuing Lender). Each prepayment of the Loans under this Section 2.12 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans, in the event all Revolving Commitments have not been terminated) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall deliver to the Administrative Agent and each Term Lender notice of each prepayment of Term Loans in whole or in part pursuant to this Section 2.12 not less than five Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the options of each Term Lender to (x) decline or accept its share of such prepayment and (y) to accept Declined Amounts. Any Term Lender that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify the Administrative Agent by facsimile not later than three Business Days prior to the Mandatory Prepayment Date.
(d)    The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment or reduction and (ii) to the extent practicable, at least five days prior written notice of such prepayment or reduction (and the Administrative Agent shall promptly provide the same to each Lender). Each notice of prepayment shall specify the prepayment or reduction date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

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(e)    The Borrower shall from time to time prepay first, the Swingline Loans, and second, the Revolving Loans, to the extent necessary so that the Total Revolving Extensions of Credit shall not at any time exceed the Total Revolving Commitments then in effect.
(f)    No prepayment fee shall be payable in respect of any mandatory prepayments made pursuant to this Section 2.12.
2.13    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M. one Business Day prior to the proposed conversion date; provided that any such conversion of SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M. three U.S. Government Securities Business Days prior to the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If no Interest Period is specified with respect to any SOFR Loans in a Notice of Conversion/Continuation delivered by the Borrower to the Administrative Agent, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(b)    The Borrower may elect from time to time to continue any SOFR Loan by giving the Administrative Agent prior notice of such election in a Notice of Conversion/Continuation, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such SOFR Loan; provided that no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further that (x) if the Borrower shall fail to give any required notice as described above in this paragraph, upon the expiration of the then current Interest Period, such SOFR Loans shall be automatically continued as SOFR Loans bearing interest at a rate based upon Term SOFR and with an Interest Period of the same length as then expiring Interest Period or (y) if such continuation is not permitted pursuant to the preceding proviso, such SOFR Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(c)        After the occurrence and during the continuance of an Event of Default, (i) the Borrower may not elect to have a Loan be made or continued as, or converted to, a SOFR Loan after the expiration     of     any     Interest     Period     then     in     effect     for     such     Loan     and     (ii),     any     Notice     of Conversion/Continuation given by the Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at the Administrative Agent’s option, be deemed to be rescinded by the Borrower and be deemed a request to convert or continue Loans referred to therein as ABR Loans.
2.14    Limitations on SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Loans then outstanding), and (b) no more than seven SOFR Tranches shall be outstanding at any one time.

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2.15    Interest Rates and Payment Dates.
(a)    Each SOFR Loan shall bear interest at a rate per annum equal to (i) Term SOFR for the Interest Period therefor plus (ii) the Applicable Margin.
(b)    Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.
(c)    During the continuance of an Event of Default, at the request of Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender consent therefor upon the occurrence and continuance of any Event of Default arising under Section 7.1, Section 8.1(a) or Section 8.1 (f).
(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that (x) interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand and (y) in the event of any conversion of any SOFR Loan prior to the Interest Payment Date, accrued interest on such SOFR Loan and any amounts owing pursuant to Section 2.21 shall be payable on the effective date of such conversion.
2.16    Computation of Interest and Fees; Conforming Changes.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-
day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).
(c)    In connection with the use or administration of any Benchmark, the Administrative Agent shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of such Benchmark.
2.17    Inability to Determine Interest Rate; Benchmark Replacement Setting.
(a)    Inability to Determine Interest Rate. Subject to Section 2.17(b), if, as of any date:

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(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)    the Required Lenders determine that for any reason, in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that “Term SOFR” for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or, in the case of SOFR Loans, continuation of SOFR Loans (to the extent of the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.21. Subject to Section 2.17(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, in each case on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.
(b)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the affected Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes

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will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17(b).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (if applicable) (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (if applicable) (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
2.18    Pro Rata Treatment and Payments.
(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

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(b)    Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each optional principal prepayment of the Term Loans shall be applied as directed by the Borrower. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Except as otherwise may be agreed by the Borrower and the Required Lenders, any prepayment of Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of type. Amounts prepaid on account of the Term Loans may not be reborrowed.
(c)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
(d)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M. on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(f)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against the Borrower.
(g)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(h)    The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iv) to fund its respective Swingline Participation Amount of any Swingline Loan, and (v) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.
(i)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(j)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(k)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with

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each of the other Lenders in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set- off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to Holdings or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.
(l)    Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.
2.19    Illegality; Requirements of Law.
(a)    Illegality. If any Lender determines that any Requirement of Law imposed after the date hereof has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Term SOFR or Term SOFR Reference Rate, or to determine or charge interest based upon SOFR, Term SOFR or Term SOFR Reference Rate, then, upon written notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans, and the right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to SOFR component of

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the definition of “ABR”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to SOFR component of the definition of “ABR”) on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case, until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon, Term SOFR or Term SOFR Reference Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.21.
(b)    Requirements of Law. If the adoption of or any change after the date hereof in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:
(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(c)    If any Lender determines that any change in any Requirement of Law imposed after the date hereof affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations

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in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.
(d)    For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.
(e)    A certificate (in reasonable detail) as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.
2.20    Taxes. For purposes of this Section 2.20, the term “Lender,” for the avoidance of doubt, includes the Issuing Lender and the term “applicable law” includes FATCA.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.20. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes. Each of Holdings and the Borrower shall, and each of Holdings and the Borrower shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

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(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate (in reasonable detail) as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
(e)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate (in reasonable detail) as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to

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complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the
Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of
the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the

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Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of- pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

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2.21    Indemnity. In the event of (a) the payment of any principal of any SOFR Loan other than on the Interest Payment Date therefor (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the Interest Payment Date therefor (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the Interest Payment Date therefor, as a result of a request by the Borrower pursuant to Section 2.23), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate (in reasonable detail) of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.22    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d). The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.
2.23    Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):
(a)    a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19(c) or Section 2.19(d) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);
(b)    a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or
(c)    notice from the Administrative Agent that a Lender is a Defaulting Lender;
then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative
Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a

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date other than the Interest Payment Date therefor, with respect to any SOFR Loans then outstanding; and provided, further, however, that if the Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.23, then the Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (x) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (y) such assignment shall not conflict with applicable law and (z) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.9.
2.24    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Majority Revolving Lenders, Majority Term Lenders and Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied

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at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(B)    Each Defaulting Lender shall be limited in its right to receive letter of credit fees as provided in Section 3.3(d).
(C)    With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non- Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

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(iv)    Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the L/C Percentage of each Non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each Non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; and (B) the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that Non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages, and Term Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.
(d)    Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have

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occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender.
2.25    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.
2.26    Incremental Credit Extensions.
(a)    The Borrower may, at any time, on one or more occasions pursuant to an
Incremental Facility Amendment, (i) increase the aggregate amount of the Term Commitments (any such increase, an “Incremental Term Facility” and any loan made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the aggregate amount of the Revolving Commitments (any such increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate principal amount not to exceed $25,000,000; provided that:
(i)    no Incremental Commitment may be in an amount that is less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree);
(ii)    no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall be obligated to offer the opportunity to all existing Lenders to participate in any Incremental Facility in accordance with each Lender’s pro rata share of the Facilities (which any Lender will be deemed to have declined if it does not respond to the Borrower within 15 Business Days));
(iii)    no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan;
(iv)    subject to clause (v) below, the terms of any Incremental Facility shall be identical to those applicable to any applicable then-existing Facility;
(v)    the pricing shall be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided that, in the case of any Incremental Term Facility that is pari passu with the Term Loans in right of payment and with respect to security, the Effective Yield applicable thereto may not be more than 0.50% higher than the Effective Yield applicable to the then-existing Term Loans unless the Applicable Margin (and/or the Floor) with respect to the Term Loans is adjusted, or fees are paid to the relevant then-existing Term Lenders, in each case, such that the Effective Yield in respect of such existing Term Loans is not more than 0.50% per annum less than the Effective Yield with respect to such Incremental Term Facility;
(vi)    subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility;

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Maturity Date;
(vii)    the final maturity date with respect to any Incremental Facility shall be the
(viii)    the Weighted Average Life to Maturity of any Incremental Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Facilities (without giving effect to any prepayment thereof);
(ix)    no Incremental Facility may be (A) guaranteed by any Person that is not a Loan Party or (B) secured by any asset other than the Collateral;
(x)    any Incremental Term Facility may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11 on a pro rata basis (but not greater than pro rata basis) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.12 on a pro rata basis (but not greater than pro rata basis) with the then-existing Term Loans, in each case, to the extent provided in such Sections;
(xi)    the conditions set forth in Section 5.2(a) and (b) hereof shall be satisfied after giving effect to the incurrence or implementation of the relevant Incremental Facility as if such incurrence or implementation constituted a “Credit Extension”;
(xii)    the Borrower shall be in compliance with each of the financial covenants set forth in Section 7.1, after giving effect to the incurrence or implementation of the relevant Incremental Facility;
(xiii)    the Consolidated Leverage Ratio of Holdings and its Subsidiaries shall be less than or equal to 1.75:1.00 (it being agreed that the Consolidated Leverage Ratio shall be calculated without netting the proceeds of such Incremental Facility and treating any Incremental Revolving Facility as being fully drawn), after giving effect to the incurrence or implementation of the relevant Incremental Facility;
(xiv)    the proceeds of any Incremental Facility may be used for general corporate purposes and any other use not prohibited by this Agreement;
(xv)    on the date of the Borrowing of any Incremental Term Loans, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans; and
(xvi)    the aggregate principal amount of Incremental Revolving Facilities shall not exceed $5,000,000.
(b)    Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Incremental Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Lender and any Swingline Lender) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 10.6 for an assignment of Loans to such Incremental Lender.

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(c)    Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of the relevant Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.
(d)    As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender, an administrative questionnaire and such other documents as it shall reasonably require from such Incremental Lender, (iii) the Administrative Agent and the Incremental Lenders shall be entitled to receive all fees required to be paid in respect of such Incremental Facility or Incremental Loans, (iv) the Administrative Agent shall have received a Notice of Borrowing as if the relevant Incremental Loans were subject to Section 2.2 or Section 2.5 and (v) the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Responsible Officer thereof certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans.
(e)    Notwithstanding anything to the contrary in this Section 2.26 or in any other provision of any Loan Document, the conditions to availability or funding of any Incremental Facility shall be determined by the relevant Incremental Lenders providing such Incremental Facility and the Borrower.
(f)    Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.26, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.26) and (ii) the existing Revolving Lenders shall assign Revolving Loans to certain other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.26); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (f).
(g)    The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall (without the consent of any Lenders (other than those providing the applicable Incremental Facility)), enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary, appropriate or advisable in the reasonable opinion of the Administrative Agent. In addition, the Incremental Facility Amendment with respect to any Incremental Term Facility may, without the consent of any Lenders (other than those providing such Incremental Term Loans) or the Administrative Agent, include such amendments to this Agreement as may be necessary,

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appropriate or advisable as reasonably determined by the Administrative Agent and the Borrower to make the applicable Incremental Term Loans “fungible” with the relevant existing Term Loans (including by modifying the amortization schedule).
(h)    This Section 2.26 shall supersede any provision in Section 2.18 or Section 10.1 to the contrary.
SECTION 3
LETTERS OF CREDIT
3.1    L/C Commitment.
(a)    Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitments or the Available Revolving Commitment at such time. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
(b)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:
(i)    such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;
(ii)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;
(iii)    the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;
(iv)    any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;
(v)    such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

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(vi)    [reserved]; or
(vii)    any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate     the     Issuing     Lender’s     actual     or     potential     Fronting     Exposure     (after     giving     effect     to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
3.2    Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of the Borrower by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents, and other papers and information delivered to it in connection therewith in accordance with its customary procedures, and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3    Fees and Other Charges.
(a)    The Borrower agrees to pay, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower, (i) a fronting fee of 0.125% per annum on the daily amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), and (ii) a letter of credit fee equal to the Applicable Margin relating to Letters of Credit multiplied by the daily amount available to be drawn under each such Letter of Credit on the drawable amount of such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages) (a “Letter of Credit Fee”), in each case payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, and (iii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). All Letter of Credit Fronting Fees and Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)    In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
(c)    The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative

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Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).
(d)    Any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other Issuing Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.
(e)    All fees payable under this Section 3.3 shall be fully earned on the date paid and nonrefundable.
3.4    L/C Participations.
(a)    L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)    [Reserved].
3.5    Reimbursement.
(a)    If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of
Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds; provided that the Borrower may, subject to the satisfaction of the conditions to borrowing set forth herein, request in accordance with Section 2.5 or Section 2.7(a) that such payment be financed with a Revolving Loan or a Swingline Loan, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligations to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan.
(b)    If the Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified

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in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose); upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2.00% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.
3.6    Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

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3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9    Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.
3.10    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 103% of such L/C Exposure.
At any time that there shall exist a Defaulting Lender, within one Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of the Fronting Exposure relating to Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 103% of the applicable L/C Exposure, Fronting Exposure, and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

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(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided, further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents including any applicable Cash Management Agreement.
3.11    Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.
3.12    Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

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3.13    Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to with respect to standby Letters of Credit, the rules of the ISP.
SECTION 4
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, Holdings, Intermediate Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender, as to themselves and each of their respective Subsidiaries, that:
4.1    Financial Condition.
(a)    The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its Subsidiaries as of September 30, 2022 assuming that the events specified in the preceding sentence had actually occurred at such date.
(b)    The audited consolidated balance sheets of Holdings and its Subsidiaries as of December 31, 2021 and December 31, 2020, and the related consolidated statements of income and of cash flows for the Fiscal Years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at June 30, 2022, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2021 to and including the date hereof, there has been no Disposition by any Group Member of any material part of its business or property.
4.2    No Change. Since December 31, 2021, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance

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with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
4.4    Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Credit Extensions hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Credit Extensions on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Credit Extensions hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described on Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals described on Schedule 4.4. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Group Member has violated any Requirement of Law or violated or failed to comply with any Contractual Obligation applicable to Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Credit Extension.
4.8    Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.8. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party

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as of the date hereof, if any. Section 11 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.
4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of Holdings or the Borrower, threatened to such effect.
4.10    Taxes. Each Group Member has filed or caused to be filed all Federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge. No Group Member, and, to the knowledge of Holdings or the Borrower, no PC Entity is currently the subject of any audit, assessment or other proceeding with respect to Taxes, and no such audit, assessment or other proceeding is currently proposed or threatened by any Governmental Authority.
4.11    Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other Credit Extensions hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Federal Reserve Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
4.13    ERISA.
(a)    Schedule 4.13 is a complete and accurate list of all material Plans maintained (in writing) or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes as of the Closing Date;

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(b)    except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA with respect to each Plan, and have performed all their obligations under each Plan;
(c)    except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur;
(d)    except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its ERISA Affiliates have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;
(e)    as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60.0%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60.0% as of the most recent valuation date;
(f)    except to the extent required under Section 4980B of the Code, or as described on Schedule 4.13, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates;
(g)    as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed the Threshold Amount;
(h)    the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406     of     ERISA     or     in     connection     with     which     taxes     could     be     imposed     pursuant     to Section 4975(c)(1)(A)-(D) of the Code;
(i)    all liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto;
(j)    except as would not reasonably be expected to result in a Material Adverse Effect, there are no circumstances which may give rise to a liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in clause (g); and
(k)    (i) the Borrower is not and will not be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the assets of the Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) the Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans.
4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment

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Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Federal Reserve Board) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.
4.15    Subsidiaries.
(a)    Except as disclosed to the Administrative Agent by the Borrower and Holdings in
writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings or any Subsidiary, except as may be created by the Loan Documents.
(b)    No Immaterial Subsidiary (a) holds assets representing more than 2.5% of the consolidated total assets of Holdings and its Subsidiaries (determined in accordance with GAAP), (b) has generated more than 2.5% of the consolidated total revenues of Holdings and its Subsidiaries determined in accordance with GAAP for the Test Period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b); provided that all Subsidiaries that are individually an Immaterial Subsidiary do not have aggregate consolidated total assets that would represent 5.0% or more of the consolidated total assets of Holdings and its Subsidiaries nor have generated 5.0% or more of the consolidated total revenues of Holdings and its Subsidiaries for such Test Period, in each case determined in accordance with GAAP, or (c) owns any material Intellectual Property.
4.16    Use of Proceeds. The proceeds of the Term Loans shall be used to refinance the obligations of Holdings and its Subsidiaries outstanding under the Existing Credit Facility, to pay related fees and expenses and for general corporate purposes and any other use not prohibited by this Agreement. Proceeds of the Revolving Loans, Swingline Loans and the Letters of Credit shall be used for general corporate purposes and any other use not prohibited by this Agreement.
4.17    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;
(b)    no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or

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in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;
(f)    the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 4.17, to the knowledge of Holdings or the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.
4.18    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole (after giving effect to any updates by the Borrower), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole (after giving effect to any updates by the Borrower), not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
4.19    Security Documents.
(a)    The Guarantee and Collateral Agreement is effective to create in favor of the
Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of the Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of

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the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person to the extent such Lien can be perfected by such actions or filings (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 to have priority over the Lien of the Administrative Agent). As of the Closing Date, none of the Borrower, Intermediate Holdings, Holdings or any Guarantor that is a limited liability company or partnership has any Capital Stock that is a not Certificated Security.
(b)    Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.
(c)    The PC Documents delivered by any PC Entity to any Loan Party pursuant to this Agreement are (or, to the extent executed after the Closing Date, shall, upon execution and delivery thereof, be) effective to create in favor of each applicable Loan Party, a legal, valid and enforceable first priority security interest in the Collateral (as defined therein (or any similarly defined term as defined therein)) (including cash and deposit accounts) and proceeds thereof of such PC Entity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the applicable Loan Party of any such Collateral (or such similarly defined term) with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the applicable Loan Party to the extent required by any PC Document), the Liens created by each such PC Document will constitute perfected Liens on all right, title and interest of such Loan Party in such Collateral (or such similarly defined term), in each case, free and clear of all Liens (other than the Liens created under the PC Documents).
4.20    Solvency; Voidable Transaction. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith will be, and will continue to be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.21    Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.
4.22    Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

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4.23    Beneficial Ownership. To the extent applicable to the Loan Parties, the information included in the Beneficial Ownership Certification with respect to the Loan Parties provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.
4.24    Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability, and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
4.25    No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.
4.26    Health Care Laws.
(a)    None of the Loan Parties, any Subsidiary or any of the PC Entities is or, during the past three years, has been in violation of any Health Care Laws, except where such violation would reasonably be expected to have a Material Adverse Effect.
(b)    Each Loan Party, each Subsidiary and each of the PC Entities has, to the extent required by applicable Health Care Laws, all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities (each, an “Authorization”) necessary to engage in the business conducted by it, except where the failure to have such Authorization or make such declaration or filing would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, no Governmental Authority has threatened in writing to limit, suspend or revoke any such Authorization, in each case, except for such Authorizations with respect to which the failure to obtain would not reasonably be expected to have a Material Adverse Effect. All such Authorizations are valid and in full force and effect and the Loan Parties, their Subsidiaries and the PC Entities are in compliance with the terms and conditions of all such Authorizations and with the laws and regulations of the Governmental Authority having jurisdiction with respect to such Authorizations, except where failure to be in such compliance or for an Authorization to be valid and in full force and effect would not reasonably be expected to have a Material Adverse Effect.
(c)    As of the Closing Date, no Loan Party, nor any Subsidiary thereof or any PC Entity, as applicable, participates in or contracts with any Third Party Payor Program.
(d)    Each Loan Party, each of their Subsidiaries and each PC Entity has received and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by applicable Health Care Laws except where failure to maintain such accreditations in good standing and without limitation or impairment would not reasonably be expected to have a Material Adverse Effect.
(e)    Each Loan Party, each Subsidiary, each PC Entity and any physician or other licensed medical personnel employed or engaged by any Loan Party or PC Entity (collectively, their “Licensed Personnel”) who perform professional medical services for or on behalf of any of the Loan Parties, their Subsidiaries and the PC Entities currently are and during the past three years, have been in compliance with all applicable Health Care Laws, except where the failure to comply would not reasonably

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be expected to have a Material Adverse Effect. The Licensed Personnel hold in full force and effect all licenses, permits and other Authorizations that are required for such Licensed Personnel to provide the services provided by such Licensed Personnel to the Loan Parties and the PC Entities, and, to the knowledge of Holdings or the Borrower, no suspension, revocation or cancellation of any such license, permit or other Authorization is threatened in writing, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.
(f)    None of the Loan Parties nor, any PC Entity or any of the Licensed Personnel has received any written notice from any Governmental Authority (the subject of which notice is unresolved), nor to the knowledge of Holdings or the Borrower, is there currently any actual or threatened in writing investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by any Governmental Authority against any Loan Party, any PC Entity or any of their respective Licensed Personnel, regarding any violation of applicable Health Care Laws, except for such investigations, inquiries, or administrative or judicial actions, hearings, or enforcement proceedings that, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(g)    No Loan Party, Subsidiary or PC Entity is in default of, or has breached, any provision of any PC Document to which it is a party which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
(h)    Each Loan Party, Subsidiary and PC Entity is and, during the past three years, has been in compliance with HIPAA (to the extent applicable to such Person), except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect.
4.27    Capitalization. Schedule 4.27 sets forth the beneficial owners of all Capital Stock of Holdings and its Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.
4.28    OFAC. Neither Holdings nor any of its Subsidiaries, nor, to the knowledge of Holdings or any such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.
4.29    Anti-Corruption Laws. Each of Holdings and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
4.30    Holding Companies. Holdings and Intermediate Holdings are each holding companies and do not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Capital Stock of their Subsidiaries) or engage in any operations or business (other than the ownership of their Subsidiaries).
SECTION 5
CONDITIONS PRECEDENT
5.1    Conditions to Initial Credit Extension. The effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder shall be subject to the satisfaction, prior to or concurrently with the making of such Credit Extension on the Closing Date, of the following conditions precedent:

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(a)    Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:
(i)    this Agreement, executed and delivered by the Administrative Agent, Holdings, Intermediate Holdings, the Borrower and each Lender listed on Schedule 1.1;
(ii)    the Collateral Information Certificate, executed by a Responsible Officer; (iii)    if required by any Term Lender, a Term Loan Note executed by the
Borrower in favor of such Term Lender;
(iv)    if required by any Revolving Lender, a Revolving Loan Note executed by the Borrower in favor of such Revolving Lender;
(v)    if required by the Swingline Lender, the Swingline Loan Note executed by the Borrower in favor of such Swingline Lender;
(vi)    the Guarantee and Collateral Agreement, executed and delivered by each grantor named therein;
(vii)    each Intellectual Property Security Agreement, executed by the applicable grantor related thereto;
(viii)    each other Security Document, executed and delivered by the applicable Loan Party party thereto; and
(ix)    the Flow of Funds Agreement, executed by the Borrower.
(b)    [Reserved.]
(c)    Pro Forma Financial Statements; Financial Statements; Projections. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of Holdings and its Subsidiaries as of December 31, 2021 and December 31, 2020, and (iii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph and at least 45 days before the Closing Date.
(d)    Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.
(e)    Secretary’s     or     Managing     Member’s     Certificates;     Certified     Operating Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary, Managing Member or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party, (B) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such

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Loan Party, and (ii) a long form good standing certificate for each Loan Party from its respective jurisdiction of organization.
(f)    Responsible Officer’s Certificates.
(i)    The Administrative Agent shall have received a certificate signed by a
Responsible Officer of Holdings, in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.
(ii)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to it, certifying that (A) the conditions specified in Section 5.1(o) and (p) have been satisfied, (B) the conditions specified in Sections 5.2(a) and (b) have been satisfied and (C) there has been no event or circumstance since December 31, 2021, that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(g)    Patriot Act, Etc. The Administrative Agent and each Lender shall have received, prior to the Closing Date, all documentation and other information requested to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to such Loan Party, to the extent reasonably requested in advance of the Closing Date.
(h)    Due Diligence Investigation. The Administrative Agent shall have completed a due diligence investigation of Holdings and its Subsidiaries in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of Holdings and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested.
(i)    [Reserved].
(j)    Existing Credit Facility, Etc. (A) the Administrative Agent shall have received the Payoff Letter executed by the Existing Agent and the Borrower, (B) all obligations of the Group Members in respect of the Existing Credit Facility shall, substantially contemporaneously with the funding of certain Loan proceeds on the Closing Date directly to the Existing Agent as contemplated by Sections 2.2 and 2.5 and the Flow of Funds Agreement, have been paid in full, (C) the Administrative Agent shall be satisfied that all actions necessary to terminate the agreements evidencing the obligations of the Group Members in respect of the Existing Credit Facility and the Liens of the Existing Agent in the assets of the Group Members securing obligations under the Existing Credit Facility shall have been, or substantially contemporaneously with the Closing Date, shall be, taken, and (D) the Administrative Agent shall have received such other documents and information related to the Existing Credit Facility and the refinancing thereof as it may reasonably request.
(k)    Collateral Matters.
(i)    Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized,

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and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, Liens to be discharged on or prior to the Closing Date, or Liens securing obligations of the Group Members under the Existing Credit Facility, which Liens shall be discharged substantially contemporaneously with the Closing Date pursuant to the Payoff Letter.
(ii)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (A) the certificates representing the shares of Capital Stock pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(iii)    Filings, Registrations, Recordings, Agreements, Etc. Each document (including any UCC financing statements, Intellectual Property Security Agreements, Deposit Account Control Agreements, Securities Account Control Agreements, and landlord access agreements and/or bailee waivers) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3 to have priority over the Lien of the Administrative Agent), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.
(l)    [Reserved.]
(m)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the Flow of Funds Agreement.
(n)    Legal Opinions. The Administrative Agent shall have received the executed legal opinion of McDermott Will & Emery LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
(o)    Liquidity. The Borrower shall have at least $8,000,000 of Liquidity as of the Closing Date, after giving effect to the funding of the initial Loans on the Closing Date and to the consummation of the transactions contemplated hereby.
(p)    Consolidated Leverage Ratio. The Consolidated Leverage Ratio of Holdings and its Subsidiaries as of the Closing Date shall be less than or equal to 1.75:1.00 (based upon pro forma financial statements as of and for the period ending June 30, 2022), after giving effect to the funding of the initial Loans on the Closing Date and to the consummation of the transactions contemplated hereby.
(q)    Borrowing Notices. The Administrative Agent shall have received, (i) in respect of the Term Loan to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2, and (ii) in respect of any

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Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.5.
(r)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or treasurer of Holdings and the Borrower.
(s)    No Material Adverse Effect. There shall not have occurred since December 31, 2021 any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(t)    No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.
(u)    Compliance with Law. Each Group Member is in material compliance with all Requirements of Law, except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(v)    PC Documents. The Administrative Agent shall have received copies of each PC Document, together with a certificate of a Responsible Officer of the Borrower certifying each such document as being a true, correct, and complete copy thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent.
For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any Credit Extension on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage or Term Percentage, as the case may be, of such requested Credit Extension.
5.2    Conditions to Each Credit Extension. The agreement of each Lender to make any Credit Extension requested to be made by it on any date (including its initial Credit Extension) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects or in all respects, as applicable, as of such earlier date.
(b)    No Default. No Default or Event of Default shall have occurred as of or on such date or after giving effect to the Credit Extension requested to be made on such date.

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(c)    Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.
(d)    Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for Credit Extension which complies with the requirements hereof.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder, each Revolving Loan Conversion and each conversion of a Term Loan shall constitute a representation and warranty by the Borrower as of the date of such Credit Extension, Revolving Loan Conversion or conversion of a Term Loan, as applicable, that the conditions contained in this Section 5.2 have been satisfied.
5.3    Post-Closing Conditions Subsequent. The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified on Schedule 5.3, in each case by no later than the date specified therein (as may be extended by the Administrative Agent in its sole discretion) and in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 6
AFFIRMATIVE COVENANTS
Holdings, Intermediate Holdings and the Borrower hereby jointly and severally agree that, at all times prior to the Discharge of Obligations, each of Holdings, Intermediate Holdings and the Borrower shall, and, where applicable, shall cause each of its Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:
(a)    as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower (or, if Holdings has been granted an extension by the SEC with respect to any Fiscal Year permitting the late filing by Holdings of any annual report on form 10-K, the earlier of (x) 120 days after the end of such Fiscal Year and (y) the last day of such extension period), a copy of the audited consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated and consolidating statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent; and
(b)    as soon as available, but in any event within 45 days after the end of each Fiscal Quarter of the Borrower (or, if Holdings has been granted an extension by the SEC with respect to any Fiscal Quarter permitting the late filing by Holdings of any quarterly report on form 10-Q, the earlier of (x) 60 days after the end of such Fiscal Quarter and (y) the last day of such extension period), the unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer,

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as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
Notwithstanding the generality of the foregoing, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, either: (i) on Holdings’ website on the Internet at the website address listed in Section 10.2; or (ii) when such documents are posted electronically on Holdings’ behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by email electronic versions (i.e. soft copies) of such documents.
6.2    Certificates; Reports; Other Information. Furnish (or, in the case of clause (a), use commercially reasonable efforts to furnish) to the Administrative Agent, for distribution to each Lender (or, in the case of clause (k), to the relevant Lender):
(a)    concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the month, Fiscal Quarter or Fiscal Year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in beneficial ownership or the jurisdiction of organization of any Loan Party, and a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);
(c)    as soon as available, and in any event no later than 45 days after the end of each Fiscal Year of the Borrower (and within 15 days of any updates thereto), a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of each Fiscal Quarter of such Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto, consistent with the Borrower’s historical reporting practices), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

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(d)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating Holdings’ filings with the SEC);
(e)    within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that Holdings sends to the holders of any class of Holdings’ debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which Holdings may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(f)    upon written request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding non-compliance with any Governmental Approvals or Requirements of Law, which could reasonably be expected to have a Material Adverse Effect;
(g)    concurrently with the delivery of the financial statements referred to in Section 6.1(a), updated insurance certificates evidencing the insurance coverage required to be maintained pursuant to Section 6.6, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request; and
(h)    promptly, such additional financial and other information, including, without limitation, any certification or other evidence confirming Borrower’s compliance with the terms of this Agreement, as the Administrative Agent or any Lender may from time to time reasonably request.
6.3    [Reserved].
6.4    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including Tax liabilities, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or, with respect to Indebtedness, where such failure would not result in an Event of Default pursuant to Section 8.1(e).
6.5    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (d) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related

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thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (e) perform and observe in all material respects all the terms and provisions of each Material Contract to which it is a party or any of its property is bound. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to: (1) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.
6.6    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability, business interruption, worker’s compensation, medical malpractice) as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.7    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent (and accompanied by any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants (which discussions with such auditors shall include representatives of the Borrower); provided, that such audits and inspections shall not be undertaken more frequently than once per year unless an Event of Default has occurred and is continuing; provided further that audits and inspections shall be at Borrower’s expense and the charges therefore shall be no greater than $1,000 per person (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same) or $15,000 per inspection, plus reasonable and documented out-of-pocket expenses), unless an Event of Default has occurred and is continuing.
6.8    Notices. Give prompt written notice to the Administrative Agent:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group
Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting any Group Member, any PC Entity or any of their respective businesses, properties or assets (i) in which the amount involved is in excess of the Threshold Amount and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member or (iii) which relates to any Loan Document;

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(d)    (i) promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after such event), the occurrence of any of the following ERISA Events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code; and
(ii)    (A) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its ERISA Affiliates with the IRS with respect to each Pension Plan, (2) all notices received by Holdings or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (3) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B), without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Sections 4.13 and 7.9 as any Lender (through the Administrative Agent) may from time to time reasonably request;
(e)    (i) any Asset Sale undertaken by any Group Member, (ii) any issuance by any Group Member of any Capital Stock, (iii) any incurrence by any Group Member of any Indebtedness (other than Indebtedness constituting Loans) in a principal amount equaling or exceeding $1,000,000, and (iv) with respect to any such Asset Sale, issuance of Capital Stock or incurrence of Indebtedness, the amount of any Net Cash Proceeds received by such Group Member in connection therewith;
(f)    any material change in accounting policies or financial reporting practices by any
Loan Party;
(g)    any Loan Party, any Subsidiary or, to the knowledge of the Loan Parties, any PC Entity or any of their respective Licensed Personnel is currently, or hereafter becomes, subject to any federal, state, local governmental civil or criminal investigations, inquiries or audits involving and/or related to its compliance with Health Care Laws which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(h)    any written charges of licensing violations under applicable Health Care Laws involving any Loan Party, any Subsidiary or any PC Entity which, if not timely corrected, would reasonably be expected to have a Material Adverse Effect;
(i)    any fines or penalties imposed by any Governmental Authority under any Health Care Law against any Loan Party, any Subsidiary, any PC Entity or, to the knowledge of any Loan Party, any Licensed Personnel, which would reasonably be expected to have a Material Adverse Effect;
(j)    any written allegations by any Governmental Authority (or any agent thereof) of fraudulent activities in violation of applicable Health Care Laws of any Loan Party, any Subsidiary, any PC Entity or, to the knowledge of any Loan Party, any Licensed Personnel, which if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(k)    any enforcement action taken by or on behalf of any Loan Party or any Subsidiary under any Continuity Agreement, specifying the nature and extent thereof; and

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(l)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.9    Environmental Laws.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided, however, that Holdings and the Borrower shall not be required to undertake any such actions to the extent that their obligation to do so is being contested in good faith and by proper proceedings (and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect) and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.10    Controlled Accounts.
(a)    Within 90 days after the Closing Date, open and maintain each Loan Party’s primary Deposit Accounts and Securities Accounts with SVB or with SVB’s Affiliates and all other domestic Deposit Accounts and Securities Accounts with a Lender of an Affiliate thereof.
(b)    Within 90 days after the Closing Date, deliver to the Administrative Agent a Control Agreement with respect to each of the Deposit Accounts and Securities Accounts that are not Excluded Accounts and are set forth on Schedule 6.10. The Loan Parties may establish new Controlled Accounts so long as the Loan Parties deliver to the Administrative Agent a Control Agreement with respect to such Controlled Account within 90 days (or, if an Event of Default has occurred and is continuing, prior to the transfer or deposit of any funds or property to such account) after the creation of such Controlled Account.
6.11    Audits. At reasonable times, on one Business Day’s notice (provided that no notice is required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal, state and other tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out- of-pocket expenses. Such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing.

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6.12    Additional Collateral, etc.
(a)    With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within 30 days or such longer period as the Administrative Agent shall agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except with respect to Liens expressly permitted by Section 7.3 to have priority over the Lien of the Administrative Agent) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
(b)    With respect to any fee interest in any real property having a fair market value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party, promptly (and in any event within 90 days or such longer time period as the Administrative Agent may agree in its reasonable discretion), to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(c)    With respect to any new direct or indirect Material Domestic Subsidiary created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), or any new Subsidiary formed by Division, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Material Domestic Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Material Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, with respect to such new Material Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the

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Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; it being agreed that if such new Subsidiary is formed by a Division, the foregoing requirements shall be satisfied substantially concurrently with the formation of such Subsidiary.
(d)    With respect to any new First Tier Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new First Tier Foreign Subsidiary that is owned by any such Loan Party (provided that in the case of voting Capital Stock, in no event shall more than 65.0% of the total outstanding voting Capital Stock of any such new First Tier Foreign Subsidiary be required to be so pledged to the extent the pledge of any greater percentage would result in material adverse tax consequences to Borrower or its equity holders (it being agreed that 100% of all such stock shall be pledged if a change in law eliminates such material adverse tax consequences)), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action (including, as applicable, the delivery of any foreign law pledge documents reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(e)    At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.
(f)    The Loan Parties shall promptly upon the formation, acquisition or entering into any contractual relationship with any PC Entity (and in any event within 30 days after the formation or acquisition thereof (or such later date as may be agreed by the Administrative Agent in its sole discretion)), perform, or cause to be performed, all actions necessary to, and otherwise reasonably required by the Administrative Agent to, cause such PC Entity to become a Qualified PC Entity.
6.13    Compliance with Health Care Laws.
(a)    Each Loan Party shall comply and cause its Subsidiaries and, to the extent required by applicable laws, each PC Entity to comply with all applicable Health Care Laws relating to the operation of such Person’s business, except where non-compliance would not reasonably be expected to have a Material Adverse Effect.
(b)    In the event that any Loan Party, any Subsidiary or any PC Entity participates in or contracts with any Third Party Payor Program, each Loan Party shall comply and cause its Subsidiaries and, to the extent required or permitted by applicable laws, each PC Entity to comply with all the applicable requirements of such Third Party Payor Program, except where non-compliance would not reasonably be expected to have a Material Adverse Effect.

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(c)    Each Loan Party shall maintain and cause its Subsidiaries and, to the extent permitted by applicable laws, each PC Entity to maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Laws, except where the failure to maintain such records would not reasonably be expected to have a Material Adverse Effect.
(d)    Each Loan Party shall keep in full force and effect and cause its Subsidiaries and, to the extent permitted by applicable laws, each PC Entity to keep in full force and effect all Authorizations required to operate such Person’s business under applicable Health Care Laws, which, if not maintained, would reasonably be expected to have a Material Adverse Effect.
6.14    Use of Proceeds. Use the proceeds of each Credit Extension only for the purposes specified in Section 4.16.
6.15    Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations (other than any such Obligations arising in connection with Cash Management Services) to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Indebtedness of the Loan Parties.
6.16    Anti-Corruption Laws. Conduct its business in compliance with all applicable anti- corruption laws and maintain policies and procedures designated to promote and achieve compliance with such laws.
6.17    Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.
6.18    PC Entities.
(a)    The Borrower shall take all reasonable steps to not allow any event, condition or circumstance to occur that would result in a default under any of the PC Documents by any Loan Party, and shall take all reasonable steps to seek to enforce all of its rights under each PC Document, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Loan Parties shall maintain the security interest referred to in Section 4.19(c) hereof as a fully perfected and enforceable Lien in the collateral of each such PC Entity.
(b)    The Borrower shall deliver to the Administrative Agent, promptly following the receipt thereof, any written notices of material defaults or notices of termination received from any PC Entity, or given by the Borrower to any PC Entity, under any PC Document.
(c)    Promptly following the appointment of an additional holder of Capital Stock or a successor owner of any PC Entity as described in the Continuity Agreements, Borrower shall notify Agent of such appointment of such additional holder or successor owner and confirm the name of such additional holder or successor owner and that such Person (i) is licensed to practice medicine in the state in which such PC Entity has been formed and operates or otherwise eligible to be a holder of Capital Stock or a successor owner of such PC Entity under the applicable laws of such state, and (ii) is not excluded from participating in any federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)).

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SECTION 7
NEGATIVE COVENANTS
Holdings, Intermediate Holdings and the Borrower hereby jointly and severally agree that, at all times prior to the Discharge of Obligations, neither Holdings, Intermediate Holdings nor the Borrower shall, nor shall Holdings, Intermediate Holdings and the Borrower permit any of their respective Subsidiaries to, directly or indirectly:
7.1    Financial Condition Covenants.
(a)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed
Charge Coverage Ratio of Holdings and its Subsidiaries as at the last day of any Test Period to be less 1.25:1.00, commencing with the Fiscal Quarter ending December 31, 2022.
(b)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of Holdings and its Subsidiaries as at the last day of any Test Period to exceed the ratio set forth below opposite such Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2022:
Fiscal Quarter Ending    Consolidated Leverage Ratio
December 31, 2022    2.50:1.00
March 31, 2023    2.50:1.00
June 30, 2023    2.50:1.00
September 30, 2023    2.50:1.00
December 31, 2023    2.50:1.00
March 31, 2024    2.50:1.00
June 30, 2024    2.50:1.00
September 30, 2024 and the last day of
each Fiscal Quarter thereafter

7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document, including, for the avoidance of doubt, any Incremental Commitment and any Indebtedness under any Cash Management Agreement;
(b)    intercompany Indebtedness between or among Holdings and any of its Subsidiaries; provided, that (i) the aggregate amount of all Indebtedness owing by any Subsidiary of Holdings that is not a Loan Party to any Loan Party (together with investments in Subsidiaries that are not Loan Parties permitted under Section 7.8(f)) shall not exceed $5,000,000 (determined at the time of such incurrence) and (ii) unsecured Indebtedness owing by any Loan Party to any Subsidiary or Affiliate of such Loan Party that is not a Loan Party that is permitted pursuant to Section 7.8(f) shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;
(c)    Guarantee Obligations incurred in the ordinary course of business by Holdings and its Subsidiaries of obligations of (i) the Borrower any Subsidiary Guarantor and (ii) any Qualified PC Entity

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under an ordinary course merchant services agreement entered by such Qualified PC Entity in order to facilitate the processing of credit card payments constituting revenue of such Qualified PC;
(d)    Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);
(e)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);
(f)    Indebtedness in respect of Permitted Earnouts; provided, that such earn-out obligations are subordinated in right of payment to the Obligations hereunder on terms and conditions reasonably satisfactory to the Administrative Agent;
(g)    unsecured Indebtedness incurred by Holdings or any Subsidiary thereof (i) incurred in the ordinary course of business of such Loan Party and its Subsidiaries in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Loan Party and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money or contingent liabilities in respect thereof;
(h)    Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within 10 Business Days of incurrence and/or (ii) in respect of Cash Management Services; provided, that such Indebtedness is unsecured or has been subordinated to the reasonable satisfaction of the Administrative Agent and is in an amount not to exceed $50,000 in the aggregate at any one time outstanding;
(i)    obligations (contingent or otherwise) of Holdings or any of its Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation;
(j)    Indebtedness of a Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness;
(k)    Indebtedness of the Loan Parties and their Subsidiaries arising in the ordinary course of business with respect to bid, surety and appeals bonds, performance bonds, completion guarantees, workers compensation claims and other similar obligations, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, and other similar obligations (in each case other than for an obligation for borrowed money);

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(l)    Indebtedness consisting of the financing of insurance premiums for the insurance of Holdings or any of its Subsidiaries in the ordinary course of business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(m)    Indebtedness representing deferred compensation (other than earn-outs) owed to employees of Holdings, the Borrower or any of its Subsidiaries incurred in the ordinary course of business;
(n)    Indebtedness consisting of unsecured promissory notes issued by the Borrower to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of Holdings, to the extent such repurchase would be permitted under Section 7.6(f) (which secured Indebtedness is issued in lieu of cash Restricted Payments permitted under Section 7.6(f) (it being understood that any such issuance of Indebtedness will reduce dollar for dollar the amounts available for payment under Section 7.6(f))); provided, that the aggregate amount of all Indebtedness under this clause (n) shall not exceed $1,000,000 at any time outstanding; and
(o)    other unsecured Indebtedness in an aggregate amount not to exceed $625,000 at any time outstanding.
7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;
(b)    carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);
(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;
(f)    Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

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(g)    Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;
(h)    Liens created pursuant to the Security Documents;
(i)    any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;
(j)    judgment Liens that do not constitute an Event of Default under Section 8.1(h) of this Agreement;
(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;
(l)    (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Swap Obligations permitted by Section 7.2(i);
(m)    Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2;
(n)    the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;
(o)    Liens solely on any cash earnest money deposits made by a Loan Party Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;
(p)    customary rights of first refusal or first offer, and tag, drag and similar rights in joint venture agreements;
(q)    Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer in each case securing insurance premium financings permitted under Section 7.2.(l); and
(r)    other Liens securing Indebtedness in an aggregate principal amount not to exceed $625,000 at any time outstanding.

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7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    any Subsidiary of Holdings may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that such Subsidiary Guarantor shall be the continuing or surviving corporation);
(b)    any Subsidiary of Holdings may Dispose of any or all of its assets (i) to the Borrower or any other Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and
(c)    any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.
7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    Dispositions of obsolete or worn out property in the ordinary course of business; (b)    Dispositions of Inventory or immaterial assets in the ordinary course of business; (c)    Dispositions permitted by clause (i) of Section 7.4(b);
(d)    the sale or issuance of the Capital Stock of any Subsidiary of Holdings to the
Borrower or to any Subsidiary Guarantor;
(e)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(f)    the non-exclusive licensing of patents, trademarks, copyrights, and other
Intellectual Property rights in the ordinary course of business;
(g)    the Disposition of property (i) from any Loan Party to any other Loan Party, and
(ii) from any Subsidiary that is not a Loan Party to any other Group Member; (h)    Dispositions of property subject to a Casualty Event; (i)    leases or subleases of real property;
(j)    [reserved];
(k)    any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;
(l)    leases, as lessor, of real or personal property (other than intellectual property) no longer used or useful in such Person’s business and otherwise in the ordinary course of business;

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(m)    Dispositions of assets to the extent that such assets are exchanged for credit against the purchase price of similar replacement assets, or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement assets, all in the ordinary course of business;
(n)    Dispositions or forgiveness of accounts receivable solely in connection with the collection or compromise thereof (including sales to factors or other third parties) and not as part of any financing transaction, in each case, in the ordinary course of business and without recourse;
(o)    leases, subleases, service agreements, product sales, transfers, licenses or sublicenses (including transfers and non-exclusive licenses and sublicenses of intellectual property), in each case in the ordinary course of business and that do not interfere in any material respect with the business of Holdings, the Borrower or any of its Subsidiaries;
(p)    Dispositions of Investments in joint ventures or non-wholly owned Subsidiaries of the Borrower solely to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(q)    Dispositions made for fair market value, subject to the satisfaction of the following conditions: (i) the aggregate fair market value, as well as the aggregate book value, of the assets subject to such Dispositions shall not exceed $750,000 in any Fiscal Year; (ii) immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (iii) the Net Cash Proceeds thereof are used to prepay the Term Loans in accordance with Section 2.12(c); and (iv) at least 75.0% of the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash; and
(r)    Dispositions of any non-core assets acquired in connection with any Permitted Acquisition; provided that (i) the fair market value of such assets shall not exceed 10.0% of the consideration paid in such Permitted Acquisition, (ii) both before and after giving effect to any such Disposition, no Default or Event of Default shall exist or would result therefrom and (iii) the Net Cash Proceeds shall be (A) in an amount at least equal to the fair market value of the asset(s) subject to such Disposition and (B) to the extent paid in cash, applied in accordance with Section 2.12(c);
provided, however, that any Disposition made pursuant to this Section 7.5 shall be made in good faith on an arm’s length basis for fair value.
7.6    Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, pay any earn-out payment, seller debt or other deferred purchase payments, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)    any Subsidiary of any Group Member may make Restricted Payments to the Borrower or any Subsidiary of the Borrower that is a Loan Party;

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(b)    the Borrower may repurchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings held by any employee, director, consultant or officer of any Loan Party or Subsidiary of any Loan Party pursuant to any employee equity subscription agreement, stock option agreement, stock ownership arrangement or any similar arrangement upon the death, disability, retirement or termination of employment of such employee, director, consultant or officer to the extent (i) not exceeding $500,000 in any Fiscal Year and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(c)    the Borrower may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings; provided, that such payments shall not exceed $500,000 in any Fiscal Year;
(d)    the Borrower may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));
(e)    with respect to any taxable year during which the Borrower is a member of a consolidated group of which the parent entity is Holdings, the Borrower may make cash Restricted Payments to Intermediate Holdings, and Intermediate Holdings may in turn make cash Restricted Payments to Holdings, to enable Intermediate Holdings or Holdings to pay, and in amounts not to exceed the amount necessary to pay the amount that the Borrower would have been required to pay for federal, state, local or other taxes on income if it were deemed to be the common parent of an affiliated group (within the meaning of Section 1504 of the Code) of which only it and its Subsidiaries were members, taking into account any net operating losses or other attributes of the Borrower or its Subsidiaries, less any amounts paid directly by the Borrower and its Subsidiaries with respect to such Taxes;
(f)    (i) the Borrower may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);
(g)    the Borrower may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by the Borrower; provided that such Indebtedness is otherwise permitted by Section 7.2; and
(h)    Holdings and its Subsidiaries may make additional Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that immediately before and immediately after giving effect to the applicable payment or transaction, (i) no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such payment or transaction, (A) Holdings and its Subsidiaries shall maintain Liquidity of at least $15,000,000, (B) Holdings and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1 and (C) the Consolidated Leverage Ratio of Holdings and its Subsidiaries shall not exceed 1.60:1.00.
7.7    [Reserved].
7.8    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person,

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including, without limitation, the opening of any de novo treatment facility or the opening or acquisition of any PC Entity (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    Investments in cash and Cash Equivalents;
(c)    Guarantee Obligations permitted by Section 7.2;
(d)    loans and advances to officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate principal amount at any time not to exceed $500,000 for all such outstanding loans and advances, after giving effect to Section 7.6(b);
(e)    Investments in any joint ventures in the same business or a business reasonably related, complementary or ancillary to the line of business of the Loan Parties in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that immediately before and after giving effect to any such Investment, no Default or Event of Default shall exist or would result therefrom;
(f)    Investments consisting of intercompany loans or other extensions of credit (i) between or among the Borrower and its Subsidiaries that are Loan Parties, (ii) by the Borrower or a Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the aggregate amount of any such loans or extensions of credit does not exceed (together with Indebtedness of non-Loan Parties permitted under Section 7.2(b)) $1,000,000 at any one time outstanding, and (iii) by any Subsidiary that is not a Loan Party to the Borrower or a Subsidiary that is a Loan Party; provided, that, any such intercompany Indebtedness described in clause (iii) shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;
(g)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(h)    Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;
(i)    Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;
(j)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Investments in an aggregate principal amount at any time not to exceed $1,000,000;
(k)    deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

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(l)    the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(m)    Investments consisting of demand loans, capital contributions or other Investments made to PC Entities in accordance with the terms of the PC Documents; provided that (i) the aggregate amount of all such Investments to any PC Entity shall not exceed $1,000,000 at any one time and (ii) the aggregate amount of all such Investments shall not exceed $2,500,000 over the course of this Agreement;
(n)    purchases or other acquisitions by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:
(i)    the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower on the date hereof;
(ii)    all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;
(iii)    no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;
(iv)    any acquired assets shall be located in the United States and any acquired entity shall be organized under the laws of the United States or any state thereof;
(v)    the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;
(vi)    any such newly-created or acquired Subsidiary (or the Loan Party that is the acquirer of assets in connection with an asset acquisition) shall comply with the requirements of Section 6.12, except to the extent compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;
(vii)    Liquidity shall equal or exceed $10,000,000 as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a Pro Forma Basis, to the consummation of such acquisition or other purchase);
(viii)    immediately before and immediately after giving effect to any such purchase or other acquisition, (x) no Default or Event of Default shall have occurred and be continuing, (y) Holdings and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase and (z) the Consolidated Leverage Ratio of Holdings and its Subsidiaries shall not exceed 1.75:1.00;

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(ix)    the Borrower shall not, based upon the knowledge of Holdings or the Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in an Event of Default under Section 8.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1;
(x)    no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(j);
(xi)    the aggregate amount of the cash consideration (A) paid by such Group Member in connection with any particular Permitted Acquisition shall not exceed $5,000,000, and (B) paid by all Group Members in connection with all such Permitted Acquisitions consummated from and after the Closing Date shall not exceed $25,000,000;
(xii)    such     purchase     or     acquisition     shall     not     constitute     an     Unfriendly
Acquisition; and
(xiii)    the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(o)    Investments consisting of, or related to, the opening and startup of any de novo treatment facility that will constitute a PC Entity; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate amount of all such Investments made pursuant to this clause (o) in any Fiscal Year shall not exceed $5,000,000 without the prior written consent of Administrative Agent and (iii) the aggregate amount of de novo facility Investments in jurisdictions outside of the United States (excluding the existing de novo facility in Toronto, Canada) during the term of this Agreement shall not exceed $10,000,000 without the prior written consent of Administrative Agent; and
(p)    Holdings and its Subsidiaries may make additional Investments not otherwise permitted by one of the foregoing clauses of this Section 7.8; provided that immediately before and immediately after giving effect to such Investment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such Investment (A) Holdings and its Subsidiaries shall maintain Liquidity of at least $10,000,000, (B) Holdings and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1 and (C) the Consolidated Leverage Ratio of Holdings and its Subsidiaries shall not exceed 1.75:1.00.
Notwithstanding the foregoing, in no event shall any Loan Party be permitted to transfer or dispose to any Person that is not a Loan Party any legal or beneficial ownership of, or an exclusive license to, any Intellectual Property rights, in each case, that are material to the business of the Loan Parties, taken as a whole.
7.9    ERISA. The Borrower shall not, and shall not permit any of its ERISA Affiliates to: (a) terminate any Pension Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase

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its obligations thereunder which could result in any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.
7.10    Optional Payments and Modifications of Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.
7.11    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions between or among Loan Parties and PC Entities to the extent expressly permitted hereunder) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
7.12    Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction.
7.13    Swap Agreements. Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.
7.14    Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) Fiscal Year.
7.15    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as (i) any such prohibition contained in any such agreement applies solely with respect to the creation, incurrence, assumption or sufferance by such Subsidiary of a Lien upon Excluded Assets, and (ii) such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien

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permitted under Sections 7.3(c), (m), (n) and (p) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).
7.16    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, or (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c), (m), (n) and (p) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).
7.17    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.
7.18    Designation of other Indebtedness. Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.
7.19    PC Entities; PC Documents.
(a)    Enter into any Management Services Agreement with any PC Entity after the
Closing Date unless:
(i)    such Management Services Agreement is Freely Assignable;
(ii)    promptly after the execution thereof, the applicable Loan Party shall deliver a copy of such Management Services Agreement to the Administrative Agent;
(iii)    except to the extent prohibited under applicable law, such PC Entity shall have granted to the applicable Loan Party a continuing Lien on its Accounts (as defined in the UCC) as collateral security for the payment in full of all amounts and other obligations from time to time owing to the applicable Loan Party by such PC Entity under any Management Services Agreement or any Deficit Funding Agreement pursuant to a Freely Assignable Deficit Funding Agreement;
(iv)    except to the extent prohibited (or, based on the advice of experienced healthcare counsel, not legally advisable) under applicable law, the applicable Loan Party, such PC Entity

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and the member(s) or other equityholder(s) of such PC Entity shall have entered into a Freely Assignable Continuity Agreement, and the applicable Loan Party shall deliver a copy of such Continuity Agreement to the Administrative Agent;
(v)    except to the extent prohibited under applicable law, the applicable Loan Party and such PC Entity shall enter into a Freely Assignable Deficit Funding Agreement, and the applicable Loan Party shall deliver a copy of such Deficit Funding Agreement to the Administrative Agent; and
(vi)    except to the extent prohibited under applicable law, the applicable Loan Party shall execute and deliver to the Administrative Agent a Collateral Assignment of PC Documents (or a supplement to an applicable existing Collateral Assignment of PC Documents).
(b)    No Loan Party shall, and no Loan Party shall cause or permit any of its Subsidiaries to, amend or modify in any manner adverse in any material respect to the Lenders or the Agent, or grant any waiver under (if such granting shall be adverse to the Lenders), any PC Documents, except for any amendment, modification or waiver, in each case, reasonably required to comply with applicable law (including Health Care Laws and state corporate laws)
7.20    Amendments to Organizational Agreements and Material Contracts. (a) Amend or permit any amendments to any Loan Party’s organizational documents; (b) amend or permit any amendments to, or terminate or waive any provision of the PC Documents, other than any amendment, modification or other change that is not adverse to the Administrative Agent or the Lenders in any material respect (it being understood and agreed that, with respect to the PC Documents, any decrease in fees, removal of existing fees, delay of any date on which fees are due or modification of any assignment provisions with respect thereto shall be deemed to be adverse to the Administrative Agent and the Lenders) or (c) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders in any material respect.
7.21    Use of Proceeds. Use the proceeds of any Credit Extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Federal Reserve Board; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent, Issuing Lender, Swingline Lender, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.
7.22    Subordinated Indebtedness.
(a)    Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect Holdings’ or any of its Subsidiaries’, as applicable, ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is in

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compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.
(b)    Payments. Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Indebtedness, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.
7.23    Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.
7.24    Holding Companies. Holdings and Intermediate Holdings will not engage in any material operating or business activities; provided, that the following and any activities incidental or related thereto shall be permitted: (i) the maintenance of their legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance), (ii) ownership of the Capital Stock of their Subsidiaries, (iii) holding any cash or property (but not operating any material property), (iv) the performance of their obligations with respect to Loan Documents and any other documents governing Indebtedness permitted hereby, (v) any public offering of common equity or any other issuance or sale of the Capital Stock of Holdings or (vi) participating in tax, accounting and other administrative matters of a type customarily provided by a holding company to its Subsidiaries.
SECTION 8
EVENTS OF DEFAULT
8.1    Events of Default. The occurrence of any of the following shall constitute an Event of
Default:
(a)    the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or
(c)    (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 5.3, Section 6.1, Section 6.2(b), clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a), Section 6.10 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Security Document shall have occurred and be continuing; or

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(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or
(e)    (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in the observance or performance of any other agreement (including any Subordinated Debt Document) or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (1) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (2) to cause, with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clauses (i)(A), (B), (C) or (D) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (i)(A), (B), (C) or (D) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate for all such Indebtedness, exceeds the Threshold Amount; or (ii) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member; or
(f)    (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period, no Loan shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (provided that, during such 60 day period, no Loan shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

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(g)    there shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of the Threshold Amount during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds the Threshold Amount; or
(h)    there is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in excess of the Threshold Amount, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or
(i)    (i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than as a result of the action or inaction of the Administrative Agent or any Lender) with respect to Collateral having a value exceeding $1,000,000; or
(ii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
(iii) any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or
(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or
(k)    a Change of Control shall occur; or
(l)    [reserved];
(m)    any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal has, or could reasonably be expected to have, a Material Adverse Effect; or
(n)    any Loan Document not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or

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(o)    [reserved]; or
(p)    any PC Entity shall fail to deposit cash, checks, drafts and other items, including cash and Cash Equivalents, received or held by or on behalf of such PC Entity (other than amounts not exceeding $100,000 at any one time) into a Deposit Account of a Loan Party subject to a Control Agreement or a Deposit Account of such PC Entity subject to a sweep agreement in favor of a Loan Party in breach of the PC Documents, if such breach remains uncured for more than five Business Days (or such later date as agreed by the Administrative Agent in its sole discretion) following any Loan Party becoming aware of such breach.
8.2    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and
(b)    if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Cash Management Bank may terminate any Cash Management Agreement then outstanding and declare all Obligations then owing by the Group Members under any such Cash Management Agreements then outstanding to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) the Administrative Agent may exercise on behalf of itself, any Cash Management Bank, the Lenders and the Issuing Lender all rights and remedies available to it, any such Cash Management Bank, the Lenders and the Issuing Lender under the Loan Documents.
With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents in accordance with Section 8.3.
In addition, (x) the Borrower shall also cash collateralize the full amount of any Swingline Loans then outstanding, and (y) to the extent elected by any applicable Cash Management Bank, the Borrower shall also cash collateralize the amount of any Obligations in respect of Cash Management Services then outstanding, which cash collateralized amounts shall be applied by the Administrative Agent to the payment of all such outstanding Cash Management Services, and any unused portion thereof remaining after all such Cash Management Services shall have been fully paid and satisfied in full shall be

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applied by the Administrative Agent to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the terms of Section 8.3.
After all such Letters of Credit and Cash Management Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Cash Management Services) shall have been paid in full, the balance, if any, of the funds having been so cash collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders, the Issuing Lender ((including any Letter of Credit Fronting Fees and Issuing Lender Fees), and any Qualified Counterparty and any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender, and amounts payable under Sections 2.19, 2.20 and 2.21), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to the extent that the Swingline Lender has advanced any Swingline Loans that have not been refunded by each Lender’s Swingline Participation Amount, payment to the Swingline Lender of that portion of the Obligations constituting the unpaid principal of and interest upon the Swingline Loans advanced by the Swingline Lender;
Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest in respect of any Cash Management Services and on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements and any Cash Management Agreements, in each case, ratably among the Lenders, any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Cash Management Agreements, in each case, ratably among the Lenders, any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and any

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applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fifth and payable to them;
Sixth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;
Seventh, for the account of any applicable Qualified Counterparty and any applicable Cash Management Bank, to cash collateralize Obligations arising under any then outstanding Specified Swap Agreements and Cash Management Services, in each case, ratably among them in proportion to the respective amounts described in this clause Seventh payable to them;
Eighth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Eighth and payable to them;
Last, the balance, if any, after the Discharge of Obligations, to the Borrower or as otherwise required by law.
Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.
SECTION 9
THE ADMINISTRATIVE AGENT
9.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the
Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)    The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders, the Issuing Lender, and the Swingline Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary

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relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)    The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty and provider of Cash Management Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any Subordinated Debt Document, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.
9.2    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents. Nothing in this Section shall limit the ability of any Loan Party to hold any such sub-agent responsible for losses, costs, damages, and expenses incurred by such Loan Party as a result of gross negligence or willful misconduct of such sub-agent to the same extent as the Administrative Agent.
9.3    Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:
(a)    be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

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(b)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to Holdings or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems

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appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
9.7    Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by Holdings, the Borrower or any other Loan Party and without limiting the obligation of Holdings, the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to

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such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Holdings, the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.9    Successor Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the
Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (so long as no Event of Default has occurred and is continuing, with the consent of the Borrower) to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and, if applicable, the Borrower, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and appoint a successor (so long as no Event of Default has occurred and is continuing, with the consent of the Borrower). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders and, if applicable, the Borrower, appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.
9.10    Collateral and Guaranty Matters.
(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations (other than contingent indemnification obligations for which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made and the aggregate Commitments have been terminated), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of to a Person other than a Loan Party as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) if such Collateral becomes Excluded Assets or (iv) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;
(ii)    to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(g); and
(iii)    to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.

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(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)    Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions. In furtherance of the foregoing, and not in limitation thereof, no Specified Swap Agreement and no Cash Management Agreement, the Obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Loan Party under any Loan Document except as expressly provided herein or in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, any Secured Party that is a Cash Management Bank or a Qualified Counterparty shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
9.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

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(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.12    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Lead Arrangers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Issuing Lender or the Swingline Lender hereunder.
9.13    Cash Management Bank and Qualified Counterparty Reports. Each Cash Management Bank and each Qualified Counterparty agrees to furnish to the Administrative Agent, as frequently as the Administrative Agent may reasonably request, with a summary of all Obligations in respect of Cash Management Services and/or Specified Swap Agreements, as applicable, due or to become due to such Cash Management Bank or Qualified Counterparty, as applicable. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Cash Management Bank or Qualified Counterparty (in its capacity as a Cash Management Bank or Qualified Counterparty and not in its capacity as a Lender) unless the Administrative Agent has received written notice thereof from such Cash Management Bank or Qualified Counterparty and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Cash Management Bank or Qualified Counterparty on account of Cash Management Services or Specified Swap Agreements are set forth in such notice.
9.14    Survival. This Section 9 shall survive the Discharge of Obligations.
9.15    Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two

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Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).
(c)    Each     Lender,     Issuing     Lender     or     Secured     Party     hereby     authorizes     the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such

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instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine
(g)    Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 10
MISCELLANEOUS
10.1    Amendments and Waivers.

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(a)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that no amendment or modification of defined terms used in the financial covenants in this Agreement or waiver of any Default or Event of Default or the right to receive interest at the Default Rate shall constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment, in each case, without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.18 or any other provision of the Loan Documents requiring pro rata treatment of the Lenders in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 or any other provision of the Loan Documents requiring pro rata treatment of the Lenders in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (I) (i) amend or modify the application of prepayments set forth in Section 2.12(c) or the application of payments set forth in Section 8.3 in a manner that adversely affects Revolving Lenders without the written consent of the Majority Revolving Lenders, (ii) amend or modify the application of prepayments set forth in Section 2.12(c) or the application of payments set forth in Section 8.3 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of the Majority Term Lenders and, as applicable, the L/C Lenders, or (iii) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, any Cash Management Bank or any Qualified Counterparty, as applicable, without the written consent of the Issuing Lender, such Cash Management Bank or any such Qualified Counterparty, as applicable; or (J) subordinate the Obligations under the Facilities or Liens securing such Obligations (other than with respect to Liens constituting purchase money Liens and Capital Lease Obligations) without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, each Cash Management Bank, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of

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Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b)    Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that (i) the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent or (ii) any Disqualified Institution becomes a Lender in contravention of Section 10.6(b)(v), then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:
(i)    the termination of the Commitment of each such Minority Lender;
(ii)    the assumption of the Loans and Commitment of each such Minority
Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and
(iii)    the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.
(c)    Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional Credit Extensions and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable.
(d)    Notwithstanding any provision herein to the contrary, any Cash Management Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.
(e)    Notwithstanding any provision herein or in any other Loan Document to the contrary, no Cash Management Bank and no Qualified Counterparty shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of Cash Management Services or Specified Swap Agreements or Obligations owing thereunder, nor shall the consent of any such Cash Management Bank or Qualified Counterparty, as applicable, be required for any matter, other than in their capacities as Lenders, to the extent applicable.
10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower, Holdings and the Administrative Agent,

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and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:
Borrower/Holdings:    AirSculpt Technologies, Inc.
1200 Broadway, Suite 715
Nashville, Tennessee 37203
Attention:    Dennis Dean
Facsimile:    N/A
Telephone:    615-424-0121
E-Mail: ddean@elitebodysculpture.com
Website URL:
www.investors.elitebodysculpture.com
with a copy to:
McDermott Will & Emery LLP
333 SE 2nd Avenue, Suite 4500
Miami, Florida 33131-4336
Attention:    Jerry Sokol
Facsimile:    305-347-6500
Telephone:    305-358-3500
E-Mail: jsokol.mwe.com
Website URL:    www.mwe.com
and
McDermott Will & Emery LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067-3206
Attention:    Adam G. Spiegel
Facsimile:    310-277-4730
Telephone:    310-277-4110
E-Mail: aspiegel@mwe.com
Website URL:    www.mwe.com
Administrative Agent:    Silicon Valley Bank
275 Grove Street
Newton, Massachusetts 02466
Attention: Keith Cox
E-Mail: kcox@svb.com
with a copy to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Jesse K. Sheff
E-Mail: jesse.sheff@lw.com
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

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(a)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(b)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(c)     (i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other Credit Extensions hereunder.

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10.5    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented and out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification     by     the     Borrower.          The     Borrower     shall     indemnify     the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from disputes between and among Indemnitees (other than disputes against the Administrative Agent or any Joint Leader Arranger in such capacity or related to any act or omission by Holdings of its Affiliates). This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related

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Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable within 15 days of written demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the Discharge of Obligations.
10.6    Successors and Assigns; Participations and Assignments.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which, for purposes of this Section 10.6, shall include any Cash Management Bank and any Qualified Counterparty, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $3,000,000, in the case of any assignment in respect of the Revolving Facility, or $10,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

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(C)     the consent of the Issuing Lender (such consents not to be unreasonably withheld, delayed or conditioned) shall be required for any assignment in respect of the Revolving Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) any Disqualified Institution without the consent of the Borrower (so long as no Event of Default has occurred and is continuing).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as

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a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower (provided that so long as no Event of Default has occurred and is continuing, the Borrower’s consent shall be required to sell participations to any Disqualified Institution) or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.23 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all

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or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.
(g)    Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).
(h)    Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the list of Disqualified Institutions to each Lender requesting the same.
10.7    Adjustments; Set-off.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to

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events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to Holdings, the Borrower or any other Loan Party, any such notice being expressly waived by Holdings, the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of Holdings, the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of Holdings, the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Holdings, the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.7, if at any time any Lender, the Issuing Lender or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.
10.8    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest

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thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.
10.9    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Electronic Execution of Assignments.
(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
10.11    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.12    Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.13    GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY, DISPUTE, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT

US-DOCS\135452008.17

OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAW RULES) OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.
10.14    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    agrees that all disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement, any other Loan Document, any contemplated transactions related hereto or thereto, or the relationship between any Loan Party, on the one hand, and the Administrative Agent or any Lender or any other Secured Party, on the other hand, and any and all other claims of any of Holdings and the Borrower against the Administrative Agent or any Lender or any other Secured Party of any kind, shall be brought only in a federal or state court located in the borough of Manhattan, in New York City; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender or any other Secured Party from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender or any other Secured Party. Each of Holdings and the Borrower (i) expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court and to the selection of any referee referred to below, (ii) hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court, and (iii) agrees that it shall not file any motion or other application seeking to change the venue of any such suit or other action. Each of Holdings and the Borrower hereby waives personal service of any summons, complaints, and other process issued in any such action or suit and agrees that service of any such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower or Holdings at the address set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s or Holdings’, as applicable, actual receipt thereof or three days after deposit in the U.S. mails, proper postage prepaid;
(b)    WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY AND THEREBY, AMONG ANY OF THE PARTIES HERETO AND THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH OF HOLDINGS AND THE BORROWER HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;
(c)    AGREES, WITHOUT INTENDING IN ANY WAY TO LIMIT ITS AGREEMENT TO WAIVE ITS RIGHT TO A TRIAL BY JURY, that if (i) any action or proceeding is filed in a court of the State of New York by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, and (ii) the above waiver of the right to a trial by jury is held by a court to be unenforceable, any and all disputes or controversies of any nature arising under this Agreement, any other Loan Document, or any contemplated transactions related hereto or thereto among any of the parties hereto or thereto at any time shall be decided by a reference to a

US-DOCS\135452008.17

referee who shall be a retired state or federal judge with judicial experience in civil matters, mutually selected by the Borrower, the Administrative Agent and the Lenders appointed in accordance with New York State law, sitting without a jury, in the borough of Manhattan, in New York City; and the Borrower hereby submits to the jurisdiction of such court. The referee shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any action, a party hereto desires to seek provisional relief in the action or with respect to any Collateral located within the State of New York, but a referee has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the appropriate state or federal court in the State of New York for such relief. The proceeding before the referee shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The referee shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. Each of Holdings and the Borrower agrees that the selected or appointed referee shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to New York State law. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender at any time to exercise self-help remedies, foreclose against Collateral, or obtain provisional remedies. The referee shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph; and
(d)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
This Section 10.14 shall survive the Discharge of Obligations.
10.15    Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.
10.16    [Reserved].
10.17    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent
and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any

US-DOCS\135452008.17

self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Holdings, the Borrower or their respective Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.
Each of the Administrative Agent, the Lenders, and the Issuing Lender acknowledges that (x) the Information may include material non-public information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with applicable Requirements of Law, including applicable federal and state securities laws, rules and regulations.
Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.
For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non- confidential basis prior to disclosure by Holdings or any of its Subsidiaries; provided that, in the case of information received from Holdings or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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During the course of field examinations and other visits, inspections, examinations and discussions, representatives of Administrative Agent and the Lenders may encounter individually identifiable healthcare information as defined under HIPAA, or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). The Loan Parties maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purposes. Unless otherwise required by law, Administrative Agent, the Lenders and their respective representatives shall not require or perform any act that would cause the Loan Parties to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including HIPAA.
10.18    Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account (other than an Excluded Account) of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.
10.19    [Reserved].
10.20    Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies Holdings and the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Holdings and the Borrower and each other Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower and each other Loan Party in accordance with such rules and regulations. Each of Holdings and the Borrower and each other Loan Party will, and will cause each of its respective Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent or any such Lender in maintaining compliance with such applicable rules and regulations.
[Remainder of page left blank intentionally]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AIRSCULPT TECHNOLOGIES, INC., as Holdings

By: /s/ Dennis Dean
Name: Dennis Dean
Title: Chief Financial Officer

EBS INTERMEDIATE PARENT LLC, as Intermediate Holdings

By: /s/ Dennis Dean
Name: Dennis Dean
Title: Chief Financial Officer

EBS ENTERPRISES LLC, as the Borrower

By: /s/ Dennis Dean
Name: Dennis Dean
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

SILICON VALLEY BANK,
as the Administrative Agent

By: /s/ Allison L. Pearlstein
Name: Allison L. Pearlstein
Title: Senior Vice President

[Signature Page to Credit Agreement]

SILICON VALLEY BANK,
as Issuing Lender, Swingline Lender and as a Lender

By: /s/ Allison L. Pearlstein
Name: Allison L. Pearlstein
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANKUNITED, as a Lender

By: /s/ Valentina Londono
Name: Valentina Londono
Title: Vice President

[Signature Page to Credit Agreement]

CAMBRIDGE TRUST, as a Lender

By: /s/ Christopher Roy
Name: Christopher Roy
Title: Director

[Signature Page to Credit Agreement]

CITY NATIONAL BANK, as a Lender

By: /s/ Candice Callahan
Name: Candice Callahan
Title: SVP, Senior Relationship Manager

[Signature Page to Credit Agreement]

Schedule 1.1:    Commitments

Lender	Term Commitment	Revolving Commitment	Total Allocation	L/C Commitment	Percentage
SILICON VALLEY BANK	$33,055,555.56	$1,944,444.44	$35,000,000.00	$777,800.00	38.89%
City National Bank	$23,611,111.11	$1,388,888.89	$25,000,000.00	$555,600.00	27.78%
Cambridge Trust	$18,888,888.89	$1,111,111.11	$20,000,000.00	$444,400.00	22.22%
BankUnited	$9,444,444.44	$555,555.56	$10,000,000.00	$222,200.00	11.11%
Total	$85,000,000.00	$5,000,000.00	$90,000,000.00	$2,000,000.00	100.00%

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Schedule 4.4:    Governmental Approvals, Consents, Authorizations, Filings and Notices

None.

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None.

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Schedule 4.13:    ERISA Plans

Schedule 4.15:    Subsidiaries

Name of Loan Party	Jurisdiction of Formation
EBS Enterprises LLC	DE
EBS Intermediate Parent LLC	DE

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Schedule 4.17:    Environmental Matters

None.

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Schedule 4.19(a):    Financing Statements and Other Filings

None.

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Schedule 4.27:    Capitalization

Owner of Loan Party's Equity Interests	Name of Loan Party	Type of Entity	Number of Shares/ Units	Class of Interests	Percentage of Class Owned	Certificate No.
See capitalization table below*	AirSculpt Technologies, Inc.	Delaware corporation	See capitalization table below.	See capitalization table below.	See capitalization table below.	N/A1
EBS Intermediate Parent LLC	EBS Enterprises LLC	Delaware limited liability company	N/A	Membership Interest	100%	N/A
AirSculpt Technologies, Inc.	EBS Intermediate Parent LLC	Delaware limited liability company	N/A	Membership Interest	100%	N/A

* Capitalization of AirSculp Technologies, Inc.:

1 AirSculpt Technologies, Inc. is a publicly traded company.

US-DOCS\136007824.10

Schedule 5.3:    Post-Closing

1.    Within 7 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall receive the insurance certificates and endorsements satisfying the requirements of Section 6.6 of the Credit Agreement and Section 5.2(b) of the Guarantee and Collateral Agreement.
2.    Within 90 days after the Closing Date, deliver to the Administrative Agent a Control Agreement with respect to each of the Deposit Accounts and Securities Accounts that are not Excluded Accounts and are set forth on Schedule 6.10 to the Credit Agreement.
3.    Within 90 days after the Closing Date, open and maintain each Loan Party’s primary Deposit Accounts and Securities Accounts with SVB or with SVB’s Affiliates and all other domestic Deposit Accounts and Securities Accounts with a Lender or an Affiliate thereof.

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Schedule 6.10:    Controlled Accounts

Loan Party	Type of Account (i.e. Payroll, Operations, Cash Management, etc.)	Name of Depository Bank	Account No.	Is Account Currently Excluded (Y/N)
AirSculpt Technologies, Inc.	Operating	First Republic Bank	8009947559	N
EBS Enterprises LLC	Operating	First Republic Bank	80086223656	N
EBS Enterprises LLC	Operating	JP Morgan Chase Bank	326739338	N

US-DOCS\136007824.10

None.

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Schedule 7.2(d):    Existing Indebtedness

None.

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Schedule 7.3(f):    Existing Liens

US-DOCS\135774725.7

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(Please see attached form)

Exhibit A

EXHIBIT A

Execution Version

GUARANTEE AND COLLATERAL AGREEMENT
Dated as of November 7, 2022,
made by
AIRSCULPT TECHNOLOGIES, INC.,
as Holdings,
EBS INTERMEDIATE PARENT LLC,
as Intermediate Holdings,
EBS ENTERPRISES LLC,
as the Borrower,
and the other Grantors referred to herein,
in favor of
SILICON VALLEY BANK,
as Administrative Agent

US-DOCS\135805308.19

i
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(continued)

                                                     Page

5.15    Maintenance of Records ....................................................................................................19
5.16    Disposition of Collateral....................................................................................................19
5.17    Liens...................................................................................................................................19
5.18    Expenses ............................................................................................................................19
5.19    Leased Premises; Collateral Held by Warehouseman, Bailee, Etc......................................19 5.20    Chattel Paper......................................................................................................................20

ii
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TABLE OF CONTENTS (continued)
SCHEDULES
Schedule 1    Notice Addresses
Schedule 2    Investment Property
Schedule 3    Perfection Matters
Schedule 4    Jurisdictions of Organization and Chief Executive Offices, etc. Schedule 5    Equipment and Inventory Locations
Schedule 6    Intellectual Property
Schedule 7    Letter of Credit Rights
Schedule 8    Commercial Tort Claims

ANNEXES
Annex 1    Form of Assumption Agreement Annex 2    Form of Pledge Supplement

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GUARANTEE AND COLLATERAL AGREEMENT
This GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”), dated as of
November 7, 2022, is made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of SILICON VALLEY BANK, as administrative agent (together with its successors, in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (each a “Lender” and, collectively, the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and the Administrative Agent.
INTRODUCTORY STATEMENTS
WHEREAS, Holdings, Intermediate Holdings and the Borrower are members of an affiliated group of companies that includes each other Grantor;
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective business;
WHEREAS, certain of the Qualified Counterparties may enter into Specified Swap Agreements with the Borrower;
WHEREAS, Holdings, Intermediate Holdings, the Borrower and the other Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements; and
WHEREAS, it is a condition precedent to the Closing Date that the Grantors shall have executed and delivered this Agreement in favor of the Administrative Agent for the ratable benefit of the Secured Parties.
NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:
SECTION 1.    Defined Terms.
1.1    Definitions.
(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement, and the following terms are used herein as defined in the UCC: Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Securities Account and Supporting Obligation.
(b)    The following terms shall have the following meanings:
“Administrative Agent”: as defined in the preamble hereto.

1
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“Agreement”: as defined in the preamble hereto.
“Books”: all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (a) ledgers; (b) records indicating, summarizing, or evidencing such Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (c) computer programs and software; (d) computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (g) any and all other rights now or hereafter arising out of any contract or agreement between such Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of such Grantor’s books or records or with credit reporting, including with regard to any of such Grantor’s Accounts.
“Borrower”: as defined in the preamble hereto.
“Collateral”: as defined in Section 3.1.
“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.
“Copyright License”: any written agreement which (a) names a Grantor as licensor or licensee
(including those listed on Schedule 6), or (b) grants any right under any Copyright to a Grantor, including any rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
“Copyrights”: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 6), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the U.S. Copyright Office, and (b) the right to obtain any renewals thereof.
“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a depositary institution.
“Excluded Assets”: collectively,
(a)    Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation not prohibited by the terms of the Credit Agreement if the contract or other agreement pursuant to which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment and proceeds of such Equipment;
(b)    any real property that, together with any improvements thereon, individually or in the aggregate has a fair market value less than $1,000,000, and any leasehold interests of any Grantor;
(c)    margin stock (within the meaning of Regulation U issued by the Federal Reserve Board) to the extent the creation of a security interest therein in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) will result in a violation of Regulation U issued by the Federal
2
US-DOCS\135805308.19

Reserve Board;
(d)    motor vehicles and other equipment covered by certificates of title; and
(e)    capital stock of any Foreign Subsidiary (other than Capital Stock representing up to 65.0% of the total outstanding voting Capital Stock of any First Tier Foreign Subsidiary and up to 100.0% of the total outstanding non-voting Capital Stock of any First Tier Foreign Subsidiary);
(f)    Excluded Accounts described in clauses (a), (b), (c), (d) and (e) of the definition thereof;
(g)    any intent-to-use United States Trademark application for which neither (i) an amendment to allege use to bring the application into conformity with 15 U.S.C. § 1051(a) has been filed with and accepted by the United States Patent and Trademark Office, nor (ii) a verified statement of use under 15 U.S.C. § 1051(d) has been filed with and accepted by the United States Patent and Trademark Office;
(h)    any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, lease, permit, license, or license agreement evidencing or giving rise to such property, except (i) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of the Credit Agreement, (ii) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Requirement of Law (including the Bankruptcy Code) or principles of equity, (iii) to the extent that any consent or waiver has been obtained that would permit the Administrative Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement or (iv) to the extent this provision would limit, impair, or otherwise affect the Administrative Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (x) monies due or to become due under or in connection with any described contract, lease, permit, license, or license agreement (including accounts receivable, or proceeds of inventory), or (y) any proceeds from the sale, license, lease, or other disposition of any such contract, lease, permit, license, or license agreement; provided, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; and
(i)    any Collateral with respect to which the Administrative Agent has determined, in consultation with the Borrower, that the costs of obtaining a security interest in such Collateral are excessive in relation to the benefits provided to the Secured Parties by such security interest;
provided, however, that any Proceeds, substitutions or replacements of any Excluded Assets shall not be Excluded Assets (unless such Proceeds, substitutions or replacements are otherwise, in and of themselves, Excluded Assets).
“Fraudulent Transfer Laws”: as defined in Section 2.1(f).
“Grantor”: as defined in the preamble hereto.

3
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“Guarantor”: as defined in Section 2.1(a).

“Investment Account”: any of a Securities Account, a Commodity Account or a Deposit Account.
“Investment Property”: the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any voting Capital Stock or other ownership interests of a First Tier Foreign Subsidiary excluded from the definition of “Pledged Stock”), and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Collateral.
“Issuer”: with respect to any Investment Property, the issuer of such Investment Property.
“Patent License”: any written agreement which (a) names a Grantor as licensor or licensee and
(b) grants to such Grantor any right under a Patent, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent, including any such agreements referred to on Schedule
6.
“Patents”: (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to on Schedule 6, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6, and (c) all rights to obtain any reissues or extensions of the foregoing.
“Pledged Collateral”: (a) any and all Pledged Stock; (b) all other Investment Property of any Grantor; (c) all warrants, options or other rights entitling any Grantor to acquire any interest in Capital Stock or other securities of the direct or indirect Subsidiaries of such Grantor or of any other Person; (d) all Instruments; (e) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (f) all certificates and instruments now or hereafter representing or evidencing any of the foregoing; (g) all rights, interests and claims with respect to the foregoing, including voting rights, management rights, rights to become a member or partner or other holder thereof, and including all rights under any and all related agreements, instruments and other documents, and (h) all cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor; provided, that in no event shall Pledged Collateral include any Excluded Asset.
“Pledged Collateral Agreements”: as defined in Section 5.23.
“Pledged Notes”: all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor.
“Pledged Stock”: all of the issued and outstanding shares of Capital Stock, whether certificated or uncertificated, of any Grantor’s direct Subsidiaries now or hereafter owned by any such Grantor and including the Capital Stock listed on Schedule 2 hereof (as amended or supplemented from time to time); provided that in no event shall Pledged Stock include any Excluded Assets.
“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from any Investment Property constituting Collateral and all collections thereon or distributions or payments with respect thereto.
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“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).
“Rights to Payment”: any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.
“Secured Obligations”: collectively, the “Obligations”, as such term is defined in the Credit Agreement.
“Secured Parties” means the Administrative Agent, the Issuing Lender, the Swing Line Lender, each Lender and any Qualified Counterparty with whom the Borrower enters into a Specified Swap Agreement.
“Trademark License”: any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right to use any Trademark, including any such agreement referred to on Schedule 6.
“Trademarks”: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 6, and (b) the right to obtain all renewals thereof.
1.2    Other Definitional Provisions. The rules of interpretation set forth in Section 1.2 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.
SECTION 2.    Guarantee.
2.1    Guarantee.
(a)    Each Grantor, including the Borrower (except as to its own obligations), who has executed this Agreement as of the date hereof, together with each Material Domestic Subsidiary of any Grantor who accedes to this Agreement as a Grantor after the date hereof pursuant to Section 6.12 of the Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”), hereby, jointly and severally, unconditionally and irrevocably (until the Discharge of Obligations), guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and permitted assigns, the prompt and complete payment and performance by the Borrower and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:
(i)    each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Administrative Agent’s or any Secured Party’s exercise or enforcement of any remedy it or they may have against the Borrower, any Guarantor, any other Person, or all or any portion of the Collateral; and

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(ii)    the Administrative Agent may enforce this guaranty notwithstanding the existence of any dispute between any of the Secured Parties and the Borrower or any Guarantor with respect to the existence of any Event of Default.
(b)    Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.
(c)    The guarantee contained in this Section 2 shall remain in full force and effect until all the Discharge of Obligations, notwithstanding that from time to time during the term of the Credit Agreement the outstanding amount of the Secured Obligations may be zero.
(d)    No payment made by the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.
(e)    Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and the Bankruptcy Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Agreement for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.2, and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under this Agreement.
2.2    Right of Contribution. If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
2.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any Guarantor or any Collateral or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact
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form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied in such order as set forth in Section 6.5 hereof irrespective of the occurrence or the continuance of any Event of Default.
2.4    Amendments, etc. with respect to the Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents, the Specified Swap Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all of the Lenders, as the case may be) may deem advisable from time to time in accordance with the terms of such documents, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
2.5    Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor further waives:
(a)    diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Secured Obligations;
(b)    any right to require any Secured Party to marshal assets in favor of the Borrower, such Guarantor, any other Guarantor or any other Person, to proceed against the Borrower, any Guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Secured Obligations or to comply with any other provisions of Section 9-611 of the New York UCC (or any equivalent provision of any other Requirement of Law) or to pursue any other right, remedy, power or privilege of any Secured Party whatsoever;
(c)    the defense of the statute of limitations in any action hereunder or for the collection or performance of the Secured Obligations;
(d)    any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, such Guarantor or any other Person;

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(e)    any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Secured Obligations;
(f)    any rights to set-offs and counterclaims; and
(g)    without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by any Requirement of Law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement, including all rights and defenses (i) arising out of an election of remedies by any Secured Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against any applicable Loan Party by the operation of Section 580 or 726 of the New York Code of Civil Procedure or otherwise, and (ii) relating to any suretyship defenses available to it under the New York UCC or any other Requirement of Law, including any rights and defenses which are or may become available to such Guarantor by reason of New York Civil Code Sections 1432, 2787 through 2855, 2899, and 3433 or New York Code of Civil Procedure Sections 580 or 726.
Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (1) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (2) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, (3) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower and the Guarantors for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, (4) any Insolvency Proceeding with respect to the Borrower, any Guarantor or any other Person, (5) any merger, acquisition, consolidation or change in structure of the Borrower, any Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Voting Stock of the Borrower, any Guarantor or any other Person, (6) any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Agreement or the other Loan Documents, including any Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (7) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Secured Obligations, and (8) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of any Guarantor to any Secured Party.
When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto. Any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
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Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (A) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (B) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (C) the time for the Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Administrative Agent may deem proper; (D) in addition to the Collateral, the Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (E) any Secured Party may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral, and (F) the Secured Parties may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of the Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case of clauses (A) through (F), as the Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.
2.6    Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any such Guarantor or any substantial part of its respective property, or otherwise, all as though such payments had not been made.
2.7    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Funding Office.
SECTION 3.    GRANT OF SECURITY INTEREST
3.1    Grant of Security Interests. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:
(a)    all Accounts;
(b)    all Chattel Paper;
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(c)    all Commercial Tort Claims now or hereafter described on Schedule 8 hereto;
(d)    all Deposit Accounts;
(e)    all Documents;
(f)    all Equipment;
(g)    all Fixtures;
(h)    all General Intangibles;
(i)    all Goods;
(j)    all Instruments;
(k)    all Intellectual Property;
(l)    all Inventory;
(m)    all Investment Property (including all Pledged Collateral);
(n)    all Letter-of-Credit Rights;
(o)    all Money;
(p)    all Books and records pertaining to the Collateral;
(q)    all other property not otherwise described above; and
(r)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing; provided, however, that notwithstanding anything to the contrary contained in clauses (a) through (q) above, the security interests created by this Agreement shall not extend to, and the term “Collateral” (including all of the individual items comprising Collateral) shall not include, any Excluded Assets.
3.2    Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights granted to the Administrative Agent hereunder shall not release any Grantor from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.
3.3    Perfection and Priority.
(a)    Financing Statements. Pursuant to any Requirement of Law, each Grantor authorizes the Administrative Agent (and its counsel and its agents) to file or record at any time and from

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time to time any financing statements and other filing or recording documents or instruments with respect to the Collateral and each Grantor shall execute and deliver to the Administrative Agent and each Grantor hereby authorizes the Administrative Agent (and its counsel and its agents) to file (with or without the signature of such Grantor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the Intellectual Property, assignments, fixture filings, affidavits, reports notices and all other documents and instruments, in such form and in such offices as the Administrative Agent or the Required Lenders determine appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral under and to accomplish the purposes of this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent (and its counsel and its agents) of any financing statement with respect to the Collateral made prior to the date hereof.
(b)    Filing of Financing Statements. Each Grantor shall deliver to the Administrative Agent, from time to time, such completed UCC-1 financing statements for filing or recording in the appropriate filing offices as may be reasonably requested by the Administrative Agent.
(c)    Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of the Administrative Agent as provided in Section 5.6(b), each applicable Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Administrative Agent to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to the Administrative Agent for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, each such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Administrative Agent as provided in Section 5.6(b).
(d)    Intellectual Property. (i) Each Grantor shall, in addition to executing and delivering this Agreement, take such other action as may be necessary, or as the Administrative Agent may reasonably request, to perfect the Administrative Agent’s security interest in the Intellectual Property constituting Collateral. (ii) Promptly following the creation or other acquisition of any Intellectual Property constituting Collateral by any Grantor after the date hereof which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office (but no sooner than the time period set forth in Section 5.8(f)), as applicable, such Grantor shall modify this Agreement by amending Schedule 6 to include any Intellectual Property which becomes part of the Collateral and which was not included on Schedule 6 as of the date hereof and record an amendment to this Agreement with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and take such other action as may be necessary, or as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Intellectual Property.
(e)    Bailees. Any Person (other than the Administrative Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Administrative Agent. At any time and from time to time, the Administrative Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Administrative Agent, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, each Grantor will join with the Administrative Agent in notifying any Person who has possession of any Collateral of the Administrative Agent’s security interest therein and shall use commercially reasonable efforts to obtain an acknowledgment from such Person that it is holding the Collateral for the benefit of the Administrative Agent.

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(f)    Control. Each Grantor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts (other than Excluded Accounts), Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, including delivery of control agreements, as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in such Collateral.
(g)    Additional Subsidiaries. In the event that any Grantor acquires rights in any Subsidiary (other than a Foreign Subsidiary which is not a First Tier Foreign Subsidiary) after the date hereof, it shall deliver to the Administrative Agent a completed pledge supplement, substantially in the form of Annex 2 (the “Pledge Supplement”), together with all schedules thereto, reflecting the pledge of the Capital Stock of such new Subsidiary (except to the extent such Capital Stock consists of Excluded Assets). Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to the Pledged Collateral related to such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:
4.1    Title; No Other Liens. Except for the Liens permitted to exist on the Collateral by Section 7.3 of the Credit Agreement, such Grantor owns each item of the Collateral in which a Lien is granted by it free and clear of any and all Liens and other claims of others. No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record or will be filed in any public office, except such as have been filed as permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that each Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by such Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Administrative Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.
4.2    Perfected Liens. The security interests granted to the Administrative Agent pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly (if applicable) executed form) will constitute valid perfected security interests in all of the Collateral (to the extent perfection can be accomplished by the filings or actions described on Schedule 3) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of any Grantor and any Persons purporting to purchase any Collateral from any Grantor (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens of the Administrative Agent on the Collateral (for the ratable benefit of the Secured Parties) by operation of law, and in the case of Collateral other than Pledged Collateral, Liens permitted by Section 7.3 of the Credit Agreement.

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4.3    Jurisdiction of Organization; Chief Executive Office and Locations of Books. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4. All locations where Books pertaining to the Rights to Payment of such Grantor are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for such Grantor, are set forth in Schedule 4.
4.4    Inventory and Equipment. On the date hereof (a) the Inventory and (b) the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5 (other than Inventory and/or Equipment having a fair market value of less than $500,000 in the aggregate, Inventory and/or Equipment in the possession of an employee or a customer in the ordinary course of business, and Inventory and/or Equipment out for repair, refurbishment or for other bona fide business reasons).
4.5    Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products. 4.6    Pledged Collateral. (a) All of the Pledged Stock held by such Grantor has been duly and validly issued, and is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under any Requirement of Law, (b) such Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c) in the case of Pledged Stock of a Subsidiary of such Grantor or Pledged Collateral of such Grantor constituting Instruments issued by a Subsidiary of such Grantor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, (d) the Pledged Stock pledged by such Grantor constitute all of the issued and outstanding shares of Capital Stock of each Issuer owned by such Grantor (except for Excluded Assets), and such Grantor owns no securities convertible into or exchangeable for any shares of Capital Stock of any such Issuer that do not constitute Pledged Stock hereunder, (e) any and all Pledged Collateral Agreements which affect or relate to the voting or giving of written consents with respect to any of the Pledged Stock pledged by such Grantor have been disclosed to the Administrative Agent, and (f) as to each such Pledged Collateral Agreement relating to the Pledged Stock pledged by such Grantor, (i) to the best knowledge of such Grantor, such Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof and is in full force and effect in accordance with its terms, (ii) to the best knowledge of such Grantor party thereto, there exists no material violation or material default under any such Pledged Collateral Agreement by such Grantor or the other parties thereto, and (iii) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such Pledged Collateral Agreement.
4.7    Membership Interests of Limted Liability Companies. As of the Closing Date, no membership interest, partnership interest or other equity interest of any limited liability company or limited partnership owned or controlled by any Grantor comprising Collateral is a “Security” within the meaning of or governed by Article 8 of the UCC, unless such membership interest is certificated and delivered to the Collateral Agent in accordance with and as required by the provisions of Section 5.1.
4.8    Investment Accounts.
(a)    On the date hereof, Schedule 2 sets forth under the headings “Securities Accounts”
and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest. Except as disclosed to the Administrative Agent, such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having
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“control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto;
(b)    On the date hereof, Schedule 2 sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest and, except as otherwise disclosed to the Administrative Agent, such Grantor is the sole account holder of each such Deposit Account (other than Excluded Accounts) and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein (other than with respect to Excluded Accounts); and
(c)    In each case to the extent requested by the Administrative Agent, such Grantor has taken all actions necessary or desirable to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any Certificated Securities (as defined in Section 9-102 of the UCC); (ii) establish the Administrative Agent’s “control” (within the meanings of Sections 8- 106 and 9-106 of the UCC) over any portion of the Investment Accounts constituting Securities Accounts, Commodity Accounts, Securities Entitlements or Uncertificated Securities (each as defined in Section 9- 102 of the UCC); (iii) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than Excluded Accounts); and (iv) deliver all Instruments (as defined in Section 9-102 of the UCC) to the Administrative Agent to the extent required hereunder;
4.9    Receivables. No amount in excess of $500,000, individually or in the aggregate, payable to such Grantor under or in connection with any Receivable or other Right to Payment is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper which has not been delivered to the Administrative Agent. None of the account debtors or other obligors in respect of any Receivable in excess of $1,000,000 in the aggregate is the government of the United States or any agency or instrumentality thereof.
4.10    Intellectual Property. On the date hereof, Schedule 6 lists all registrations and applications for Intellectual Property (including registered Copyrights, Patents, Trademarks and all applications therefor) as well as all Copyright Licenses, Patent Licenses and Trademark Licenses, in each case owned by such Grantor in its own name on the date hereof. Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.
4.11    Instruments. (i) Such Grantor has not previously assigned any interest in any Instruments (including but not limited to the Pledged Notes) held by such Grantor (other than such interests as will be released on or before the date hereof or as otherwise expressly permitted under the Credit Agreement), and (ii) no Person other than such Grantor owns an interest in such Instruments (whether as joint holders, participants or otherwise).
4.12    Letter of Credit Rights. Such Grantor does not have any Letter-of-Credit Rights having a potential value in excess of $1,000,000 except as set forth in Schedule 7 or as have been notified to the Administrative Agent in accordance with Section 5.22.
4.13    Commercial Tort Claims. Such Grantor does not have any Commercial Tort Claims having a potential value in excess of $1,000,000 except as set forth in Schedule 8, as such Schedule may be supplemented from time to time in accordance with Section 5.21.

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SECTION 5.    COVENANTS
Each Grantor covenants and agrees with the Administrative Agent and the other Secured
Parties that, from and after the date of this Agreement until the Discharge of Obligations:
5.1    Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account), Certificated Security or Chattel Paper evidencing an amount in excess of $1,000,000, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
5.2    Maintenance of Insurance.
(a)    Such Grantor will maintain insurance as required by Section 6.6 of the Credit
Agreement.
(b)    All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as an additional insured party or loss payee, (iii) to the extent available on commercially reasonable terms, and if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.
5.3    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Such Grantor shall maintain the security interests of the Administrative Agent (for the benefit of the Secured Parties) created by this Agreement as perfected security interests having at least the priority described in Section 4.2 and shall defend such security interests against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.
(b)    Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.
(c)    At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will, subject to any limitations set forth herein and in any other Loan Document, promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Investment Accounts (other than Excluded Accounts), Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.
5.4    Changes in Locations, Name, Etc. Such Grantor will not, except upon 15 days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative
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Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or sole place of business, as appropriate:
(i)    change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business, as appropriate, from that referred to in Section 4.3;
(ii)    change its name; or
(iii)    locate any Collateral in any state or other jurisdiction other than those in which such Grantor operates as of the Closing Date.
5.5    [Reserved].
5.6    Instruments; Investment Property.
(a)    Upon the request of the Administrative Agent, if any Grantor shall have obtained or otherwise acquired any Instruments, Documents, Chattel Paper or Certificated Securities, in each case either (x) constituting Pledged Stock or (y) with a value in excess of $375,000 individually or $750,000 in the aggregate, such Grantor will (i) promptly deliver to the Administrative Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Instruments, Documents, Chattel Paper and Certificated Securities with respect to any Investment Property held by such Grantor, all letters of credit of such Grantor, and all other Rights to Payment held by such Grantor at any time evidenced by promissory notes, trade acceptances or other instruments, and (ii) provide such notice, obtain such acknowledgments and take all such other action, with respect to any Chattel Paper, Documents and Letter-of-Credit Rights held by such Grantor, as the Administrative Agent shall reasonably specify.
(b)    If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall this Section 5.6(b) apply to any Excluded Assets. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of such
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Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.
(c)    In the case of any Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) and (b) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Capital Stock issued by it.
5.7    Securities Accounts; Deposit Accounts.
(a)    With respect to any Securities Account, such Grantor shall cause any applicable securities intermediary maintaining such Securities Account to show on its books that the Administrative Agent is the entitlement holder with respect to such Securities Account, and, if requested by the Administrative Agent, cause such securities intermediary to enter into an agreement in form and substance satisfactory to the Administrative Agent with respect to such Securities Account pursuant to which such securities intermediary shall agree to comply with the Administrative Agent’s “entitlement orders” without further consent by such Grantor, as requested by the Administrative Agent; and
(b)    with respect to any Deposit Account (other than an Excluded Account), such Grantor shall, subject to Section 6.10 of the Credit Agreement, enter into and shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the Administrative Agent shall be granted “control” (within the meaning of Section 9104 of the UCC) over such Deposit Account.
(c)    The Administrative Agent agrees that it will only communicate “entitlement orders” with respect to the Deposit Accounts and Securities Accounts of the Grantors after the occurrence and during the continuance of an Event of Default.
(d)    Such Grantor shall give the Administrative Agent prompt notice of the establishment of any new Deposit Account and of any new Securities Account established by such Grantor with respect to any Investment Property held by such Grantor.
5.8    Intellectual Property.
(a)    Such Grantor (either itself or through licensees) will, except as otherwise permitted by the Credit Agreement: (i) continue to use each material Trademark in order to maintain such material Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under each such material Trademark, (iii) use each such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such material Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain, to the extent available, a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Trademark may become invalidated or impaired in any way.

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(b)    Except as otherwise permitted by the Credit Agreement, such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.
(c)    Except as otherwise permitted by the Credit Agreement, such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Copyrights may become invalidated or otherwise impaired. Except as otherwise permitted by the Credit Agreement, such Grantor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.
(d)    Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.
(e)    Such Grantor will notify the Administrative Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.
(f)    Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the U.S. Patent and Trademark Office or any similar office or agency in any other country or political subdivision thereof, such Grantor shall report (i) the initial application to and (ii) the corresponding grant, if any, of the Patent or Trademark from the U.S. Patent and Trademark Office to the Administrative Agent, in each case within 45 days after the last day of the fiscal quarter in which such filing or grant, as applicable, occurs. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright with the U.S. Copyright Office, such Grantor shall report the filing of the initial application to the Administrative Agent within 45 days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, other than in respect of intent-to-use trademark or service mark applications, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.
(g)    Such Grantor will take all reasonable and necessary steps that it reasonably deems appropriate under the circumstances, including, without limitation, in any proceeding before the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application filed by or on behalf of such Grantor (and to obtain the relevant registration) and to maintain each corresponding registration of the material U.S. Intellectual Property of such Grantor , including filing of applications for renewal, affidavits of use and affidavits of incontestability.
(h)    In the event that any material Intellectual Property of a Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.
5.9    Receivables. Other than in the ordinary course of business and consistent with past practices or in amounts which are not material to the Grantors taken as a whole, such Grantor will not settle,
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release, discount, extend, amend, supplement or modify any Receivable in any manner that could materially and adversely affect the value thereof.
5.10    Defense of Collateral. Grantors will use commercially reasonable efforts to appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Administrative Agent’s right or interest in, any material portion of the Collateral.
5.11    Preservation of Collateral. Subject to Section 5.8, and except as otherwise permitted by the Credit Agreement, Grantors will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.
5.12    Compliance with Laws, Etc. Such Grantor will comply with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.13    Location of Books and Chief Executive Office. Such Grantor will: (a) keep all Books pertaining to the Rights to Payment of such Grantor at the locations set forth in Schedule 4; and (b) give at least 15 days’ prior written notice to the Administrative Agent of any changes in any location where Books pertaining to the Rights to Payment of such Grantor are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any such Books or collecting Rights to Payment for such Grantor.
5.14    Location of Collateral. Such Grantor will: (a) keep the Collateral held by such Grantor at the locations set forth in Schedule 5 or at such other locations as may be disclosed in writing to the Administrative Agent pursuant to clause (b) and will not remove any such Collateral from such locations (other than in connection with sales of Inventory in the ordinary course of such Grantor’s business, the movement of Collateral as part of such Grantor’s supply chain and in the ordinary course of such Grantor’s business, other dispositions permitted by Section 7.5 of the Credit Agreement and movements of Collateral from one disclosed location to another disclosed location within the United States), except upon at least 15 days’ prior written notice of any removal to the Administrative Agent; and (b) give the Administrative Agent at least 15 days’ prior written notice of any change in the locations set forth in Schedule 5.
5.15    Maintenance of Records. Such Grantor will keep separate, accurate and complete Books with respect to Collateral held by such Grantor, disclosing the Administrative Agent’s security interest hereunder.
5.16    Disposition of Collateral. Such Grantor will not surrender or lose possession of (other than to the Administrative Agent), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral held by such Grantor or any right or interest therein, except to the extent permitted by the Loan Documents.
5.17    Liens. Such Grantor will keep the Collateral held by such Grantor free of all Liens except Liens permitted under Section 7.3 of the Credit Agreement.
5.18    Expenses. Such Grantor will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral held by such Grantor, to the extent the failure to pay any such expenses could reasonably be expected to materially and adversely affect the value of the Collateral.
5.19    Leased Premises; Collateral Held by Warehouseman, Bailee, Etc. At the Administrative Agent’s request, such Grantor will use commercially reasonable efforts to obtain from each Person from whom such Grantor leases any premises, and from each other Person at whose premises any Collateral held by such Grantor is at any time present (including any bailee, warehouseman or similar Person), any such
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collateral access, subordination, landlord waiver, bailment, consent and estoppel agreements as the Administrative Agent may require, in form and substance satisfactory to the Administrative Agent.
5.20    Chattel Paper. Such Grantor will not create any Chattel Paper without placing a legend on such Chattel Paper acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper. Such Grantor will give the Administrative Agent immediate notice if such Grantor at any time holds or acquires an interest in any Chattel Paper, including any Electronic Chattel Paper and shall comply, in all respects, with the provisions of Section 5.1 hereof.
5.21    Commercial Tort Claims. Such Grantor will give the Administrative Agent prompt notice and provide a supplement to Schedule 8 hereto if such Grantor shall at any time hold or acquire any Commercial Tort Claim with a potential value in excess of $1,000,000.
5.22    Letter-of-Credit Rights. Such Grantor will give the Administrative Agent prompt notice if such Grantor shall at any time hold or acquire any Letter-of-Credit Rights with a potential value in excess of $1,000,000.
5.23    Shareholder Agreements and Other Agreements.
(a)    Such Grantor shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder, except, with respect to any such Pledged Collateral Agreement relating to any Pledged Collateral issued by a Person other than a Subsidiary of a Grantor, to the extent the failure to enforce any such rights could reasonably be expected to materially and adversely affect the value of the Pledged Collateral to which any such Pledged Collateral Agreement relates.
(b)    Such Grantor agrees that no Pledged Stock (i) shall be dealt in or traded on any securities exchange or in any securities market, (ii) shall constitute an investment company security, or (iii) shall be held by such Grantor in a Securities Account.
Subject to the terms and conditions of the Credit Agreement, including Sections 7.3 and 7.5 thereof, such Grantor shall not vote to enable or take any other action to: (i) amend or terminate, or waive compliance with any of the terms of, any such Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially and adversely affects the validity, perfection or priority of the Administrative Agent’s security interest therein.
5.24    Membership Interests of Limted Liability Companies. No Grantor shall take any action to cause any membership interest, partnership interest or other equity interest of any limited liability company or limited partnership owned or controlled by any Grantor comprising Collateral to be or become a “security” within the meaning of, or to be governed by Article 8 of the UCC and shall not cause or permit any such limited liability company or limited partnership to “opt in” or to take any other action seeking to establish any membership interest, partnership interest or other equity interest of such limited liability company or limited partnership comprising the Collateral as a “security” without certificating such security and delivering all certificates evidencing such interest to the Collateral Agent in accordance with and as required by the provisions of Section 5.1.
SECTION 6.    REMEDIAL PROVISIONS
Each Grantor covenants and agrees with the Administrative Agent and the other Secured
Parties that, from and after the date of this Agreement until the Discharge of Obligations:

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6.1    Certain Matters Relating to Receivables.
(a)    The Administrative Agent hereby authorizes each Grantor to collect such
Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account over which the Administrative Agent has control, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c)    At the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
6.2    Communications with Obligors; Grantors Remain Liable.
(a)    The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.
(b)    Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.
(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
6.3    Investment Property.
(a)    Unless an Event of Default shall have occurred and be continuing and the
Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Collateral and all payments made in respect of the
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Pledged Notes to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property of such Grantor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable discretion, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
(b)    If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right (A) to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (including the Pledged Collateral) of any or all of the Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (B) to exchange uncertificated Pledged Collateral for certificated Pledged Collateral and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement (in each case to the extent such exchanges are permitted under the applicable Pledged Collateral Agreements or otherwise agreed upon by the Issuer of such Pledged Collateral), (ii) any and all of such Investment Property shall, at the Administrative Agent’s request, be registered in the name of the Administrative Agent or its nominee, and (iii) the Administrative Agent or its nominee may exercise (x) all voting, corporate, management and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral or, as applicable, the Pledged Notes directly to the Administrative Agent.
(c)    If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Administrative Agent.
6.4    Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative

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Agent in a Collateral Account over which it maintains control, within the meaning of the UCC. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.
6.5    Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Section 8.3 of the Credit Agreement.
6.6    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other Requirement of Law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, in accordance with the provisions of Section 6.5, only after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Section 8.3 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to any Grantor. To the extent permitted by any Requirement of Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by any of them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or such Secured Party or their respective agents. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
6.7    Registration Rights.
(a)    If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the reasonable opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and
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deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
(b)    Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Subject to its compliance with state securities laws applicable to private sales, the Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
(c)    Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any applicable Requirement of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement or the defense of payment and performance in full.
6.8    Intellectual Property License. Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 6 and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, non-exclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property which, and to the extent, any Grantor has any right, title or interest, now owned or hereafter acquired by the Grantors.
6.9    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.
SECTION 7.    THE ADMINISTRATIVE AGENT
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Each Grantor covenants and agrees with the Administrative Agent and the other Secured
Parties that:
7.1    Administrative Agent’s Appointment as Attorney-in-Fact, etc.
(a)    Each Grantor hereby irrevocably constitutes and appoints the Administrative
Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in- fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
(ii)    in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
(iii)    pay or discharge taxes and Liens levied or placed on the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
(iv)    execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(v)    (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems
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necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.
(b)    If any Grantor fails to perform or comply with any of its agreements contained herein after written request by the Administrative Agent to so perform or comply, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    The reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand, to the same extent as the Borrower pursuant to Section 10.5 of the Credit Agreement.
(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
7.2    Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
7.3    Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
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SECTION 8.    MISCELLANEOUS
8.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
8.2    Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.
8.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4    Enforcement Expenses; Indemnification.
(a)    Each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its reasonable costs and expenses incurred in collecting against such Guarantor under the guaranty contained in Section 2 of this Agreement or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Administrative Agent and of counsel to each other Secured Party.
(b)    Each Grantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(c)    Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to the Credit Agreement.
(d)    The agreements in this Section 8.4 shall survive the Discharge of Obligations.
8.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.
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8.6    Set Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party and any Affiliate thereof at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party or such Affiliate to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the Secured Obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured; provided that neither the Administrative Agent nor any other Secured Party shall exercise any right of set-off in respect of any Excluded Account. The rights of the Administrative Agent and each other Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such other Secured Party may have.
8.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and/or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include any electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
8.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.10    Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
8.11    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR
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RELATING     TO     THIS     AGREEMENT,     AND     THE     TRANSACTIONS     CONTEMPLATED HEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAW RULES) OF THE STATE OF NEW YORK. This Section 8.11 shall survive the Discharge of Obligations.
8.12    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally agrees that the provisions of Sections 10.14(a) and (d) of the Credit Agreement (relating to submission to jurisdiction and waivers and the waiver of the right to claim or recover any special, exemplary, punitive or consequential damages) shall be incorporated herein, mutatis mutandis, as if set forth herein in full. This Section 8.12 shall survive the Discharge of Obligations.
8.13    Acknowledgements. Each Grantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this
Agreement and the other Loan Documents to which it is a party;
(b)    neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.
8.14    Additional Grantors. Each Material Domestic Subsidiary of a Grantor that is required to become a party to this Agreement pursuant to Section 6.12(c) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
8.15    Releases.
(a)    Upon the Discharge of Obligations, the Collateral shall be automatically released from the Liens in favor of the Administrative Agent and the other Secured Parties created hereby, this Agreement shall terminate with respect to the Administrative Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Administrative Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the sole expense of any Grantor following any such termination, the Administrative Agent shall promptly deliver such documents as such Grantor shall reasonably request to evidence such termination.
(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of to a Person other than a Grantor by any Grantor in a transaction permitted by Section 7.5 of the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, as applicable. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Grantor in a transaction permitted by Section 7.5 of the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten days, or such shorter period as the Administrative Agent
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may agree, prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with terms and provisions of the Credit Agreement and the other Loan Documents.
8.16    WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) WAIVES, TO THE EXTENT PERMITTED BY ANY REQUIREMENT OF LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF, CONNECTED WITH, OR BASED UPON THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY; AND (B) AGREES, WITHOUT INTENDING IN ANY WAY TO LIMIT ITS AGREEMENT TO WAIVE ITS RIGHT TO A TRIAL BY JURY, THAT THE PROVISIONS OF SECTIONS 10.14(b) AND (c) OF THE CREDIT AGREEMENT (RELATING TO THE WAIVER OF THE RIGHT TO JURY TRIAL     AND         JUDICIAL     REFERENCE     PROCEEDINGS)     SHALL     BE     INCORPORATED HEREIN, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN IN FULL. THIS WAIVER OF THE RIGHT TO JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. THIS SECTION 8.16 SHALL SURVIVE THE DISCHARGE OF OBLIGATIONS.
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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.
GRANTORS:
EBS ENTERPRISES LLC

By:
Name:
Title:

EBS INTERMEDIATE PARENT LLC

By:
Name:
Title:

AIRSCULPT TECHNOLOGIES, INC.

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

Signature Page 1 to Guarantee and Collateral Agreement

ADMINISTRATIVE AGENT:
SILICON VALLEY BANK

By:
Name:
Title:

Signature Page 2 to Guarantee and Collateral Agreement

SCHEDULE 1
NOTICE ADDRESSES OF GUARANTORS

Guarantor    Notice Address1
EBS Enterprises LLC

EBS Intermediate Parent LLC

AirSculpt Technologies, Inc.

1 To be consistent with notice address in Section 10.2 of the Credit Agreement.

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SCHEDULE 2
DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Class of Capital Stock	Certificate No.	No. of Shares / Units
EBS Intermediate Parent LLC	EBS Enterprises LLC	N/A	Uncertificated	N/A
AirSculpt Technologies, Inc.	EBS Intermediate Parent LLC	N/A	Uncertificated	N/A

Pledged Notes:

None.

Securities Accounts:

None.

Commodity Accounts:
None.

Deposit Accounts:

Grantor	Depositary Bank	Address	Account Number(s)
AirSculpt Technologies, Inc.	First Republic Bank		8009947559
EBS Enterprises LLC	First Republic Bank		80086223656
EBS Enterprises LLC	JP Morgan Chase Bank		326739338

US-DOCS\135805308.19

SCHEDULE 3
FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings
1.    UCC Financing Statement naming EBS Enterprises LLC, as “debtor” and the Administrative Agent as “secured party” to be filed with the Secretary of State of the State of Delaware.
2.    UCC     Financing     Statement     naming     AirSculpt     Technologies,     Inc.,     as     “debtor”     and     the
Administrative Agent as “secured party” to be filed with the Secretary of State of the State of Delaware.
3.    UCC Financing Statement naming EBS Intermediate Parent LLC, as “debtor” and the Administrative Agent as “secured party” to be filed with the Secretary of State of the State of Delaware.
4.    UCC-3 Termination Statement to be filed with the Secretary of State of the State of Delaware for the purpose of terminating UCC-1 Financing Statement No. 2018 6811919 filed by JC Davis against EBS Enterprises LLC.
5.    UCC-3 Termination Statement to be filed with the Secretary of State of the State of Delaware for the purpose of terminating UCC-1 Financing Statement No. 2018 6812123 filed by JC Davis against EBS Intermediate Parent LLC.

Intellectual Property Filings
1.    Filing of the Intellectual Property Security Agreement, dated as of November 7, 2022, made by
EBS Enterprises LLC, as Grantor, in favor of Silicon Valey Bank, as administrative agent.

US-DOCS\135805308.19

SCHEDULE 4
LOCATION OF JURISDICTION OF ORGANIZATION,
CHIEF EXECUTIVE OFFICE AND LOCATION OF BOOKS

Grantor	Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office	Location of Books
EBS Enterprises LLC	DE	6052572	1111 Lincoln Road, Suite 802, Miami Beach, FL 33139	1200 Broadway, Suite 715, Nashville, TN 37203
EBS Intermediate Parent LLC	DE	7046302	1111 Lincoln Road, Suite 802, Miami Beach, FL 33139	1200 Broadway, Suite 715, Nashville, TN 37203
AirSculpt Technologies, Inc.	DE	6020004	1111 Lincoln Road, Suite 802, Miami Beach, FL 33139	1200 Broadway, Suite 715, Nashville, TN 37203

US-DOCS\135805308.19

SCHEDULE 5
LOCATIONS OF EQUIPMENT AND INVENTORY

Grantor    Address Location
EBS Enterprises LLC    N/A
EBS Intermediate Parent LLC    N/A
AirSculpt Technologies, Inc.    N/A

US-DOCS\135805308.19

SCHEDULE 6

INTELLECTUAL PROPERTY

Issued Patents of EBS Enterprises LLC

Jurisdiction	Patent No.	Issue Date	Inventor	Title
USA	9700375	7-11-2017	EBS Enterprises LLC	LASER NIL LIPOSUCTION SYSTEM AND METHOD
USA	10517638	12-31-2019	EBS Enterprises LLC	LASER NIL LIPOSUCTION SYSTEM AND METHOD

Pending Patent Applications of EBS Enterprises LLC

Jurisdiction	Serial No.	Filing Date	Inventor	Title
USA	16/709599	12-10-2019	EBS Enterprises LLC	LASER NIL LIPOSUCTION SYSTEM AND METHOD
USA	17/954803	9-29-2022	EBS Enterprises LLC	HELIUM PLASMA NUTATIONAL INFRASONIC LIPOSCULPTURE SYSTEM AND METHOD

US-DOCS\135805308.19

Registered Trademarks of EBS Enterprises LLC

Jurisdiction	Registration No.	Filing Date	Registration Date	Registered Owner	Mark
USA	4308159	6/15/2012	3/26/2013	EBS Enterprises LLC	48 HOUR SIX PACK
United Kingdom	UK00003420732	8/12/2019	11/1/2019	EBS Enterprises LLC	AIRPEN
Australia	1922503	4/26/2018	11/20/2018	EBS Enterprises LLC	AIRSCULPT
China	30904062	5/16/2018	2/21/2019	EBS Enterprises LLC	AIRSCULPT
European Union Intellectual Property Office	015382195	4/26/2016	12/5/2016	EBS Enterprises LLC	AIRSCULPT
Hong Kong	304504491	4/25/2018	4/25/2018	EBS Enterprises LLC	AIRSCULPT
Singapore	40201807623P	4/25/2018	4/25/2018	EBS Enterprises LLC	AIRSCULPT
United Kingdom	UK009015382195	4/26/2016	12/5/2016	EBS Enterprises LLC	AIRSCULPT
United Kingdom	UK00003306698	4/26/2018	7/20/2018	EBS Enterprises LLC	AIRSCULPT
Mexico	2409557	2/9/2022	6/16/2022	EBS Enterprises LLC	AIRSCULPT

US-DOCS\135805308.19

Saudi Arabia	1443029933	4/12/2022	6/28/2022	EBS Enterprises LLC	AIRSCULPT
United Arab Emirates	375230	4/26/2022	4/26/2022	EBS Enterprises LLC	AIRSCULPT
USA	4778054	12/10/2013	7/21/2015	EBS Enterprises LLC	AIRSCULPT
USA	5567094	9/24/2017	9/18/2018	EBS Enterprises LLC	AIRSCULPT IS FOR EVERYBODY
Australia	2234494	12/8/2021	12/8/2021	EBS Enterprises LLC	AIRSCULPT PLUS
European Union Intellectual Property Office	018617666	12/8/2021	4/16/2022	EBS Enterprises LLC	AIRSCULPT PLUS
Hong Kong	305826051	12/8/2021	12/8/2021	EBS Enterprises LLC	AIRSCULPT PLUS
Mexico	2409559	2/9/2022	6/16/2022	EBS Enterprises LLC	AIRSCULPT PLUS
Saudi Arabia	1443029938	4/12/2022	6/28/2022	EBS Enterprises LLC	AIRSCULPT PLUS
Singapore	40202129730W	12/9/2021	12/9/2021	EBS Enterprises LLC	AIRSCULPT PLUS
United Arab Emirates	375232	4/26/2022	4/26/2022	EBS Enterprises LLC	AIRSCULPT PLUS
United Kingdom	UK00003730716	12/8/2021	3/11/2022	EBS Enterprises LLC	AIRSCULPT PLUS

US-DOCS\135805308.19

Australia	2234493	12/8/2021	12/8/2021	EBS Enterprises LLC	AIRSCULPT+
European Union Intellectual Property Office	018617667	12/8/2021	4/16/2022	EBS Enterprises LLC	AIRSCULPT+
Hong Kong	305826060	12/8/2021	12/8/2021	EBS Enterprises LLC	AIRSCULPT+
Mexico	2409558	2/9/2022	6/16/2022	EBS Enterprises LLC	AIRSCULPT+
Saudi Arabia	1443029936	4/12/2022	6/28/2022	EBS Enterprises LLC	AIRSCULPT+
Singapore	40202129732Y	12/9/2021	12/9/2021	EBS Enterprises LLC	AIRSCULPT+
United Arab Emirates	375231	4/26/2022	4/26/2022	EBS Enterprises LLC	AIRSCULPT+
United Kingdom	UK00003730717	12/8/2021	3/18/2022	EBS Enterprises LLC	AIRSCULPT+
USA	6585098	7/14/2020	12/7/2021	EBS Enterprises LLC	CURE FOR THE HIP DIP
United Kingdom	UK00003426606	9/6/2019	11/29/2019	EBS Enterprises LLC	ELITE BODY SCULPTURE
USA	4308158	06/15/2012	03/26/2013	EBS Enterprises LLC	ELITE BODY SCULPTURE
Australia	2241678	1/11/2022	1/11/2022	EBS Enterprises LLC	HIP FLIP
European Union Intellectual	018637601	1/11/2022	5/11/2022	EBS Enterprises LLC	HIP FLIP

US-DOCS\135805308.19

Property Office
United Kingdom	UK00003741938	1/11/2022	4/8/2022	EBS Enterprises LLC	HIP FLIP
USA	6660603	7/14/2020	3/1/2022	EBS Enterprises LLC	HIP FLIP
United Kingdom	UK00003425638	9/3/2019	11/22/2019	EBS Enterprises LLC	HOURGLASS Design
USA	4357821	10/26/2012	6/25/2013	EBS Enterprises LLC	HOURGLASS Design
United Kingdom	UK00003425779	9/3/2019	11/22/2019	EBS Enterprises LLC	IF YOU CAN PINCH IT, WE CAN TAKE IT
USA	4273356	1/25/2012	1/8/2013	EBS Enterprises LLC	IF YOU CAN PINCH IT, WE CAN TAKE IT
USA	4476359	5/9/2013	1/28/2014	EBS Enterprises LLC	NO NEEDLE, NO SCALPEL, NO STITCHES
United Kingdom	UK00003420742	8/12/2019	11/1/2019	EBS Enterprises LLC	POWER BBL
USA	5686968	8/2/2017	2/26/2019	EBS Enterprises LLC	POWER BBL
USA	4908287	7/23/2015	3/1/2016	EBS Enterprises LLC	REVISIONSCULPT

US-DOCS\135805308.19

USA	6555723	7/10/2019	11/9/2021	EBS Enterprises LLC	STUBBORN FAT, IT'S ALL WE DO
USA	4860286	11/27/2013	11/24/2015	EBS Enterprises LLC	TINY TUCK

Pending Trademark Applications of EBS Enterprises LLC

Jurisdiction	Application No.	Filing Date	Applicant	Mark
Canada	1978943	8/2/2019	EBS Enterprises LLC
Canada	1978952	8/2/2019	EBS Enterprises LLC	AIRPEN
USA	88/511696 Intent to Use	7/12/2019	EBS Enterprises LLC	AIRPEN
Canada	1978944	8/2/2019	EBS Enterprises LLC	AIRSCULPT
Canada	2152393	12/8/2021	EBS Enterprises LLC	AIRSCULPT PLUS
China	61659655	12/24/2021	EBS Enterprises LLC	AIRSCULPT PLUS
USA	90/799445 Intent to Use	6/28/2021	EBS Enterprises LLC	AIRSCULPT PLUS
USA	97/554695 Intent to Use	8/18/2022	EBS Enterprises LLC	AIRSCULPT SMOOTH
USA	90/390453	12/17/2020	EBS Enterprises LLC	CANKCURE
Canada	2152392	12/8/2021	EBS Enterprises LLC	AIRSCULPT+

US-DOCS\135805308.19

China	61659654	12/24/2021	EBS Enterprises LLC	AIRSCULPT+
USA	90/799441	6/28/2021	EBS Enterprises LLC	AIRSCULPT+
USA	97/452583	6/10/2022	EBS Enterprises LLC	AIRSCULPTING
Canada	1978945	08/2/2019	EBS Enterprises LLC	ELITE BODY SCULPTURE
Canada	2159315	1/11/2022	EBS Enterprises LLC	HIP FLIP
Hong Kong	305855004	1/11/2022	EBS Enterprises LLC	HIP FLIP
Singapore	40202200723S	1/11/2022	EBS Enterprises LLC	HIP FLIP
Canada	1978951	8/2/2019	EBS Enterprises LLC	HOURGLASS Design
Canada	1978948	8/2/2019	EBS Enterprises LLC	IF YOU CAN PINCH IT, WE CAN TAKE IT
USA	97/393139 Intent to Use	5/3/2022	EBS Enterprises LLC	NATIONAL DOUBLE CHIN DAY
Canada	1978950	8/2/2019	EBS Enterprises LLC	NO NEEDLE, NO SCALPEL, NO STITCHES
Canada	1978949	8/2/2019	EBS Enterprises LLC	POWER BBL
Canada	1978947	8/2/2019	EBS Enterprises LLC	STUBBORN FAT, IT'S ALL WE DO
Canada	1978946	8/2/2019	EBS Enterprises LLC	TINY TUCK

US-DOCS\135805308.19

RIGHTS OF THE GRANTORS RELATING TO COPYRIGHTS

None.

US-DOCS\135805308.19

SCHEDULE 7
LETTER OF CREDIT RIGHTS

None.

US-DOCS\135805308.19

SCHEDULE 8
COMMERCIAL TORT CLAIMS

None.

US-DOCS\135805308.19

ANNEX 1 TO
GUARANTEE AND COLLATERAL AGREEMENT
FORM OF
ASSUMPTION AGREEMENT
This ASSUMPTION AGREEMENT, dated as of [_______], is executed and delivered by [______________________________] (the “Additional Grantor”), in favor of SILICON VALLEY
BANK, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of November 7, 2022 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and the Administrative Agent. All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in such Credit Agreement.
W I T N E S S E T H:
WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its
Affiliates (other than the Additional Grantor) have entered into that certain Guarantee and Collateral Agreement, dated as of November 7, 2022, in favor of the Administrative Agent for the benefit of the Secured Parties defined therein (the “Guarantee and Collateral Agreement”);
WHEREAS, the Borrower is required, pursuant to Section 6.12 of the Credit Agreement to cause the Additional Grantor to become a party to the Guarantee and Collateral Agreement in order to grant in favor of the Administrative Agent (for the ratable benefit of the Lenders) the Liens and security interests therein specified and provide its guarantee of the Obligations as therein contemplated; and
WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1. Guarantee and Collateral Agreement. By executing and delivering this Assumption
Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, (a) hereby becomes a party to the Guarantee and Collateral Agreement as both a “Grantor” and a “Guarantor” thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder, and (b) hereby grants to the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in all of the Additional Grantor’s right, title and interest in any and to all Collateral of the Additional Grantor, in each case whether now owned or hereafter acquired or in which the Additional Grantor now has or hereafter acquires an interest and wherever the same may be located, but subject in all respects to the terms, conditions and exclusions set forth in the Guarantee and Collateral Agreement. The information set forth in Schedule 1 hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent any such representation and warranty

US-DOCS\135805308.19

expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date).
2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAW RULES) OF THE STATE OF NEW YORK.
3. Loan Document. This Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:___________________________
Name:
Title:

US-DOCS\135805308.19

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

Supplement to Schedule 8

Schedule to Assumption Agreement

US-DOCS\135805308.19

ANNEX 2 TO
GUARANTEE AND COLLATERAL AGREEMENT
FORM OF
PLEDGE SUPPLEMENT
To:    Silicon Valley Bank, as Administrative Agent
Re:    EBS Enterprises LLC
Date:    _________________
Ladies and Gentlemen:
This Pledge Supplement (this “Pledge Supplement”) is made and delivered pursuant to Section 3.3(g) of that certain Guarantee and Collateral Agreement, dated as of November 7, 2022, (as amended, modified, renewed or extended from time to time, the “Guarantee and Collateral Agreement”), among each Grantor party thereto (each a “Grantor” and collectively, the “Grantors”), and Silicon Valley Bank (the “Administrative Agent”). All capitalized terms used in this Pledge Supplement and not otherwise defined herein shall have the meanings assigned to them in either the Guarantee and Collateral Agreement or the Credit Agreement (as defined in the Guarantee and Collateral Agreement), as the context may require.
The     undersigned,     ___________________________     [insert     name     of     Grantor],     a
_____________________ [corporation, partnership, limited liability company, etc.], confirms and agrees that all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, shall be and become part of the Pledged Collateral and shall secure all Secured Obligations.
Schedule 2 to the Guarantee and Collateral Agreement is hereby amended by adding to such Schedule 2 the information set forth in the supplement attached hereto.
This Pledge Supplement shall constitute a Loan Document under the Credit Agreement.
THIS PLEDGE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the undersigned has executed this Pledge Supplement, as of the date first above written.
[NAME OF APPLICABLE GRANTOR]

By:
Name:
Title:

Annex 2
US-DOCS\135805308.19     11-05-2022

SUPPLEMENT TO ANNEX 2
TO THE SECURITY AGREEMENT AGREEMENT

Subsidiary	Number of Units/Shares Owned	Certificate(s) Numbers	Date Issued	Class or Type of Units or Shares	Percentage of Subsidiary’s Total Equity Interests Owned

US-DOCS\135805308.19

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
EBS ENTERPRISES LLC
Date: ___________ ____, 20____
This Compliance Certificate is delivered pursuant to Section 6.2(b)(ii) of that certain Credit Agreement, dated as of November 7, 2022, among AIRSCULPT TECHNOLOGIES, INC., a Delaware Corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The undersigned, a duly authorized and acting Responsible Officer of the Borrower, hereby certifies, in [his/her] capacity as an officer of the Borrower, and not in any personal capacity, as follows:
I have reviewed and am familiar with the contents of this Compliance Certificate.
I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Borrower and their respective Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Except as set forth on Attachment 2, as of the date hereof (1) to the best of my knowledge, each Loan Party during such account period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and (2) I have no knowledge of any Default or an Event of Default.
Attached hereto as Attachment 3 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.
[To the extent not previously disclosed to the Administrative Agent, a description of any change in beneficial ownership or the jurisdiction of organization of any Loan Party.]
[To the extent not previously disclosed to the Administrative Agent, a list of any Intellectual Property issued to or acquired by any Loan Party since [the Closing Date][the date of the most recent report delivered].]
[Remainder of page intentionally left blank; signature page follows]

Exhibit B
US-DOCS\135774725.7

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

EBS ENTERPRISES LLC

By:
Name:
Title:

Exhibit B

US-DOCS\135774725.7

US-DOCS\135774725.7

[Attach Financial Statements]

Attachment 1

Attachment 1 to Compliance Certificate

Attachment 2 to Compliance Certificate
Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following sets forth details of the occurrence and states what action the relevant Group Member proposes to take with respect thereto.]

Attachment 2
US-DOCS\135774725.7

Attachment 3 to Compliance Certificate
The information described herein is as of [____________], [____] (the “Statement Date”), and pertains to the [Test Period or the] Subject Period defined below, as applicable.
I.    Section 7.1(a) — Consolidated Fixed Charge Coverage Ratio
A.    Consolidated EBITDA for the Subject Period:
(“Subject Period” means the four consecutive fiscal quarter period ending on the Statement Date)1
1.    Consolidated Net Income:     $___________
2.    Consolidated Interest Expense:     $___________
3.    Provision for taxes based on income:     $___________
4.    Total depreciation expense:     $___________
5.    Total amortization expense:     $___________
6.    Costs and expenses relating to the Transactions incurred on or
prior to the Closing Date:     $___________
7.    Restructuring and integration expenses:     $___________
8.    Non-cash extraordinary or nonrecurring losses or charges:     $___________
9.    Non-cash charges for employee compensation plans:     $___________
10.    Reported operating losses or expenses incurred with respect to de novo treatment facilities during the six-month period
immediately prior to the opening thereof; provided, that (A) the amount added back to Consolidated Net Income pursuant to this clause 10 shall not exceed, in the case of any individual de novo treatment facility, an amount in excess of $250,000 in the
aggregate during the term of the Credit Agreement, and (B) the aggregate amount added back to Consolidated Net Income
pursuant to this clause 10 for any Test Period shall not exceed
5.0% of Consolidated EBITDA (as calculated without giving
effect to any addbacks under clauses 6, 7, 10 and 11 hereof) for
such period:     $___________

1 Note to drafter: Consolidated EBITDA for any Test Period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions or any disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period and in accordance with Regulation S-X promulgated by the SEC. Notwithstanding anything to the contrary, Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis shall be deemed to be $15,226,000 for the Fiscal Quarter ended on June 30, 2022, $9,788,000 for the Fiscal Quarter ended on March 31, 2022, $10,211,000 for the Fiscal Quarter ended on December 31, 2021 and $12,116,000 for the Fiscal Quarter ended on September 30, 2021.

Attachment 3
US-DOCS\135774725.7

11.    The amount of (A) any net-after tax unusual or non-recurring costs, expenses or charges actually and directly incurred in cash by the Loan Parties and (B) any pro forma “run rate” cost
savings, operating expense reductions, cost synergies and other adjustments (including the amount of any synergies, business optimization expenses, restructuring charges or integration
charges     directly     attributable     to         the     undertaking         or
implementation         of         any     strategic     initiatives,     severance,
recruiting, relocation, closing and consolidation of facilities, reserves, consulting, cost-savings initiatives and contract
termination costs), in each case, that are projected by the Loan
Parties in good faith to be realized within 12 months after the
consummation     of     a     Permitted         Acquisition,     a         permitted
Disposition or any other non-ordinary course transaction
permitted under the Loan Documents giving rise to such
adjustments from actions taken or committed to be taken within such period (calculated on a Pro Forma Basis as though such
cost savings, operational expense reductions, cost synergies and other adjustments were realized on the first day of such period for which the Consolidated EBITDA is being determined as if
such     cost     savings,     operational         expense     reductions,     cost
synergies and other adjustments were realized during the
entirety of the period), net of the amount of actual benefits realized during such period from such actions; provided that any such amounts added back under this clause 11 are identifiable, factually supportable, reasonably expected to have a continuing impact and directly related to such transaction; provided, further that each compliance certificate delivered by an appropriate
Responsible Officer of the Borrower shall provide reasonable detail (and attach back-up documentation and calculations)
evidencing the amounts to be added back under this clause 11;
provided, further that the aggregate amount of cost synergies added back pursuant to this clause 11 for any Test Period shall not exceed 10.0% of Consolidated EBITDA (as calculated
without giving effect to any addbacks under clauses 6, 7, 10 and
11 hereof); provided, further that the aggregate amount added back pursuant to this clause 11 for any Test Period (together with any amounts added back pursuant to clause 10 above) shall not exceed 20.0% of Consolidated EBITDA (as calculated
without giving effect to any addbacks under clauses 6, 7, 10 and
11 hereof):                                                                        $___________
12.    Other non-cash items reducing Consolidated Net Income
(excluding any such non-cash item to the extent that it
represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in
writing as an ‘add back’ to Consolidated EBITDA:    $___________

Attachment 3
US-DOCS\135774725.7

13.    Sum (without duplication) of the amounts for such period of (i)
other non-cash items increasing Consolidated Net Income for
such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash
item in any prior period), plus (ii) interest income:    $___________
14.    Consolidated EBITDA for the Subject Period
(Lines I.A.1+I.A.2+I.A.3+I.A.4
+I.A.5+I.A.6+I.A.7+I.A.8+I.A.9+I.A.10+I.A.11+I.A.12 minus
I.A.13):    $___________
B.    The portion of taxes based on income actually paid in cash (net of any
cash refunds received) for the Subject Period:2    $___________
C.    Consolidated Capital Expenditures and other capitalized items paid in
cash and, in each case not financed during such period:    $___________
D.    Investments or loans to shareholders or affiliates, cash dividends, management fees, distributions, stock repurchases and other restricted
payments for such period:    $___________
E.    Consolidated Fixed Charges:
1.    Consolidated Interest Expense for the Subject Period:    $___________
2.    Scheduled principal payments made during those Fiscal
Quarters of the Borrower ending during the Fiscal Year in
which the determination date occurs on account of principal of
Indebtedness of Holdings and its Subsidiaries (including
scheduled principal payments in respect of the Term Loans):3    $___________
3.    Consolidated Fixed Charges for the Subject Period
(Lines I.E.1+I.E.2):    $___________
F.    Consolidated Fixed Charge Coverage Ratio for the Subject Period
(ratio of Lines (I.A.14 minus I.B minus I.C minus I.D) to I.E.3):    ______ to 1.00
Minimum required:    1.25 to 1.00
Covenant compliance:    Yes D    No D

2 Note to drafter: such calculation shall exclude $1,400,000 attributable to tax payments paid in connection with dividend payments that were made prior to the Closing Date.
3 Note to drafter: scheduled principal payments for the first four fiscal quarters ending after the Closing Date shall be annualized and calculated as follows: for the (A) first Fiscal Quarter following the Closing Date, the actual amount for such quarter times four, (B) second Fiscal Quarter following the Closing Date, the actual amount for such Fiscal Quarter plus the actual amount for the first Fiscal Quarter following the Closing Date times two, and (C) for the third Fiscal Quarter following the Closing Date, the actual amount for such Fiscal Quarter plus the actual amount for the first Fiscal Quarter following the Closing Date plus the actual amount for the second Fiscal Quarter following the Closing Date times four- thirds (4/3). For purposes of calculating Consolidated Fixed Charges for each Test Period that includes December 31, 2022, the Borrower shall be deemed to have made an amortization payment on December 31, 2022 in the amount of $531,250.

Attachment 3
US-DOCS\135774725.7

II.    Section 7.1(b) — Consolidated Leverage Ratio
A.    Consolidated Total Indebtedness as of the Statement Date (minus
Unrestricted Cash4 as of the Statement Date):    $___________
B.    Consolidated EBITDA for the Subject Period: 5    $___________

C.    Consolidated Leverage Ratio (ratio of Line II.A to II.B):    ______ to 1.00
Maximum permitted:6    ______ to 1.00
Covenant compliance:    Yes D    No D

4 Note to drafter: Netting of Unrestricted Cash capped at $20,000,000.
5 Note to drafter: Insert amount from A.I.14.
6 Note to drafter: See Section 7.1(b) for then-applicable maximum level permitted.

Attachment 3
US-DOCS\135774725.7

EXHIBIT C

FORM OF [SECRETARY’S][MANAGING MEMBER’S] CERTIFICATE
[NAME OF APPLICABLE LOAN PARTY]
This Certificate is delivered pursuant to Section 5.1(e) of that certain Credit Agreement, dated as of November 7, 2022, among AIRSCULPT TECHNOLOGIES, INC., a Delaware Corporation (“Holdings”), EBS INTERMEDIATE PARENT, LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto, and SILICON VALLEY BANK, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Solely in my capacity as [ ] of [the Borrower][insert the name of the certifying Loan Party, a [_______] [corporation][limited liability company], the “Certifying Loan Party”)], I, hereby certify as follows:
1.    I am the duly elected, qualified and serving [Secretary][Managing Member] of [the Borrower][the Certifying Loan Party].
2.    There are no liquidation or dissolution proceedings pending or, to my knowledge, threatened against [the Borrower][the Certifying Loan Party], nor has any other event occurred which could be reasonably likely to materially adversely affect or threaten the continued [corporate][company] existence of [the Borrower][the Certifying Loan Party].
3.    [The Borrower][The Certifying Loan Party] is a [corporation][limited liability company] duly [incorporated][organized], validly existing and in good standing under the laws of the jurisdiction of its organization.
4.    Attached hereto as Annex 1 is a true and complete copy of the resolutions duly adopted by the Board of [Directors][Managers] of [the Borrower][the Certifying Loan Party] authorizing the execution, delivery and performance of the Loan Documents to which [the Borrower][the Certifying Loan Party] is a party and all other agreements, documents and instruments to be executed, delivered and performed in connection therewith. Such resolutions have not in any way been amended, modified, revoked or rescinded, and have been in full force and effect since their adoption up to and including the date hereof and are now in full force and effect.
5.    Attached hereto as Annex 2 is a true, complete and correct copy of the [By- Laws][Operating Agreement] of [the Borrower][the Certifying Loan Party] as in effect on the date hereof.
6.    Attached hereto as Annex 3 is a true, complete and correct copy of the Certificate of [Incorporation][Formation] of [the Borrower][the Certifying Loan Party] as in effect on the date hereof, along with a good-standing certificate for [the Borrower][the Certifying Loan Party] from the jurisdiction of its organization.
7.    The following persons are now duly elected and qualified officers of [the Borrower][the Certifying Loan Party] holding the offices indicated next to their respective names

Exhibit C
US-DOCS\135774725.7

below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers, acting alone, is duly authorized to execute and deliver on behalf of [the Borrower][the Certifying Loan Party] each of the Loan Documents to which it is a party and any certificate or other document to be delivered by [the Borrower][the Certifying Loan Party] pursuant to the Loan Documents to which it is a party:
Name    Office    Signature

[_____________]    [_____________]    __________________________
[_____________]    [_____________]    __________________________
[_____________]    [_____________]    __________________________
[_____________]    [_____________]    __________________________

[Signature page follows]

Exhibit C
US-DOCS\135774725.7

IN WITNESS WHEREOF, I have hereunto set my hand as of the date set forth below.

Name:
Title:     [Secretary][Managing Member]

I, [____________], in my capacity as the [____________] of [the Borrower][the Certifying Loan Party], do hereby certify in the name and on behalf of [the Borrower][the Certifying Loan Party] that [____________] is the duly elected and qualified [Secretary][Managing Member] of [the Borrower][the Certifying Loan Party] and that the signature appearing above is [her][his] genuine signature.

Date: [___________]
Name: Title:

Exhibit C
US-DOCS\135774725.7

US-DOCS\135774725.7

RESOLUTIONS

Exhibit C

ANNEX 1

US-DOCS\135774725.7

[BY-LAWS][OPERATING AGREEMENT]

Exhibit C

ANNEX 2

ANNEX 3

[CERTIFICATE OF INCORPORATION][CERTIFICATE OF FORMATION] AND
GOOD-STANDING CERTIFICATE

Exhibit C
US-DOCS\135774725.7

EXHIBIT D
FORM OF SOLVENCY CERTIFICATE
EBS ENTERPRISES LLC
Date: ___________ ____, 20____

To the Administrative Agent,
and each of the Lenders party
to the Credit Agreement referred to below:

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered pursuant to Section 5.1(r) of that certain Credit Agreement, dated as of November 7, 2022, among AIRSCULPT TECHNOLOGIES, INC., a Delaware Corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto, and SILICON VALLEY BANK, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned [Chief Financial Officer][treasurer] of [Holdings and] the Borrower, in such capacity only and not in her/his individual capacity, does hereby certify on behalf of each Loan Party as of the date hereof that:
1.    For purposes of this Certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the applicable Loan Party would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the applicable Loan Party are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.
(c)    “Stated Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the applicable Loan Party as of the date hereof after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions, determined in accordance with GAAP consistently applied.

Exhibit D
US-DOCS\135774725.7

(d)    “Identified Contingent Liabilities”
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent or unliquidated liabilities of the applicable Loan Party after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of such Loan Party.
(e)    “will be able to pay its or their Stated Liabilities and Identified Contingent
Liabilities as they mature or otherwise become payable”
For the period from the date hereof through each of (i) the Revolving Termination Date, (ii) the Term Loan Maturity Date and (iii) the Letter of Credit Maturity Date (and after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions), the applicable Loan Party will have sufficient assets and cash flow to pay its Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or otherwise become due and payable.
(f)    “does not have Unreasonably Small Capital”
For the period from the date hereof through each of (i) the Revolving Termination
Date, (ii) the Term Loan Maturity Date and (iii) the Letter of Credit Maturity Date, the applicable Loan Party, after giving effect to the Loans made by the Lenders on the Funding Date and the consummation of the Transactions and all Indebtedness (including Indebtedness incurred under the Credit Agreement) being incurred or assumed and Liens created by the Loan Parties in connection therewith, is a going concern and has sufficient capital to conduct any business in which it is or is about to become engaged and to remain a going concern.
2.    For purposes of this Certificate, the undersigned has, or officers of the Loan Parties under the direction and supervision of the undersigned have, performed the following procedures as of and for the periods set forth below.
(a)    Reviewed the financial statements referred to in Section 5.1(c) of the Credit
Agreement.
(b)    Made inquiries of certain officials of the Loan Parties who have responsibility for financial and accounting matters regarding (i) the existence and amount of Identified Contingent Liabilities associated with the business of the Loan Parties and (ii) whether the Pro Forma Financial Statements were prepared in conformity with GAAP applied on a basis consistent with that of Holdings’ audited financial statements as of [____________].
(c)    Reviewed, to the satisfaction of the undersigned, the Loan Documents and the respective Schedules and Exhibits thereto.
(d)    With respect to Identified Contingent Liabilities:

Exhibit D
US-DOCS\135774725.7

1.    inquired of certain officials of the Loan Parties who have responsibility for legal, financial and accounting matters as to the existence and estimated liability with respect to all contingent liabilities associated with the business of the Loan Parties; and
2.    confirmed with officers of the Loan Parties that, to the best of such officers’ knowledge, (i) all appropriate items were included in Stated Liabilities or Identified Contingent Liabilities and (ii) the amounts relating thereto were the maximum estimated amount of liabilities reasonably likely to result therefrom as of the date hereof.
(e)    Made inquiries of certain officers of the Loan Parties who have responsibility for financial reporting and accounting matters regarding whether they were aware of any events or conditions that, as of the date hereof, would cause any Loan Party, after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions, to (i) have assets with a Fair Value that is less than the sum of its Stated Liabilities and Identified Contingent Liabilities; (ii) have assets with a Present Fair Salable Value that is less than the amount that will be required to pay its Stated Liabilities and Identified Contingent Liabilities as they become absolute and matured; (iii) have Unreasonably Small Capital; or (iv) not be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.
(f)    Prepared the projections relating to the Loan Parties, which have been previously delivered to the Administrative Agent and the Lenders, based on good faith estimates and assumptions, and have re-examined such projections on the date hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein. After such review, the undersigned hereby certifies that in [his][her] opinion such projections are reasonable and attainable (it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results contained therein) and such projections support the conclusions contained in paragraph 3 below.
3.    Based on and subject to the foregoing, the undersigned [Chief Financial Officer][treasurer] of [Holdings and the Borrower] hereby certifies on behalf of each of the Loan Parties that, on and as of the date hereof and after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions, the initial borrowings on the Closing Date and the application of the proceeds thereof, it is my opinion that (i) the Fair Value of the assets of each such Loan Party exceed the aggregate amount of such Loan Party’s Stated Liabilities and Identified Contingent Liabilities; (ii) the Present Fair Salable Value of the assets of each such Loan Party will be greater than the amount that will be required to pay each such Loan Party’s Stated Liabilities and Identified Contingent Liabilities as they become absolute and matured; (iii) no such Loan Party has Unreasonably Small Capital; and (iv) each such Loan Party intends to and believes that it will be able to pay its Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.
4.    The Borrower does not intend, in receiving the Loans to be made on the Closing Date and consummating the Transactions and the other transactions contemplated by the Loan Documents, to delay, hinder, or defraud either present or future creditors.

Exhibit D
US-DOCS\135774725.7

US-DOCS\135774725.7

(Signature page follows)

Exhibit D

I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate as of the date first written above.

By:
Name:
as [Chief Financial Officer][treasurer] of: EBS ENTERPRISES LLC, a Delaware limited liability company

Exhibit D
US-DOCS\135774725.7

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
EBS ENTERPRISES LLC
This Assignment and Assumption Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letter of credit deposits, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.
1.    Assignor:    ________________________________
______________________________
2.    Assignee:    ______________________________
[for Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.    Borrower:    EBS ENTERPRISES LLC, a Delaware limited liability company
4.    Administrative Agent:    SILICON VALLEY BANK
5.    Credit Agreement:    Credit Agreement, dated as of November 7, 2022, among AIRSCULPT TECHNOLOGIES,         INC.,     a     Delaware     Corporation,         EBS INTERMEDIATE     PARENT     LLC,     a     Delaware     limited     liability company, EBS ENTERPRISES LLC, a Delaware limited liability

Exhibit E
US-DOCS\135774725.7

company, as the Borrower, the Lenders party thereto, and SILICON VALLEY BANK, as Administrative Agent
6.    Assigned Interest[s]:

Assignor	Assignee	Facility Assigned[1]	Aggregate Amount of Commitment / Loans for all Lenders[2]	Amount of Commitment / Loans Assigned[3]	Percentage Assigned of Commitment / Loans[4]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:    ______________]5
Assignment     Effective     Date:               _____________     ___,     20___     [TO     BE     INSERTED     BY     THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signature pages follow]

1    Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment
Agreement (e.g. “Revolving Facility”, “Term Facility”, etc.)
2    Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the
Assignment Effective Date.
3    Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the
Assignment Effective Date.
4    Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.
5     To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade
Date.

Exhibit E
US-DOCS\135774725.7

The terms set forth in this Assignment Agreement are hereby agreed to:
ASSIGNOR1
[NAME OF ASSIGNOR]

By:______________________________
Name:
Title:

ASSIGNEE2
[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

1     Add additional signature blocks as needed.
2     Add additional signature blocks as needed.

Exhibit E
US-DOCS\135774725.7

Consented to and Accepted:
SILICON VALLEY BANK, as Administrative Agent

By_________________________________
    Name:
Title:

By_________________________________
    Name:
Title:

[Consented to:]3
[NAME OF RELEVANT PARTY]

By_________________________________
    Name:
Title:

[NAME OF RELEVANT PARTY]

By_________________________________
    Name:
Title:

3    To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

Exhibit E
US-DOCS\135774725.7

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any of the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

Exhibit E
US-DOCS\135774725.7

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy (or other electronic method of transmission) shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Exhibit E
US-DOCS\135774725.7

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 7, 2022, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Silicon Valley Bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).
Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.
[Name of Lender]
By___________________________
Name:
Title:

Exhibit F-1
US-DOCS\135774725.7

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 7, 2022, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Silicon Valley Bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).
Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.
[Name of Participant]
By___________________________
Name:
Title:

Exhibit F-2
US-DOCS\135774725.7

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 7, 2022, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Silicon Valley Bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).
Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.
[Name of Participant]
By___________________________
Name:
Title:

Exhibit F-3
US-DOCS\135774725.7

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 7, 2022, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company, the Lenders party thereto and Silicon Valley Bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).
Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W- 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.
[Name of Lender]
By___________________________
Name:
Title:

Exhibit F-4
US-DOCS\135774725.7

EXHIBIT G

[RESERVED]

Exhibit G
US-DOCS\135774725.7     11-05-2022

EXHIBIT H-1

FORM OF REVOLVING LOAN NOTE
EBS ENTERPRISES LLC
THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$[__________]    Santa Clara, California
[insert date]
FOR VALUE RECEIVED, the undersigned, EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [insert name of applicable Lender] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [insert amount of applicable Lender’s Revolving Commitment] ($[_______]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.4 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The holder of this Revolving Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of SOFR Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.
This Note (a) is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of November 7, 2022, among the Borrower, Holdings, Intermediate Holdings, the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Exhibit H-1
US-DOCS\135774725.7

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EBS ENTERPRISES LLC

By:
Name:
Title:

Exhibit H-1
US-DOCS\135774725.7

Schedule A to Revolving Loan Note
LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to SOFR Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit H-1
US-DOCS\135774725.7     11-05-2022

Schedule B to Revolving Loan Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF SOFR LOANS

Date	Amount of SOFR Loans	Amount Converted to SOFR Loans	Interest Period and SOFR Rate with Respect Thereto	Amount of Principal of SOFR Loans Repaid	Amount of SOFR Loans Converted to ABR Loans	Unpaid Principal Balance of SOFR Loans	Notation Made By

Exhibit H-1
US-DOCS\135774725.7

EXHIBIT H-2

FORM OF SWINGLINE LOAN NOTE
EBS ENTERPRISES LLC
THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$[_________]    Santa Clara, California
[insert date]
FOR VALUE RECEIVED, the undersigned, EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to SILICON VALLEY BANK (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date, the principal amount of (a) [insert amount of Swingline Commitment] ($[_______]), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrower pursuant to Section 2.6 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The holder of this Swingline Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.
This Note (a) is the Swingline Loan Note referred to in the Credit Agreement, dated as of November 7, 2022, among the Borrower, Holdings, Intermediate Holdings, the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Exhibit H-2
US-DOCS\135774725.7

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EBS ENTERPRISES LLC

By:
Name:
Title:

Exhibit H-2
US-DOCS\135774725.7

Schedule A to Swingline Loan Note

LOANS AND REPAYMENTS

Date	Amount of Loans	Amount of Principal of ABR Loans Repaid	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit H-2
US-DOCS\135774725.7

EXHIBIT H-3

FORM OF TERM LOAN NOTE
EBS ENTERPRISES LLC
THIS TERM LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS TERM LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE TERM LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$[___________]    Santa Clara, California
[_____], 2022
FOR VALUE RECEIVED, the undersigned, EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [insert name of applicable Lender] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, the principal amount of (a) [insert amount of applicable Lender’s Term Commitment] ($[_______]), or, if less, (b) the aggregate unpaid principal amount of the Term Loans made by the Lender pursuant to the Credit Agreement referred to below. The principal amount hereof shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The holder of this Term Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of SOFR Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Term Loan.
This Note (a) is one of the Term Loan Notes referred to in the Credit Agreement, dated as of November 7, 2022, among the Borrower, Holdings, Intermediate Holdings, the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Exhibit H-3
US-DOCS\135774725.7

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EBS ENTERPRISES LLC

By:
Name:
Title:

Exhibit H-3
US-DOCS\135774725.7

Schedule A to Term Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to SOFR Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit H-3
US-DOCS\135774725.7

Schedule B to Term Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF SOFR LOANS

Date	Amount of SOFR Loans	Amount Converted to SOFR Loans	Interest Period and SOFR Rate with Respect Thereto	Amount of Principal of SOFR Loans Repaid	Amount of SOFR Loans Converted to ABR Loans	Unpaid Principal Balance of SOFR Loans	Notation Made By

Exhibit H-3
US-DOCS\135774725.7

EXHIBIT I

[Reserved]

Exhibit I
US-DOCS\135774725.7

EXHIBIT J

FORM OF COLLATERAL INFORMATION CERTIFICATE

COLLATERAL INFORMATION CERTIFICATE

EBS ENTERPRISES LLC

AS THE BORROWER

Dated as of November 7, 2022

US-DOCS\135774725.7

Exhibit J

COLLATERAL INFORMATION CERTIFICATE

To: Silicon Valley Bank, as Administrative Agent
THIS COLLATERAL INFORMATION CERTIFICATE is being delivered pursuant to Section 5.1 of that certain Credit Agreement, dated as of November 7, 2022, (the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the lenders party thereto (the “Lenders”), and SILICON VALLEY BANK, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).
Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement or the other Loan Documents referenced therein. Other terms which are used but not otherwise defined herein but which are defined in Article 8 or Article 9 of the UCC shall have the respective meanings set forth in such applicable Article of the UCC.
The undersigned, being the duly appointed Responsible Officer of the Borrower, hereby certifies on behalf of each Loan Party that:
NAMES:
1.    The exact legal name of the Borrower and each other Loan Party as it appears in its respective organizational papers, its respective jurisdiction of formation, its respective organizational identification number and its respective date of formation, is as follows:

Name of Loan Party	Jurisdiction of Formation	Organizational Identification No.	Date of Formation

2.    Set forth below is each other legal name that each Loan Party has had during the last five years, together with the date of the relevant change:

Loan Party	Prior Legal Name	Date of Name Change

3.    Within the past five years, the following Persons have been merged into a Loan Party or such Loan Party has acquired all or a material portion of the assets of such Person (provide names, dates and brief description of transaction):

Loan Party	Name of Party Merged with or Acquired	Date of Merger or Asset Acquisition	Description of Transaction

Exhibit J
US-DOCS\135774725.7

4.    The following is a list of all other names (including trade names or similar appellations) used by a or any of its divisions or other business units at any time during the past five years:

Loan Party	Other Names Used Within Last Five Years

5.    The following is a list of all the share or membership certificates evidencing equity interests (other than publicly traded equity interests) of each Loan Party, including the record owners, the certificate numbers, the certificate dates and the number of shares or percentage of membership interests represented by such certificates:

Loan Party	Certificate Number	Certificate Date	No. Shares or Ownership Percentage	Record Owner

6.    No stock, debt instruments, cash collateral or other property of any Loan Party has been pledged to any Person, except as follows:

Loan Party	Description of Liens

LOCATIONS:

7.    The chief executive office of each Loan Party is located at the addresses specified below:

Loan Party	Address of Chief Executive Office

8.    The following is a list of all locations not identified in Item 5, above, where each Loan Party maintains its books and records relating to the
Collateral:

Loan Party	Address where Books and Records are Maintained

Exhibit J
US-DOCS\135774725.7

9.    The following is a list of all locations where any of the Collateral comprising Goods, including Inventory, Equipment or Fixtures (other than motor vehicles and other mobile goods to the extent in transit from time to time), is located:

Loan Party	Locations

10.    The following is a list of all real property owned of record and beneficially by each Loan Party:

Loan Party	Description of Real Property

11.    The following is a list of all real property leased or subleased by or to each Loan Party, whether by way of a ground lease, a master lease, a standard site lease, license or otherwise (each a “Lease”) (include the name of each of the parties to each Lease as it appears on the Lease, and the address of the relevant premises under such Lease).

Loan Party	Parties to Lease	Address of Leased Premises	Description of Lease

12.    Each of the following firms provides insurance services for the Loan Parties.

Loan Party	Name of Insurance Provider

13.    Each Loan Party maintains the following insurance with respect to itself and its properties:

Loan Party	Insurance Provider	Policy Type and Number	Description of Coverage Amounts

INFORMATION ABOUT COLLATERAL: Material Contracts:

Exhibit J
US-DOCS\135774725.7

14.    The following is a list of all material licenses or sublicenses pursuant to which any third party licenses or sublicenses to a Loan Party the right to use any intellectual property rights, including any right to use any software or any patent, trademark or copyright exclusive or any mass market, non-customized licenses or sublicenses (collectively, the “Inbound Licenses”):

Loan Party	Licensor	Name and Date of License Agreement	Description of Licensed Intellectual Property Rights

15.    The following is a list of all material licenses or sublicenses pursuant to which each Loan Party licenses or sublicenses to any third party the right to use any intellectual property rights, including any right to use any software or any Patent, Trademark or Copyright (collectively, the “Outbound Licenses”):

Loan Party	Licensee	Name and Date of License Agreement	Description of Licensed Intellectual Property Rights

16.    The following is a list of (and the location of) all material equipment and other personal property leased or subleased by each Loan Party from any third party, whether leased individually or jointly with others (include the name of the lessor or sublessor as it appears on the lease or sublease, the title of the applicable lease or sublease as amended to date, including all schedules thereto, and a general description of leased equipment and other property, the address at which such equipment and other property is located (collectively, the “Personal Property Leases”)):

[NAME OF LOAN PARTY]

Lessor/Sublessor	Title of Lease/Sublease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

[NAME OF LOAN PARTY]

Lessor/Sublessor	Title of Lease/Sublease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

Exhibit J
US-DOCS\135774725.7

[NAME OF LOAN PARTY]

Lessor/Sublessor	Title of Lease/Sublease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

17.    The following is a list of all material contracts and agreements, including collective bargaining agreements, and employment agreements, to which each Loan Party is a party or in which it has an interest relating to material employees (collectively, the “Employee Contracts”):

Loan Party	Description of “Employee Contract”

18.    The following is a list of all other material contracts and agreements of any kind or nature (to the extent not otherwise previously listed in this Collateral Information Certificate) to which any Loan Party is a party or in which it has an interest (collectively, the “Other Material Contracts”):

Loan Party	Description of “Other Material Contract”

Government Licenses:

19.    The following is a list of all material federal, state and other governmental licenses or authorizations required or reasonably necessary to operate the each Loan Party’s business as currently conducted or as contemplated by such Loan Party to be operated immediately after the Closing Date (collectively, the “Governmental Licenses”):

Loan Party	Description of Governmental License/Authorization

Exhibit J
US-DOCS\135774725.7

Intellectual Property:

20.    The following is a list of domestic and foreign registered patents and patent applications owned, licensed or otherwise used by each Loan Party, whether individually or jointly with others:
Issued Patents of [NAME OF LOAN PARTY]

Jurisdiction	Patent No.	Issue Date	Inventor	Title

Pending Patent Applications of [NAME OF LOAN PARTY]

Jurisdiction	Serial No.	Filing Date	Inventor	Title

Issued Patents and Pending Patent Applications Licensed to [NAME OF LOAN PARTY]

[_____________________]
Issued Patents of [NAME OF LOAN PARTY]

Jurisdiction	Patent No.	Issue Date	Inventor	Title

Pending Patent Applications of [NAME OF LOAN PARTY]

Jurisdiction	Serial No.	Filing Date	Inventor	Title

Issued Patents and Pending Patent Applications Licensed to [NAME OF LOAN PARTY]

Exhibit J
US-DOCS\135774725.7

[_____________________]

21.    The following is a list of domestic and foreign registered trademarks, trademark registrations, service mark registrations, tradenames, or applications therefor (including any domain names to the extent any such domain name is not otherwise a trademark or application therefor), owned, licensed or otherwise used by each Loan Party, whether individually or jointly with others:
Registered Trademarks of [NAME OF LOAN PARTY]

Jurisdiction*	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

* - for any domain name, include internet protocol address and registrar of such domain name
Pending Trademark Applications of [NAME OF LOAN PARTY]

Jurisdiction	Application No.	Filing Date	Applicant	Mark

Registered Trademarks and Pending Trademark Applications Licensed to [NAME OF LOAN PARTY] [________________________]
Registered Trademarks of [NAME OF LOAN PARTY]

Jurisdiction	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

Pending Trademark Applications of [NAME OF LOAN PARTY]

Jurisdiction	Application No.	Filing Date	Applicant	Mark

Exhibit J
US-DOCS\135774725.7

Registered Trademarks and Pending Trademark Applications Licensed to [NAME OF LOAN PARTY] [________________________]

22.    The following is a list of domestic and foreign copyrights, copyright works, copyright registrations and applications therefor, owned. licensed or used by each Loan Party, whether individually or jointly with others:
Registered Copyrights of [NAME OF LOAN PARTY]

Jurisdiction	Registration No.	Registration Date	Work of Authorship

Pending Copyright Applications of [NAME OF LOAN PARTY]

Jurisdiction	Application No.	Application Date	Work of Authorship

Registered Copyrights and Pending Copyright Applications Licensed to [NAME OF LOAN PARTY] [______________________]
Registered Copyrights of [NAME OF LOAN PARTY]

Jurisdiction	Registration No.	Registration Date	Work of Authorship

Pending Copyright Applications of [NAME OF LOAN PARTY]

Jurisdiction	Application No.	Application Date	Work of Authorship

Exhibit J
US-DOCS\135774725.7

Registered Copyrights and Pending Copyright Applications Licensed to [NAME OF LOAN PARTY] [______________________]
Investment Property, Deposits, and Payment Transmitter Accounts:

23.    The Loan Parties hold notes payable from the following Persons:

Loan Party	Date of Note	Maturity Date of Note	Principal Amount of Note	Name of Note Obligor	Are Note Obligations Secured (Y or N)

24.    The Loan Parties maintain the following deposit accounts (including demand, time, savings, passbook or similar accounts) with depositary banks:

Loan Party	Type of Account (i.e. Payroll, Operations, Cash Management, etc.)	Name of Depository Bank	Account No.	Is Account Currently Blocked or Restricted (Y/N)

25.    The Loan Parties hold, deposit, or transmit funds through or with the following payment transmitters or services (including, but not limited to,
PayPal, Stripe, Square, Dwolla, Bitcoin, or similar services):

Loan Party	Type of Account	Name of Payment Transmitter/Service	Account ID/Name	Average Monthly Balance in Account

26.    The Loan Parties beneficially own “investment property” in the following securities accounts held with securities intermediaries:

Loan Party	Name of Securities Intermediary	Account No.	Description of Investment Property	Is Account Currently Blocked or Restricted (Y/N)

Exhibit J
US-DOCS\135774725.7

27.    The Loan Parties beneficially own the following stocks, bonds, investment securities, partnership and joint venture investments and other investments:
Limited Liability Company Interests

Loan Party	Issuer of Interests	Number of Units Owned	Dates Units Issued	Percentage Ownership Interest

Partnership Interests

Loan Party	Issuer of Interests	Number of Units Owned	Date Units Issued	Percentage Ownership Interest	Type of Partnership Interest (GP/LP)

Corporate Stock/Shares

Loan Party	Issuer of Stock/Shares	Number of Shares Owned	Certificate Dates	Percentage Ownership Interest	Class of Stock/Shares Owned

Other Assets
28.    The Loan Parties own the following types of assets:

Loan Party	Aircraft (Y/N)	Motor Vehicles (Y/N)	Vessels, Boats, Ships (Y/N)	Franchise Agreements (Y/N)	Commercial Tort Claims (Y/N)

29.    The Borrower’s assets are encumbered by liens of third parties as follows:
[NAME OF LOAN PARTY]
Name of Lienholder    Method of Lien Perfection (i.e.     UCC Filing     UCC Filing Date and     Description of Collateral     Description of Obligations Secured

Exhibit J
US-DOCS\135774725.7

UCC Filing, Control, Possession, etc.)	Jurisdiction	No.	Covered by Lien	by Lien

[NAME OF LOAN PARTY]

Name of Lienholder	Method of Lien Perfection (i.e. UCC Filing, Control, Possession, etc.)	UCC Filing Jurisdiction	UCC Filing Date and No.	Description of Collateral Covered by Lien	Description of Obligations Secured by Lien

[NAME OF LOAN PARTY]

Name of Lienholder	Method of Lien Perfection (i.e. UCC Filing, Control, Possession, etc.)	UCC Filing Jurisdiction	UCC Filing Date and No.	Description of Collateral Covered by Lien	Description of Obligations Secured by Lien

30.    The following is a list of all letters of credit as to which any Loan Party is the beneficiary or otherwise has any right to payment or performance:

Loan Party Beneficiary	Name of Issuer	Name of Account Party	Letter of Credit No. and Amount	Standby or Commercial Letter of Credit?

INFORMATION ABOUT THE LOAN PARTIES:
31.    Each Loan Party is qualified to do business in the following jurisdictions as of the Closing Date:

Loan Party	Jurisdictions in which Qualified to do Business

32.    Each Loan Party has the following subsidiaries:
[NAME OF LOAN PARTY]

Exhibit J
US-DOCS\135774725.7

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

[NAME OF LOAN PARTY]

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

[NAME OF LOAN PARTY]

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

33.    List all formation documents and material equity holders agreements pertaining to each Loan Party or to any Loan Party is a party, including operating agreements, partnership agreements, bylaws, certificates of formation, certificates or articles of organization, certificates or articles of incorporation, shareholder or other equityholders agreements, trust or voting rights agreements, registration rights agreements, warrants and warrant purchase agreements, convertible debt documents and options and other equity incentive plans. The undersigned certifies that each such agreement is in full force and effect, and has not been modified, amended, supplemented or restated except as listed.

Loan Party	Description of Document/Agreement

34.    The following is a complete list of pending and threatened litigation or claims involving amounts claimed against any Loan Party in an indefinite amount or in an amount in excess of $50,000:

Loan Party	Description of Pending or Threatened Litigation

35.    Each Loan Party has directly or indirectly guaranteed the following obligations of third parties:
[NAME OF LOAN PARTY]

Exhibit J
US-DOCS\135774725.7

Name of Principal Obligor	Description of Guaranteed Obligations	Maximum Amount of Guaranteed Obligations	Term of Guaranty

[NAME OF LOAN PARTY]

Name of Principal Obligor	Description of Guaranteed Obligations	Maximum Amount of Guaranteed Obligations	Term of Guaranty

The Borrower undertakes to notify the Administrative Agent of any change or modification to any of the foregoing information occurring prior to the Closing Date.
The undersigned hereby certifies the foregoing information to be true and correct in all material respects and executes this Collateral Information Certificate as of the date first written above on behalf of the Borrower and each other Loan Party.

EBS ENTERPRISES LLC

By: Name: Title:

Exhibit J
US-DOCS\135774725.7

US-DOCS\135774725.7

SCHEDULES TO THE COLLATERAL INFORMATION CERTIFICATE

(Please see attached schedules)

Exhibit J

EXHIBIT K
FORM OF NOTICE OF BORROWING
EBS ENTERPRISES LLC
Date: ______________
TO:    SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Department
RE:    Credit Agreement, dated as of November 7, 2022, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Silicon Valley Bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.
Ladies and Gentlemen:
The undersigned refers to the Credit Agreement and hereby gives you irrevocable notice, pursuant to Section [2.2] [2.5] [2.7(a)] of the Credit Agreement, of the borrowing of a [Term Loan][Revolving Loan][Swingline Loan].
1.    The requested Borrowing Date, which shall be a Business Day, is _______________.
2.    The aggregate amount of the requested Loan is $_____________.
3.    The requested Loan shall consist of $___________ of ABR Loans and $______ of SOFR
Loans.
4.    The duration of the Interest Period for the SOFR Loans included in the requested Loan shall be __________ [one][three][six] months.
5.    [Insert instructions for remittance of the proceeds of the applicable Loans to be borrowed] 6.    The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
(a)    each representation and warranty of each Loan Party contained in or pursuant to any Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; [and]
(b)    no Default or Event of Default exists or will occur after giving effect to the extensions of credit requested herein [; and]
Exhibit K
US-DOCS\135774725.7

[(c)    after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 of the Credit Agreement will be satisfied.]
[Signature page follows]

Exhibit K
US-DOCS\135774725.7

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

EBS ENTERPRISES LLC

By: Name: Title:

For internal Bank use only

SOFR Pricing Date	SOFR Rate	SOFR Variance	Maturity Date
____%

Exhibit K
US-DOCS\135774725.7

EXHIBIT L
FORM OF NOTICE OF CONVERSION/CONTINUATION
EBS ENTERPRISES LLC
Date:
TO:    SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention:
RE:    Credit Agreement, dated as of November 7, 2022, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Silicon Valley Bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.
Ladies and Gentlemen:
The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her
individual capacity, refers to the Credit Agreement and hereby gives you irrevocable notice pursuant to Section [2.13(a)] [2.13(b)] of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:
1.    The date of the [conversion] [continuation] is _________________.
2.    The     aggregate     amount     of     the     proposed     Loans     to     be     [converted]     [continued]
is $ _________________.
3.    The Loans are to be [converted into] [continued as] [SOFR] [ABR] Loans.
4.    The duration of the Interest Period for the SOFR Loans included in the [conversion]
[continuation] shall be [one][three][six] months.
5.    The undersigned on behalf of the Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    each representation and warranty of each Loan Party contained in or pursuant to any Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
(b)    no Default or Event of Default exists or shall occur after giving effect to the [conversion] [continuation] requested to be made on such date.
Exhibit L
US-DOCS\135774725.7

US-DOCS\135774725.7

[Signature page follows]

Exhibit L

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.
EBS ENTERPRISES LLC

By: Name: Title:

For internal Bank use only

SOFR Pricing Date	SOFR Rate	SOFR Variance	Maturity Date
____%

Exhibit L
US-DOCS\135774725.7

EXHIBIT M
FORM OF FLOW OF FUNDS AGREEMENT

[_____], 2022
Silicon Valley Bank
[555 Mission Street, Suite 900
San Francisco, California 94105]
Attn: [___________]
Re:    Disbursements under the Credit Agreement
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of November 7, 2022, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AIRSCULPT TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), EBS INTERMEDIATE PARENT LLC, a Delaware limited liability company (“Intermediate Holdings”), EBS ENTERPRISES LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and SILICON VALLEY BANK, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.
WHEREAS, pursuant to the engagement letter and the fee letter, each dated as of September 21, 2022 (such letters, collectively referred to as the “Engagement Letter”), between the Administrative Agent and Holdings, Holdings has agreed (a) to pay to the Administrative Agent on the Closing Date the first annual administration fee in immediately available funds and in an amount equal to $50,000 (the “Annual Fee”), (b) to pay to the Administrative Agent on the Closing Date an arrangement fee in immediately available funds and in an amount equal to 0.20% of the maximum principal amount available under the Facilities (the “Arrangement Fee”), (c) to pay to the Administrative Agent, for the account of each Lender (including Silicon Valley Bank), on the Closing Date an upfront fee in immediately available funds and in an amount equal to 0.50% of such Lender’s final allocated commitment amount under the Revolving Facility and 0.50% of such Lender’s aggregate principal amount of commitments under the Term Facility on the Closing Date (collectively, the “Upfront Fee”), and (d) to reimburse the Administrative Agent for its reasonable fees, charges, and expenses related to the preparation, processing, negotiation and documentation of the Credit Agreement (including, without limitation, those incurred in connection with due diligence, legal services, collateral audits, and UCC/tax searches and filings) and the funding of the Loans to be made thereunder on the Closing Date. All of such fees, charges and expenses are referred to herein, collectively, as “Out-of-Pocket Expenses”).
NOW THEREFORE, in consideration of the foregoing, the Borrower acknowledges and agrees for the benefit of the Administrative Agent as follows:
1.    On the Closing Date, the Borrower irrevocably authorizes and directs the Administrative Agent to deduct the Annual Fee from the Borrower’s account no. [___________] at Silicon Valley Bank.

Exhibit M
US-DOCS\135774725.7

2.    On the Closing Date, the Borrower irrevocably authorizes and directs the Administrative Agent to deduct the Arrangement Fee from the Borrower’s account no. [___________] at Silicon Valley Bank.
3.    On the Closing Date, the Borrower irrevocably authorizes and directs the Administrative Agent to deduct the Upfront Fee from the Borrower’s account no. [___________] at Silicon Valley Bank.
4.    On the Closing Date, the Borrower irrevocably authorizes and directs the Administrative Agent to deduct and/or pay $[________] in Out-of-Pocket Expenses incurred in connection with the transactions contemplated by the Credit Agreement, including fees and expenses of Latham & Watkins LLP incurred through the Closing Date, from the Borrower’s account no. [_________] at Silicon Valley Bank in accordance with the wire transfer or other payment instructions for such payees set forth on Schedule A.
[5.    On the Closing Date, the Borrower irrevocably authorizes and directs the Administrative Agent to deduct $[_______] from the Borrower’s account no. [__________] at Silicon Valley Bank to repay all of the outstanding indebtedness under that certain [_____________] by and between the Borrower and Silicon Valley Bank, dated as of [__________], as amended.]15
[6.    On the Closing Date, the Borrower irrevocably authorizes and directs the Administrative Agent to pay [the remaining][$[___________] of the] proceeds of the initial extensions of credit under the Credit Agreement[, together with $[__________] of funds as held in the Borrower’s account no. [___________] at Silicon Valley Bank, to the payees identified on Schedule B attached hereto in the amounts set forth for such payees on Schedule B and in accordance with the wire transfer or other payment instructions for such payees set forth on Schedule B.]16
7.    Notwithstanding anything to the contrary contained herein or in any of the Credit Agreement, the other Loan Documents or the Payoff Letter, (a) the Lenders shall not be required to provide any loans or other financial accommodations to any person except in accordance with the terms of the Credit Agreement and the other Loan Documents specified therein, (b) this Funds Flow Agreement shall not modify or waive any obligations of the Borrower under the Credit Agreement or any other Loan Document specified therein, and (c) unless otherwise specified herein, all references to currency and monetary values set forth herein shall mean U.S. Dollars ($) and all payments contemplated to be made hereunder shall be made in U.S. Dollars.
8.    The Borrower acknowledges and agrees that the portion of the proceeds of the initial extensions of credit under the Credit Agreement proposed to be transferred by the Administrative Agent to the Persons contemplated in Schedule B hereto has been calculated with reference to the information set forth in Schedule B hereto, that such transfers are proposed to be made by the Administrative Agent pursuant to the wire instructions set forth in Schedule B hereto, and that the Administrative Agent shall incur no liability to any Person in the event that the aggregate amount of the obligations outstanding under the Existing Credit Facility exceeds the payoff amount specified in the Payoff Letter, or in the event that any of the particular charges specified in the Payoff Letter proves at any time to have been incorrect or if

15 Use this bracketed paragraph where a portion of the proceeds of the initial extensions of credit are to be used to repay an existing facility Silicon Valley Bank has provided in favor of the Borrower.
16 Use this bracketed paragraph where a portion of the proceeds of the initial extensions of credit are to be wire transferred by the Administrative Agent to third parties (i.e., lenders under existing credit facilities of the Borrower which are being taken out, noteholders whose notes are being repaid on the Closing Date, etc.).

Exhibit M
US-DOCS\135774725.7

any of the payees contemplated by Schedule B fail to receive the portion of the payoff amount specified by the Payoff Letter as being owed to such payees due to any inaccuracies related to such wire instructions.
9.    Delivery of this letter by facsimile or electronic mail shall be equally effective as delivery of a manually executed letter.
10.    This letter shall be construed under and governed by the laws of the State of New York and shall constitute a Loan Document. The provisions of Section 10.14 of the Credit Agreement regarding submission to jurisdiction and the waiver of the right to jury trial shall by this reference be incorporated herein, mutatis mutandis, as if set forth herein in full.

(Signature page follows)

Exhibit M
US-DOCS\135774725.7

US-DOCS\135774725.7

Very truly yours,
EBS ENTERPRISES LLC

By:
Name:
Title:

Exhibit M

SCHEDULE A

Payee	Wire Transfer Instructions	Amount
Latham & Watkins LLP	Wire Instruction: [Financial Institution] [address] [address] Account# ABA routing# SWIFT# Reference:	$[_________]

Exhibit M
US-DOCS\135774725.7

SCHEDULE B

Payee	Wire Transfer Instructions	Amount

Exhibit M
US-DOCS\135774725.7